UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

NETMANAGE, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock par value $0.01 per share (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

9,677,918 shares of Common Stock and 1,546,693 options to purchase Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined upon the sum of (i) 9,677,918 shares of Common Stock multiplied by $7.20 per share; and (ii) options to purchase 1,527,646 shares of Common Stock multiplied by $2.49 (which is the difference between $7.20 and the weighted average exercise price of $4.71 per share). In accordance with Section 14(g) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, the filing fee was determined by multiplying 0.0000393 by the sum of the proceeding sentence.

(4)	Proposed maximum aggregate value of transaction:

$73,484,848.14

(5)	Total fee paid:

$2,887.95

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PROXY STATEMENT

NETMANAGE, INC.

20883 STEVENS CREEK BOULEVARD

CUPERTINO, CALIFORNIA 95014

May 19, 2008

Dear Stockholders:

We cordially invite you to attend the special meeting of stockholders of NetManage, Inc., a Delaware corporation (the “Company”), at the offices of the Company at 20883 Stevens Creek Boulevard, Cupertino, California 95014 on June 17, 2008, at 9:00 a.m., Pacific Daylight Time.

At the special meeting, we will ask you to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of April 30, 2008, among the Company, Micro Focus (US), Inc., a Delaware corporation (“Micro Focus”), and MF Merger Sub, Inc., a Delaware corporation (“Merger Sub”), which provides for the merger of Merger Sub with and into the Company and to approve this merger. If the Company’s stockholders adopt the merger agreement and the merger is completed, you will receive $7.20 in cash, without interest, for each share of Company common stock you own (unless you have properly exercised your appraisal rights with respect to the merger).

After careful consideration, the Company’s board of directors by unanimous vote has determined that the Agreement and Plan of Merger is advisable, fair to and in the best interests of the stockholders of the Company, that the Company enter into the Agreement and Plan of Merger and consummate the merger on the terms and conditions of the Agreement and Plan of Merger. The Company’s board of directors unanimously recommends that you vote “FOR” the adoption of the Agreement and Plan of Merger. In considering the recommendation of the Company’s board of directors with respect to the Agreement and Plan of Merger, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 28. Additionally, Zvi Alon and certain entities holding Company common stock that Zvi Alon beneficially owns (collectively representing approximately 14.0% of our outstanding common stock) have entered into a voting agreement with Micro Focus, pursuant to which they have agreed to vote in favor of the adoption of the Agreement and Plan of Merger.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please give this material your careful attention. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares you own. The merger can not be completed unless holders of a majority of the outstanding shares entitled to vote at the special meeting of stockholders vote for the approval and adoption of the Agreement and Plan of Merger and the approval of the merger. We would like you to attend the special meeting. However, whether or not you plan to attend the special meeting, it is important that your shares be represented. Accordingly, please sign, date and return the enclosed proxy card in the postage-paid envelope or submit your proxy by telephone or the Internet prior to the special meeting. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. Remember, failing to vote has the same effect as a vote against the approval and adoption of the Agreement and Plan of Merger and the approval of the merger.

Thank you for your continued support, and we look forward to seeing you on June 17, 2008.

Sincerely,

Zvi Alon

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

The proxy statement is dated May 19, 2008, and is first being mailed to stockholders on or about May 22, 2008.

NETMANAGE, INC.

20883 STEVENS CREEK BOULEVARD

CUPERTINO, CALIFORNIA 95014

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 17, 2008

May 19, 2008

Dear Stockholders:

A special meeting of the stockholders of NetManage, Inc., a Delaware corporation (the “Company”), will be held at the offices of the Company at 20883 Stevens Creek Boulevard, Cupertino, California 95014 on June 17, 2008, at 9:00 a.m. Pacific Daylight Time, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 30, 2008 among the Company, Micro Focus (US), Inc., a Delaware corporation (“Micro Focus”) and MF Merger Sub, Inc., a Delaware corporation (“Merger Sub”) (the “Merger Agreement”) and to approve the merger contemplated by the Merger Agreement. The Merger Agreement, a copy of which is attached as Annex A to the accompanying proxy statement, provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). Pursuant to the Merger Agreement, each share of Company common stock, other than those shares (i) held in the Company’s treasury stock or owned by Merger Sub immediately prior to the effective time of the merger or, (ii) held by stockholders who properly exercise their appraisal rights under Delaware law, if any, will be converted into the right to receive $7.20 in cash, without interest, and less any applicable withholding tax.

2.	To approve any adjournment or postponement of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Merger Agreement and to approve the Merger.

In accordance with the Company’s bylaws, the board of directors has fixed 5:00 p.m. Pacific Daylight Time on May 8, 2008 as the record date for the purposes of determining stockholders entitled to notice of and to vote at the special meeting and at any adjournment thereof. A list of our stockholders will be available at our principal executive offices at 20883 Stevens Creek Boulevard, Cupertino, California, 95014, during ordinary business hours for ten days prior to the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

The approval and adoption of the Merger Agreement and the approval of the Merger requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of the Company’s common stock. Whether or not you plan to attend the special meeting, we urge you to vote your shares by telephone, the Internet or by completing, signing, dating and returning the enclosed proxy card as promptly as possible prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval and adoption of the Merger Agreement and the approval of the Merger. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet and do not vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, it will have the same effect as a vote against the approval and adoption of the Merger Agreement and the approval of the Merger. Any stockholder attending the special meeting may vote in person, even if he or she has returned a proxy card; such vote by ballot will revoke any proxy previously submitted. However, if you hold your shares through a bank or broker or other custodian, you must provide a legal proxy issued from such custodian in order to vote your shares in person at the special meeting.

Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the special meeting. The special meeting will begin promptly at 9:00 a.m.

Stockholders who do not vote in favor of the approval and adoption of the Merger Agreement and the approval of the Merger will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written objection to the Merger to the Company before the vote is taken on this proposal and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

By Order of the Board of Directors

Omer Regev

Chief Financial Officer and Secretary

Cupertino, California

May 19, 2008

In this proxy statement, the terms “Company,” “NetManage,” “we,” “our,” “ours,” and “us” refer to NetManage, Inc., unless the context otherwise requires.

SUMMARY

This summary highlights selected information from the proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement and its annexes. The Agreement and Plan of Merger, dated as of April 30, 2008 by and among NetManage, Micro Focus (US), Inc., a Delaware corporation (“Micro Focus”), and MF Merger Sub, Inc., a Delaware corporation (“Merger Sub”) (the “Merger Agreement”), is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement because it is the legal document that governs the parties’ agreement pursuant to which the Company will be acquired by means of a merger of Merger Sub with and into the Company (the “Merger”). Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger (See “The Parties to the Merger” on page 19)	NetManage, Inc. was incorporated in 1990 as a California corporation and reincorporated in Delaware in 1993 in connection with our initial public offering. We operate through only one business segment. Please see Item 8, Financial statements and supplementary data, of our Annual Report on Form 10-K for the year ended December 31, 2007 for more details. We develop and market software and service solutions that are designed to enable our customers to access and leverage the investment they have in their corporate business applications, processes, and data. We provide a range of personal computer, browser-based and server-based software products and tools. These products allow our customers to access and leverage applications, business processes and data on IBM and IBM compatible mainframe computers, IBM mid-range computers such as the iSeries, (often referred to as host access), in packaged applications, middleware and databases such as SAP, Siebel, Oracle and PeopleSoft, amongst others, and on UNIX and Microsoft-based servers. We provide support, maintenance, and technical consultation services to our customers in association with the products we develop and market. We provide applications and management consultancy to our customers primarily in association with the server-based products we deliver that are designed to allow customers to develop and deploy new web-based applications and services.

Micro Focus is a wholly-owned subsidiary of Micro Focus International plc, which provides innovative software that helps companies to dramatically improve the business value of their enterprise applications. Micro Focus Enterprise Application Modernization software enables customers’ business applications to respond rapidly to market changes and embrace modern architectures with reduced cost and risk. Micro Focus has more than 30 years of expertise and more than 15,000 customers and one million licensed users. Its Application Modernization solutions enable its customers, which include more than 70 of the Fortune Global 100 companies, to continue to gain value from their investment in business applications. Micro Focus’ headquarters are located in Newbury, England. Micro Focus also has offices in the United States, Germany and Japan.

Merger Sub is a newly formed Delaware corporation and a wholly-owned subsidiary of Micro Focus, and was organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business except activities incidental to its organization and in connection with the transactions contemplated by the Merger Agreement.

The Merger (See “The Merger Agreement” on page 40)	The Merger Agreement provides that Merger Sub will be merged with and into the Company, and each outstanding share of the common stock, par value $0.01 per share, of the Company (“Company common stock”), other than (i) shares held in the treasury of the Company or owned by Merger Sub immediately prior to the Effective Time or (ii) shares held by stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal rights in accordance with Delaware law, if any, will be converted into the right to receive $7.20 in cash, without interest and less any applicable withholding tax (the “Merger Consideration”).

Effects of the Merger (See “The Merger Agreement—Effects of the Merger” on page 40)	If the Merger Agreement is adopted by our stockholders and the other conditions to closing are satisfied, Merger Sub will merge with and into the Company. The separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation. Upon completion of the Merger, our common stock, subject to certain exceptions, will be converted into the right to receive the Merger Consideration. Following completion of the Merger, the Company’s common stock will be delisted from the Nasdaq and no longer publicly traded. The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as its stockholder.

The Special Meeting of Stockholders (See “The Special Meeting of Stockholders” on page 20)	Place, Date and Time. The special meeting will be held at the offices of the Company at 20883 Stevens Creek Boulevard, Cupertino, California 95014 on June 17, 2008, at 9:00 a.m., Pacific Daylight Time.

Purpose. You will be asked to consider and vote upon the approval and adoption of the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, and the approval of the Merger (and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies).

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of Company common stock as of 5:00 p.m. Pacific Daylight Time on May 8, 2008, which time on that date is the record date for the special meeting. As of the record date there were 9,677,918 shares of Company common stock outstanding and entitled to vote, held by 872 holders of record. The presence in person or by proxy of a majority of the issued and outstanding shares of Company common stock at the special meeting constitutes a quorum for the purpose of considering the proposals.

Vote Required For Adoption of the Merger Agreement. The approval and adoption of the Merger Agreement and the approval of the Merger requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Company common stock. The failure to vote has the same effect as a vote “AGAINST” the approval and adoption of the Merger Agreement and the approval of the Merger.

Vote Required For Adjournment. If a quorum exists, holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting.

Who Can Vote at the Special Meeting. You may vote at the special meeting all of the shares of Company common stock you own of record as of the record date. You may vote any shares you hold of record in person at the special meeting, even if you have returned a proxy card, and your vote by ballot will revoke any proxy previously submitted. If you hold your shares through a bank or broker or other custodian, you must provide a legal proxy issued from such custodian in order to vote your shares in person at the special meeting.

Procedure for Voting. You may vote your shares by attending the special meeting and voting in person or you may submit a proxy by telephone, the Internet or by mailing the enclosed proxy card. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise Proxy Services, c/o Computershare Investor Services, P.O. Box

43102, Providence, Rhode Island 02940-5068 in writing, that you are revoking your proxy and deliver a new proxy dated after the date of the earlier proxy being revoked, or submit a later-dated proxy by telephone or the Internet at or before the special meeting, before your shares of Company common stock have been voted at the special meeting, or attend the special meeting and vote your shares in person. Merely attending the special meeting without voting will not constitute revocation of your earlier proxy.

If your shares are held in “street name” by your broker, please follow the directions provided by your broker in order to instruct your broker as to how to vote your shares. If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” the approval and adoption of the Merger Agreement and the approval of the Merger.

Determination of the Board of Directors (See “The Merger—Reasons for the Merger” on page 25)	The Company’s board of directors, by unanimous vote, recommends that you vote “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger. The board of directors (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, (iii) recommended that the stockholders of the Company vote in favor of the Merger and directed that such matter be submitted for consideration of the stockholders of the Company at the special meeting, and (iv) authorized the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement.

Interests of the Company’s Directors and Executive Officers in the Merger (See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” on page 28)	In considering the recommendation of the board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests include the treatment of shares and options held by the directors and officers, as well as indemnification and insurance arrangements with officers and directors and change in control severance benefits that may become payable to certain officers if the Merger is consummated. These interests, to the extent material, are described below under “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.” The board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

Voting Agreement (See “The Voting Agreement” on page 54)	In connection with the Merger, Zvi Alon, Alon Family Foundation, Alon Living Trust and Elyad, LLC entered into a voting agreement with Micro Focus and Merger Sub. According to the terms of the voting agreement, these stockholders agreed:

•	to vote or cause to be voted their shares of Company common stock in favor of the Merger and the adoption and approval of the Merger Agreement; and

•

to grant Micro Focus an irrevocable proxy to vote their shares of Micro Focus common stock for the approval and adoption by the Company’s stockholders of the Merger Agreement and the performance of transactions related to the Merger.

As of April 30, 2008, the shares beneficially owned by the Company’s stockholders who entered into the voting agreement and granted this irrevocable proxy represent approximately 14.0% of the outstanding shares of Company common stock entitled to vote on the approval and adoption of the Merger Agreement and the approval of the Merger.

All of the 1,353,380 shares of Company common stock that are subject to the voting agreement are beneficially owned by Zvi Alon, the Company’s Chairman of the Board, President and Chief Executive Officer.

Opinion of Our Financial Advisor (See “Opinion of Our Financial Advisor” on page 32)	On April 30, 2008, Oppenheimer & Co. Inc. (“Oppenheimer”) delivered its opinion to our board of directors that, as of April 30, 2008 and based upon and subject to the various assumptions, qualifications and limitations set forth in the written opinion, the merger consideration of $7.20 per share in cash to be received by the holders of the outstanding shares of Company common stock pursuant to the draft Agreement and Plan of Merger, dated April 28, 2008 (the “Draft Merger Agreement”) was fair, from a financial point of view, to such holders.

The full text of the written opinion of Oppenheimer, dated April 30, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Oppenheimer in rendering its opinion, is attached as Annex C to this proxy statement. Oppenheimer provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. Oppenheimer’s opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the Merger and does not address any other aspect of the Merger. A brief summary of the material analyses performed by Oppenheimer in connection with its opinion as well as other information pertinent to its opinion is set forth below under “Opinion of Our Financial Advisor.”

Financing (See “Financing” on page 31)	The Merger is not conditioned upon Micro Focus and Merger Sub obtaining financing. We estimate that the total amount of funds necessary to complete the Merger and related expenses will be approximately $74.1 million, which includes approximately $73.3 million to be paid to our stockholders and option holders.

Procedure for Receiving the Merger Consideration (See “The Merger Agreement—Exchange and Payment Procedures” on page 41)	Micro Focus will appoint a paying agent reasonably acceptable to us to coordinate the payment of the applicable portion of the aggregate Merger Consideration following the Merger. Promptly after the Effective Time, the paying agent will mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your Company common stock certificates in exchange for the applicable portion of the Merger Consideration. Please do not send in your share certificates now.

Material United States Federal Income Tax Consequences (See “Material United States Federal Income Tax Consequences” on page 38)	The Merger will be a taxable transaction to you. For United States federal income tax purposes, your receipt of cash in exchange for your shares of Company common stock generally will result in you recognizing gain or loss measured by the difference, if any, between the cash you receive in the Merger and your tax basis in your shares of Company common stock. You should consult your own tax advisor for a full understanding of the Merger’s tax consequences that are particular to you.

Conditions to the Merger (See “The Merger Agreement—Conditions to the Merger” on page 49)	Before we can complete the Merger, a number of conditions must be satisfied. These conditions include:

•	the Company’s stockholders shall have approved and adopted the Merger Agreement and approved the Merger;

•	all consents, approvals and authorizations necessary for the Company to consummate the Merger shall have been obtained;

•	no action shall be pending that has a reasonable likelihood of success challenging the Merger Agreement or the Merger or seeking to delay or otherwise impede the consummation of the Merger;

•	the expiration or termination of any applicable waiting period under any applicable antitrust laws;

•	no governmental authority having enacted any law or order making the Merger illegal or otherwise prohibiting the consummation of the Merger;

•	the performance, in all material respects, by all parties to the Merger Agreement of their respective agreements and covenants in the Merger Agreement;

•

certain of the representations and warranties of the Company, Micro Focus and Merger Sub in the Merger Agreement being true and correct, and the balance of the representations and warranties of the Company, Micro Focus and Merger Sub being true and correct subject to certain “Material Adverse Effect” qualifications (as defined below under “The Merger Agreement—Representations and Warranties”);

•	the holders of a less than 10% of the Company’s outstanding shares of Common Stock shall have elected to exercise their dissenters rights under Delaware law;

•	the Company’s expenses associated with the Merger not exceeding $740,000;

•	the Company shall not have indebtedness to third parties in excess of $500,000, excluding accounts payable, trade payables and capital lease obligation; and

•	the Company shall have provided satisfactory evidence to Micro Focus that it has cash and cash equivalents of not less than $25.0 million.

The Company’s board of directors is not aware of any condition to the Merger that cannot be satisfied. Under Delaware law, after the Merger Agreement has been approved and adopted by our stockholders, the Merger Consideration cannot be changed and the Merger Agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

Litigation Related to the Merger (See “The Merger—Litigation Related to the Merger” on page 30)	On May 9, 2008, a purported stockholder class action lawsuit related to the Merger was filed in the Superior Court of Santa Clara County, California, naming us, Micro Focus, Merger Sub, and each of the Company’s directors as defendants. This lawsuit alleges, among other things, that our directors violated their fiduciary duties to our stockholders in approving the Merger. This lawsuit seeks class action status and injunctive and other equitable relief against completion of the Merger. The Company believes that this lawsuit is without merit and intends to vigorously defend the action.

Solicitation of Alternative Proposals (See “The Merger Agreement—Solicitation of Alternative Proposals” on page 46)	We have agreed not to:

•

solicit, accept or initiate, encourage or facilitate, directly or indirectly, any inquiries proposals or offers with respect to a Competing Transaction (as defined below under “The Merger Agreement—Solicitation of Alternative Proposals” (including by way of furnishing information); or

•

participate in any negotiations regarding, or furnish to any person any information in connection with, any Competing Transaction or take any action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to any Competing Transaction.

Notwithstanding these restrictions, at any time prior to the approval of the Merger Agreement by our stockholders, if the Company receives a written proposal or offer for a Competing Transaction that our board of directors determines in good faith by majority vote, after consultation with the Company’s outside legal counsel and financial advisors, constitutes a Superior Competing Transaction (as defined below under “The Merger Agreement—Solicitation of Alternative Proposals”), the Company may prior to obtaining shareholder approval of the Merger Agreement and the Merger, subject to certain conditions:

•	furnish information to the third party making the Superior Competing Transaction; and

•	engage in discussions or negotiations with the third party with respect to the Superior Competing Transaction.

In addition, the Company’s board of directors may, if it determines in good faith, after consultation with the Company’s outside counsel, that the failure to take such action would reasonably be expected to be a breach of the board of directors fiduciary duties under applicable law and provided the Company is not and would not as a result be in breach of the Merger Agreement, (i) withdraw, modify or change its approval and recommendation of the Merger Agreement and the Merger, (ii) approve or recommend to the Company’s stockholders a Superior Competing Transaction, or (iii) terminate the Merger Agreement and/or (iv) make a public announcement of the board’s intention to do any or all of the foregoing; provided that in any such event the Company shall timely pay any amounts it owes to Micro Focus as a result of such termination pursuant to the Merger Agreement.

Termination (See “The Merger Agreement—Termination” on page 51)	The Company and Micro Focus may agree to terminate the Merger Agreement without completing the Merger at any time. The Merger Agreement may also be terminated in certain other circumstances, including (in each case subject to certain limitations and exceptions):

•	by Micro Focus or the Company, if:

•

the Company’s stockholders do not adopt the Merger Agreement at the special meeting or any postponement or adjournment thereof by the earlier of the special meeting or a date that is five days prior to the Termination Date (as defined below under “The Merger Agreement—Termination”);

•	any law restrains, enjoins or prohibits the Merger; or

•	the closing of the Merger has not occurred on or before September 8, 2008 (the “Termination Date”);

•

by Micro Focus, if the board of directors changes, qualifies, withdraws or modifies in a manner adverse to Micro Focus, its recommendation that the Company’s stockholders approve and adopt the Merger Agreement;

•

by Micro Focus, if there is a breach of representation, warranty, covenant or other agreement of the Company in the Merger Agreement that would prevent the Company from satisfying its closing conditions and such breach is not cured or is incapable of being cured within 30 days following delivery of written notice by Micro Focus to the Company;

•	by Micro Focus, if the Company has approved or recommended a Competing Transaction;

•	by Micro Focus, if the Company materially breaches its nonsolicitation obligations;

•

by the Company, if, prior to the adoption of the Merger Agreement by the stockholders of the Company, the Company’s board of directors has concluded in good faith, after consultation with outside legal and financial advisors, that a Competing Transaction is a Superior Competing Transaction (after giving effect to any adjustments to the terms of the Merger Agreement offered by Micro Focus) and the Company enters into a definitive agreement providing for the consummation of such Superior Competing Transaction;

•	by the Company, if there is a breach of a representation, warranty, covenant or other agreement by Micro Focus in the Merger

Agreement that would prevent Micro Focus and/or Merger Sub from satisfying its closing conditions and such breach is not cured or is incapable of being cured within 30 days following delivery of written notice by the Company to Micro Focus;

•

by the Company, at any time prior to the approval of the Merger Agreement by the Company’s stockholders, if the Company’s board of directors withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger and there exists a Superior Competing Transaction, and the Company concurrently enters into a definitive agreement for the consummation of such transaction; or

•	by the Company, if Micro Focus and Merger Sub fail to consummate the Merger after the Company has satisfied the conditions to closing applicable to the Company.

The Company may be obligated to pay Micro Focus a termination fee of $2.0 million under the following circumstances:

•

the Company and/or its shareholders enter into a definitive agreement for or competes a Competing Transaction within 12 months of terminating the Merger Agreement as a result of a failure of the company’s stockholders to adopt the Merger Agreement at the special meeting or any postponement or adjournment thereof by the earlier of the special meeting date or the date that is five days prior to the Termination Date;

•

the Company and/or its shareholders enter into a definitive agreement for or completes a Competing Transaction within 12 months of terminating the Merger Agreement because the Merger has not occurred on or before the Termination Date;

•

Micro Focus terminates the Merger Agreement because the Company’s board of directors has withdrawn, modified or changed its recommendation of the Merger Agreement or the Merger in a manner adverse to Micro Focus or Merger Sub, the Company shall have approved or recommended a Competing Transaction, or the Company shall have materially breached its non-solicitation obligations; or

•

the Company terminates the Merger Agreement because, prior to the adoption of the Merger Agreement by the stockholders of the Company, the board of directors has concluded in good faith, after consultation with outside legal and financial advisors, that a Competing Transaction is a

Superior Competing Transaction (after giving effect to any adjustments to the terms of the Merger Agreement offered by Micro Focus) and the Company enters into a definitive agreement providing for the consummation of such Superior Competing Transaction.

Micro Focus may be obligated to pay the Company a termination fee of $2.0 million in the following circumstances:

•

the Company terminates the Agreement because there is a breach of a representation, warranty, covenant or other agreement by Micro Focus or Merger Sub that would prevent Micro Focus and/or Merger Sub from satisfying its closing conditions and such breach is not cured or incapable of being cured within 30 days following delivery of written notice by the Company to Micro Focus; and

•	the Company terminates the Agreement because Micro Focus and Merger Sub fail to consummate the Merger after the Company has satisfied the conditions to closing applicable to the Closing.

Termination Fees (See “The Merger Agreement—Termination Fees” on page 52)	The Company will be obligated to reimburse Micro Focus for its expenses, up to $2.0 million, incurred in connection with the Merger Agreement and the Merger in the following circumstances:

•	the Company terminates the Merger Agreement as a result of the failure of the stockholders to adopt the Merger Agreement and approve the Merger; or

•

Micro Focus terminates the Agreement because there is a breach of a representation, warranty, covenant or other agreement by the Company Sub that would prevent the Company from satisfying its closing conditions and such breach is not cured or is incapable of being cured within 30 days following delivery of written notice by Micro Focus to the Company.

Company’s Stock Price (See “Market Prices of the Company’s Common Stock and Dividend Data” on page 56)	The Company common stock is listed on Nasdaq Global Market (“Nasdaq”) under the trading symbol “NETM.” On April 30, 2008, which was the last trading day immediately prior to the date on which we announced the approval of the Merger Agreement by our board of directors, the Company common stock closed at $4.15 per share, and the average closing stock price of the Company common stock during the 30 trading days ended April 30, 2008 was $4.18 per share. On May 16, 2008, which was the last trading day before this proxy statement was printed, the Company common stock closed at $6.96 per share.

Shares Held by Directors and Executive Officers (See “Security Ownership By Certain Beneficial Owners and Management and Related Stockholders” on page 57)	As of the record date for the special meeting, the directors and executive officers of the Company beneficially owned approximately 21.18% of the shares of Company common stock entitled to vote at the special meeting.

Dissenters’ Rights of Appraisal (See “Dissenters’ Rights of Appraisal” on page 59)	The Delaware General Corporation Law (“DGCL”) provides you with appraisal rights in connection with the Merger. This means that if you are not satisfied with the amount you are receiving in the Merger, you are entitled to have the fair value of your shares determined by a Delaware court and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the Merger. To exercise your appraisal rights, you must deliver a written objection to the Merger before the Merger Agreement is voted on at the special meeting and you must not vote in favor of the approval and adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

QUESTIONS

If you have additional questions about the Merger or other matters discussed in this proxy statement after reading this proxy statement, please contact our proxy solicitor, Morrow & Co., LLC, at:

470 West Avenue

Stamford, Connecticut 06902

(203) 658-9400

Stockholders Call Toll-Free: 1-800-607-0088

Banks and Brokers Call: 1-800-662-5200

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed Merger. These questions and answers may not address all questions that may be important to you as a stockholder of NetManage, Inc. To fully understand the Merger, please refer to the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Micro Focus pursuant to the Merger Agreement. If the Merger Agreement is adopted by the Company’s stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company (the “surviving corporation”). Pursuant to the Merger Agreement, the Company will be the surviving corporation in the Merger and will become wholly-owned by Micro Focus, and shares of Company common stock will not be publicly traded after the Merger.

Q:	What will I receive for my shares of Company common stock in the Merger?

A:	Upon completion of the Merger, you will receive $7.20 in cash, without interest and less any applicable withholding tax, for each share of Company common stock that you own. For example, if you own 100 shares of Company common stock, you will receive $720.00 in cash in exchange for your shares of Company common stock (assuming no withholding tax). The total amount paid per share of Company common stock is referred to in this proxy statement as the “Merger Consideration.”

Q:	How will options to purchase Company common stock be treated in the Merger?

A:	Each outstanding option to purchase Company common stock (a “Company Stock Option”) that remains outstanding and unexercised as of the Effective Time, whether vested or unvested, will automatically become fully vested and convert into the right to receive a cash payment, without interest and less any applicable withholding tax, equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option and (ii) the number of shares of Company common stock issuable upon exercise of such Company Stock Option. As of the Effective Time, Company Stock Options will no longer be outstanding and will automatically cease to exist, and the holders thereof will no longer have any rights with respect to the Company Stock Options, except the right to receive the cash payment, if any, described in the preceding sentence.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at the offices of the Company at 20883 Stevens Creek Boulevard, Cupertino, California 95014 on June 17, 2008, at 9:00 a.m., Pacific Daylight Time.

Q:	Are all Company stockholders as of the record date entitled to vote at the special meeting?

A:	Yes. All stockholders who owned Company common stock at 5:00 p.m. Pacific Daylight Time on May 8, 2008, will be entitled to receive notice of the special meeting and to vote the shares of Company common stock that they hold on that date at the special meeting, or any adjournments of the special meeting.

Q:	Which of my shares may I vote?

A:	All shares owned by you as of the close of business on the record date may be voted by you. These shares include shares that are: (i) held directly in your name as the stockholder of record, or (ii) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each of your shares is entitled to one vote at the special meeting.

Q:	How many shares are entitled to vote at the special meeting?

A:	Each share of our common stock outstanding on the record date is entitled to one vote on the proposal to approve and adopt the Merger Agreement and to approve the Merger. On the record date, there were 9,677,918 shares of our common stock outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with the transfer agent, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name.

Q:	How can I vote my shares in person at the special meeting?

A:	Shares held directly in your name as the stockholder of record may be voted by you in person at the special meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the special meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the special meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the special meeting. Shares held in “street name” may be voted in person by you at the special meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, we urge you to sign and return the accompanying proxy card whether or not you plan to attend the special meeting.

Registration and seating will begin at 9:00 a.m. Pacific Daylight Time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in street name will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the special meeting.

Q:	How can I vote my shares without attending the special meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, when you vote via the Internet, by telephone or when you return your proxy card or voting instructions accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the approval and adoption of the Merger Agreement and the approval of the Merger.

Q:	How are votes counted?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposals to be voted on at the special meeting. Abstentions will count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal. If you abstain, it has the same effect as if you vote “AGAINST” the approval and adoption of the Merger Agreement and approval of the Merger.

Q:	What vote of the Company’s stockholders is required to approve and adopt the Merger Agreement and to approve the Merger?

A:	For us to complete the Merger, stockholders holding a majority of the outstanding shares of Company common stock at 5:00 p.m. Pacific Daylight Time on May 8, 2008, on the record date must vote “FOR” the adoption of the Merger Agreement, with each share having a single vote for these purposes. Accordingly, failure to vote or an abstention will have the same effect as a vote “AGAINST” approval and adoption of the Merger Agreement and approval of the Merger. Zvi Alon and certain entities holding Company common stock that Zvi Alon beneficially owns (collectively representing approximately 14.0% of our outstanding common stock) have entered into a voting agreement with Micro Focus, pursuant to which they have agreed to vote in favor of the adoption of the Merger Agreement.

Q:	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A:	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of stockholder holding a majority of the outstanding shares of Company common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of Company common stock is necessary to constitute a quorum at the special meeting. Only votes cast “FOR” a matter constitute affirmative votes. Abstentions are counted for quorum purposes, but since they are not votes cast “FOR” a particular matter, they will have the same effect as a vote “AGAINST” a particular matter.

Q:	How does our board of directors recommend that our stockholders vote?

A:	After careful consideration, the board of directors by unanimous vote, recommends that you vote:

•

“FOR” the approval and adoption of the Merger Agreement and the approval of the Merger. You should read “The Merger—Reasons for the Merger” beginning on page 25 of this proxy statement for a discussion of the factors that our board of directors considered in deciding to recommend the approval and adoption of the Merger Agreement and the approval of the Merger; and

•

“FOR” the approval of any adjournment or postponement of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Merger Agreement and to approve the Merger.

In considering the recommendation of the board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 28.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A:	Yes. As a holder of Company common stock you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions, which are described in this proxy statement under the caption “Dissenters’ Rights of Appraisal” beginning on page 59.

Q:	What effects will the proposed Merger have on the Company?

A:	If the Merger Agreement is approved and adopted and the Merger is approved by our stockholders and the other conditions to closing are satisfied, Merger Sub will merge with and into the Company. The separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation, wholly-owned by Micro Focus. Upon completion of the Merger, your shares of Company common stock will be converted into the right to receive the Merger Consideration, unless you have properly exercised your appraisal rights. The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as its stockholder. You will no longer have any interest in the Company’s future earnings or growth. Following consummation of the Merger, the registration of the Company common stock and the Company’s reporting obligations with respect to the Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the Merger, shares of Company common stock will no longer be listed on any stock exchange or quotation system, including Nasdaq.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of Company common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed by the end of June 2008, assuming satisfaction or waiver of all of the conditions to the Merger. However, because the Merger is subject to certain conditions, including adoption of the Merger Agreement by our stockholders (as defined below under “The Merger Agreement—Effective Time”), the exact timing of the completion of the Merger and the likelihood of the consummation thereof cannot be predicted. If any of the conditions in the Merger Agreement are not satisfied, including the conditions described below under “The Merger Agreement—Conditions to the Merger” beginning on page 49 of this proxy statement, the Merger Agreement may terminate as a result.

Q:	What happens if the Merger is not consummated?

A:	If the Merger Agreement is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain an independent public company and shares of Company common stock will continue to be listed and traded on Nasdaq. Under specified circumstances, the Company may be required to pay Micro Focus a termination fee or reimburse Micro Focus for the out-of-pocket expenses, and under certain circumstances Micro Focus may be required to pay the Company a termination fee, in each case as described under “The Merger Agreement—Termination Fees” beginning on page 52.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the information incorporated by reference, and to consider how the Merger affects you. If you are a stockholder as of the record date, then you can ensure that your shares are voted at the special meeting by completing, signing, dating and returning each proxy card in the postage-paid envelope provided or submitting your proxy by telephone or the Internet prior to the special meeting.

Q:	How do I revoke or change my vote?

A:	You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Company in writing or by submitting a later-dated new proxy by telephone, the Internet or by mail to Proxy Services, c/o Computershare Investor Services, P.O. Box 43102, Providence, Rhode Island 02940-5068. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one card. Please sign, date and return all of the proxy cards or vote instruction cards you receive (or submit your proxy by telephone or the Internet) to ensure that all of your shares are voted.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	Who will bear the cost of this solicitation?

A:	This solicitation is being made on behalf of the Company. Accordingly, the expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby as well as the fees, costs and expenses of a proxy solicitor will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefor. The Company will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

Q:	Will a proxy solicitor be used?

A:	Yes. The Company has engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting, and the Company has agreed to pay Morrow & Co., LLC a fee of approximately $10,000 plus customary costs and expenses for these services.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the applicable portion of the Merger Consideration. You should use the letter of transmittal to exchange stock certificates for the applicable portion of the Merger Consideration to which you are entitled as a result of the Merger. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger Agreement or the Merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Morrow & Co., LLC, toll-free at telephone: (800) 607-0088. If your broker holds your shares, you should also call your broker for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you to in this proxy statement, contain “forward looking” statements based on estimates and assumptions. Forward looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the Merger and other information relating to the Merger. There are “forward looking” statements throughout this proxy statement, including, among others, under the headings “Summary,” “Questions and Answers About the Special Meeting and the Merger,” “The Merger,” “Opinion of Our Financial Advisor,” and “Financing,” and in statements containing the words “believes,” “estimates,” “expects,” “anticipates,” “intends,” “contemplates,” “may,” “will,” “could,” “should,” or “would” or other similar expressions.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made, and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements included in this proxy statement or elsewhere.

In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the financial performance of the Company through the date of the completion of the Merger;

•	the satisfaction of the closing conditions set forth in the Merger Agreement, including the approval of the Company’s stockholders;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee or reimburse Micro Focus for up to $2 million of its expenses in connection with the Merger;

•	the outcome of pending and potential legal proceedings instituted against the Company and others in connection with the proposed Merger;

•	the failure of the Merger to close for any reason;

•	the effect of the announcement of the Merger on our customer relationships, operating results and business generally;

•	business uncertainty and contractual restrictions that may exist during the pendency of the Merger;

•	any significant delay in the expected completion of the Merger;

•	regulatory review, approvals and restrictions;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	diversion of management’s attention from ongoing business concerns;

•

and other risks set forth in our current filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find Additional Information” on page 61.

THE PARTIES TO THE MERGER

NetManage, Inc.

20833 Stevens Creek Blvd.

Cupertino, CA 95014

(408) 973-7171

NetManage, Inc. was incorporated in 1990 as a California corporation and reincorporated in Delaware in 1993 in connection with our initial public offering. We operate through only one business segment. Please see Item 8, Financial statements and supplementary data, of our Annual Report on Form 10-K for the year ended December 31, 2007 for more details. We develop and market software and service solutions that are designed to enable our customers to access and leverage the investment they have in their corporate business applications, processes, and data. We provide a range of personal computer, browser-based and server-based software products and tools. These products allow our customers to access and leverage applications, business processes and data on IBM and IBM compatible mainframe computers, IBM mid-range computers such as the iSeries, (often referred to as host access), in packaged applications, middleware and databases such as SAP, Siebel, Oracle and PeopleSoft, amongst others, and on UNIX and Microsoft-based servers. We provide support, maintenance, and technical consultation services to our customers in association with the products we develop and market. We provide applications and management consultancy to our customers primarily in association with the server-based products we deliver that are designed to allow customers to develop and deploy new web-based applications and services.

Micro Focus (US), Inc.

c/o Micro Focus International plc

The Lawn, 22-30 Old Bath Road

Newbury, Berkshire RG14 1QN, UK

+44-1635-32646

Micro Focus (US), Inc., a Delaware corporation (“Micro Focus”), is a wholly-owned subsidiary of Micro Focus International plc, which provides innovative software that helps companies to dramatically improve the business value of their enterprise applications. Micro Focus Enterprise Application Modernization software enables customers’ business applications to respond rapidly to market changes and embrace modern architectures with reduced cost and risk. Micro Focus has more than 30 years of expertise and more than 15,000 customers and one million licensed users. Its Application Modernization solutions enable its customers, which include more than 70 of the Fortune Global 100 companies, to continue to gain value from their investment in business applications. Micro Focus’s headquarters are located in Newbury, England. Micro Focus also has offices in the United States, Germany and Japan.

MF Merger Sub, Inc.

c/o Micro Focus International plc

The Lawn, 22-30 Old Bath Road

Newbury, Berkshire RG14 1QN, UK

+44-1635-32646

MF Merger Sub, Inc. (“Merger Sub”) is a newly formed Delaware corporation and a wholly-owned subsidiary of Micro Focus, and was organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business except activities incidental to its organization and in connection with the transactions contemplated by the Merger Agreement. Under the terms of the Merger Agreement, Merger Sub will merge with and into the Company. The Company will survive the Merger and Merger Sub will cease to exist.

THE SPECIAL MEETING OF STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at a special meeting to be held at the offices of the Company at 20883 Stevens Creek Boulevard, Cupertino, California 95014 on June 17, 2008, at 9:00 a.m., Pacific Daylight Time, or at any adjournment thereof. The purpose of the special meeting is to consider and vote on the proposal to approve and adopt the Merger Agreement and to approve the Merger (and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies). If the stockholders fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A.

Who Can Vote at the Special Meeting

In accordance with the Company’s bylaws, the board of directors has set 5:00 p.m. Pacific Daylight Time on May 8, 2008 as the record date. The holders of record of Company common stock as of the record date are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in someone else’s name (for example, a broker), you need to direct that person to vote those shares or obtain an authorization from them to vote the shares yourself at the special meeting. On the record date, there were 9,677,918 shares of Company common stock outstanding held by 872 holders of record.

Vote Required for Approval and Adoption of the Merger Agreement and Approval of Merger; Quorum

The approval and adoption of the Merger Agreement and the approval of the Merger requires the approval of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon, with each share having a single vote for these purposes. The failure to vote has the same effect as a vote “AGAINST” approval and adoption of the Merger Agreement and the approval of the Merger.

The holders of a majority of the outstanding shares of Company common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purposes of determining a quorum and for transacting all business, unless the holder is present solely to object to the special meeting. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies. If a new record date is set for an adjourned meeting, then a new quorum will have to be established.

Zvi Alon and certain entities holding Company common stock that Zvi Alon beneficially owns (collectively representing approximately 14.0% of our outstanding common stock) have entered into a voting agreement with Micro Focus, pursuant to which they have agreed to vote in favor of the approval and adoption of the Merger Agreement and approval of the Merger.

Voting and Revocation of Proxies

This proxy statement is being sent to you on behalf of the board of directors for the purpose of requesting that you allow your shares of Company common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the special meeting by proxies voted by telephone, the Internet or by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the board of directors. After careful consideration, the board of directors unanimously recommends a vote “FOR” approval and adoption of the Merger Agreement and approval of the Merger. In considering the recommendation of the board of directors with respect to the Merger Agreement and the Merger, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 28.

The persons named in the proxy card will use their own judgment to determine how to vote your shares regarding any matters not described in this proxy statement that are properly presented at the special meeting.

The Company does not know of any matter to be presented at the special meeting other than the proposal to approve and adopt the Merger Agreement and to approve the Merger (and to approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies).

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either send a signed written notice to Proxy Services, c/o Computershare Investor Services, P.O. Box 43102, Providence, Rhode Island 02940-5068 revoking your proxy, submit a proxy by telephone, Internet or mail dated after the date of the earlier proxy you wish to change or attend the special meeting and vote your shares in person. Merely attending the special meeting without voting will not constitute revocation of your earlier proxy.

If your shares of Company common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” the approval and adoption of the Merger Agreement and the approval of the Merger.

The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone, facsimile or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. The Company has retained Morrow & Co., LLC to assist in its solicitation of proxies in connection with the special meeting. Morrow & Co., LLC may solicit proxies from individuals, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries. The Company has agreed to pay Morrow & Co., LLC a fee of $10,000 and to reimburse it for its reasonable administrative and out-of-pocket expenses, to indemnify it against certain losses, costs and expenses, and to pay it customary fees in connection with the proxy solicitation. The Company also, upon request, will reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Submitting Proxies Via the Internet or by Telephone

Our stockholders of record as of the record date and many of our stockholders who hold their shares of Company common stock through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone. There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a stockholder of record or your shares are held in “street name” by your broker. If your shares are held in “street name,” you should check the voting instruction card provided by your broker to see which options are available and the procedures to be followed.

In addition to submitting the enclosed proxy card by mail, stockholders of record may submit their proxies:

•	via the Internet by visiting a website established for that purpose at www.investorvote.com\netm and following the instructions on the website; or

•	by telephone by calling the toll-free number 1-800-652-8683 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting, of the time, date and place of the adjourned meeting. If no quorum exists, the Chairman of the meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. If a quorum exists, holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

THE MERGER

The discussion of the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement which is attached to this proxy statement as Annex A. You should read the Merger Agreement carefully.

Background of the Merger

Our board of directors periodically reviews and assesses strategic alternatives available to us to enhance stockholder value. As part of this on-going process, during August 2007 Mr. Alon had several discussions with Mr. Johan Gedda, the Executive Vice President of Business Development of Rocket Software, Inc. (“Rocket”), regarding possible strategic transactions between the two companies. During these discussions Mr. Gedda indicated that Rocket may be interested in acquiring the Company, but did not did not make any proposal regarding the price or structure of a transaction. Mr. Alon and Mr. Gedda agreed to continue their discussions and on August 31, 2007, the Company and Rocket signed a mutual non-disclosure agreement.

Beginning in September 2007 and continuing into the beginning of October 2007, Mr. Alon also began a series of discussions with Micro Focus regarding a potential strategic relationship, including the potential acquisition of the Company. On October 10, 2007, the Company signed a non-disclosure agreement with Micro Focus. Following the execution of this non-disclosure agreement, Micro Focus commenced its due diligence investigation of the Company.

The Company continued discussions with Rocket throughout October. On November 1, 2007, the Company received a letter from Micro Focus pursuant to which Micro Focus expressed its interest in entering into negotiations of a definitive agreement to acquire the Company for cash at $5.10 per share, a price per share of our Common Stock that represented a premium to the then-current market price of our Common Stock, subject to the Company maintaining a cash balance of at least $25 million, completion of due diligence, negotiation of satisfactory definitive documents, and other standard conditions.

On November 6, 2007, Mr. Alon met with the Chief Executive Officer of Micro Focus to discuss Micro Focus’s offer. Subsequent to that meeting on November 6, 2007, Micro Focus provided the Company with a revised letter expressing Micro Focus’s interest in entering into negotiations of a definitive agreement to acquire the Company for a cash per share price of $6.00, subject to the Company satisfying the same conditions set forth in the November 1, 2007 letter.

On the same day, Rocket delivered an initial due diligence request to the Company.

On November 7, 2007, the Company’s board of directors met to discuss the status of the Company’s discussions with Micro Focus, Rocket and an additional company that had expressed an interest in pursuing discussions regarding a joint marketing and sales relationship with the Company.

On November 9, 2007, the Company responded to Micro Focus’s letter of November 6, 2007 with proposed changes to certain of the terms contained therein, including a proposal to defer negotiation of the price until negotiation of the definitive agreements.

On November 12, 2007, Micro Focus provided written notification to the Company that it was unwilling to alter its offer as set forth in its November 6, 2007 letter.

From the beginning of November until November 14, Omer Regev, the Company’s Chief Financial Officer, responded to Rocket’s due diligence questions and had numerous discussions with Rocket’s senior officers.

On November 14, 2007, Rocket provided the Company with a letter expressing an interest by Rocket in negotiating the terms of an acquisition of the Company at a price of $7.10 in cash for each share of the Company’s common stock.

From November 12, 2007 through November 20, 2007, the Company continued its discussions with senior officers of Micro Focus. On November 20, 2007, Micro Focus provided the Company with written notification that it was terminating its acquisition discussions with the Company.

From November 14, 2007 until November 21, 2007, Mr. Alon and Mr. Regev continued their discussions with Mr. Gedda regarding the terms of Rocket’s November 14, 2007 letter. During this time period Mr. Alon and Mr. Regev provided responses to Mr. Gedda’s due diligence questions. On November 21, 2007, Mr. Gedda, on behalf of Rocket, provided the Company with a revised letter expressing Rocket’s interest in negotiating an acquisition of the Company for $7.20 in cash for each share of Company common stock, subject to completion of Rocket’s due diligence and receipt of consent from Rocket’s primary lender.

On December 3, 2007, the Company’s board of directors met to discuss the terms of Rocket’s letter of November 21, 2007. As part of this meeting the board of directors appointed a Mergers and Acquisitions Committee comprising Mr. Zvi Alon, Mr. Abraham Ostrovsky and Dr. Shelley Harrison to advise and assist the management of the Company in connection with the negotiation of the terms of any proposed transaction and to make recommendations to the full board of directors for its consideration concerning any proposed transaction.

On November 30, 2007, the Company received a first draft of a merger agreement from Rocket’s legal counsel. From December 1, 2007 through December 11, 2007, the Company, Rocket and their respective legal counsel negotiated the terms of a merger agreement.

On December 11, 2007, the Company’s board of directors met to discuss a draft merger agreement to be entered into with Rocket (the “Rocket Merger Agreement”). At this meeting the board of directors received a presentation from Oppenheimer who reviewed with the board of directors its financial analysis of the merger consideration proposed by Rocket and rendered to the board an oral opinion, which oral opinion was subsequently confirmed in a written opinion dated December 11, 2007, to the effect that, as of that date and based upon and subject to the various assumptions, qualifications and limitations set forth in its written opinion, the merger consideration to be received by the holders of outstanding shares of Company common stock pursuant to the Rocket Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Oppenheimer, which set forth the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Oppenheimer in rendering its opinion with respect to the merger proposed by Rocket (the “Rocket Merger”), are substantially similar to those assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Oppenheimer as set forth in the opinion attached as Annex C to this proxy statement and as described under “Opinion of Our Financial Advisor.” After additional discussion and deliberation with its other advisors and consideration of a number of factors, including, but not limited to those factors which are substantially similar to the factors described under “The Merger—Reasons For the Merger,” the board of directors determined by unanimous vote that the Rocket Merger was advisable, fair to and in the best interests of the Company and its stockholders, approved the Rocket Merger and the Rocket Merger Agreement and resolved to recommend to the stockholders of the Company approval of the Rocket Merger and approval and adoption of the Rocket Merger Agreement. After the meeting was adjourned, the Company, Rocket and a subsidiary of Rocket executed the Rocket Merger Agreement and issued a press release announcing the Rocket Merger.

On January 18, 2008, the Company and Rocket amended the Rocket Merger Agreement to extend the date by which Rocket was obligated to either satisfy its financing closing condition or terminate the agreement to February 8, 2008. As of January 18, 2008, the due diligence closing condition had been waived. The Company issued a press release announcing this amendment and waiver.

On February 8, 2008, the Company and Rocket amended the Rocket Merger Agreement to extend the date by which Rocket was obligated to either satisfy its financing closing condition or terminate the agreement to February 29, 2008 and to remove many of the restrictions on the Company contained in the Rocket Merger Agreement, including restrictions on the conduct of the Company’s business and restrictions on its right to solicit an acquisition proposal from another potential acquirer, until Rocket was able to satisfy the financing condition. The Company issued a press release announcing this amendment.

On February 5, 2008, the Company was contacted by another potential acquirer. Following the February 8, 2008 amendment of the Rocket Merger Agreement, the Company entered into preliminary discussions with this entity. On February 28, 2008, this entity terminated its discussions with the Company.

On February 29, 2008, the Company received notification from Rocket that it had failed to obtain the requisite financing to the proposed acquisition of the Company within the contracted timeframe and, as a result, Rocket terminated the Rocket Merger Agreement. The Company continued to have discussions with representatives of Rocket during the period from the termination of the Rocket Merger Agreement until shortly before the Company entered into the Merger Agreement with Micro Focus. During these discussions representatives of Rocket indicated that if Rocket was successful in obtaining financing, it would be interested in entering into a new agreement to acquire the Company on substantially the same terms as the Rocket Merger Agreement but at a potentially higher price per share for the Company’s Common Stock. As of April 30, 2008, the Company was informed by Rocket that Rocket had not been able to obtain the financing it needed to move forward with a transaction with the Company.

On or about February 26, 2008, a potential acquirer contacted the Company to express an interest in potentially acquiring the Company if the Rocket transaction terminated. The Company entered into preliminary negotiations with this entity shortly following the termination of the Rocket Merger Agreement. During these discussions, this entity’s representatives indicated that it would be interested in pursuing an acquisition of the Company at a price less than $7.20 per share of Company common stock. The Company continued to hold discussions with this entity until approximately April 28, 2008, at which time the Company sought to increase the price per share of Company common stock the potential acquirer would be willing to pay. The Company and this entity were unable to agree to an increased price prior to the Company’s determination to enter into the Merger Agreement.

On or around March 10, 2008, Mr. Alon and Mr. Stephen Kelly, the Chief Executive Officer of Micro Focus, renewed discussions regarding a potential acquisition of the Company by Micro Focus.

From approximately March 10, 2008 to April 10, 2008, Mr. Regev and Mr. Nick Bray, the Chief Financial Officer of Micro Focus, discussed due diligence issues raised by Mr. Bray and other employees of Micro Focus. During this period of time Mr. Alon and Mr. Kelly continued to discuss the terms of a potential acquisition of the Company.

From approximately March 10, 2008 until April 10, 2008, Mr. Regev addressed Micro Focus’s additional due diligence questions and had numerous discussions with Micro Focus’s senior officers.

On March 11, 2008, the Company was again contacted by the entity that had proposed a joint marketing and sales arrangement with the Company in November 2007. From March 11, 2008 until several days prior to April 30, 2008, the Company discussed with representatives of this entity and an entity related to it a potential acquisition of the Company by one of these entities. Separately, in the period from March 11, 2008 to mid-April 2008, a representative of Oppenheimer had a discussion with a representative of this entity regarding a potential business combination between the Company and this entity. During these discussions the representatives of these entities indicated to the Company that they would be interested in acquiring the Company at a price below $7.20 per share of the Company’s common stock.

On April 10, 2008, Micro Focus provided the Company with a letter expressing an interest by Micro Focus in negotiating the terms of an acquisition of the Company at a price of $7.20 in cash for each share of the Company’s common stock on substantially the same terms as the Rocket Merger, except with no financing or due diligence contingencies.

On April 11, 2008, the Company’s board of directors reviewed and approved the terms of the letter of intent subject to proposed modifications clarifying the Company’s right to solicit additional offers from other parties from whom the Company had previously received a written indication of interest, including any indication of interest received by the Company by email.

On April 11, 2008, Mr. Alon and Mr. Kelly continued to discuss the terms of the letter of intent, which the parties signed on that date.

From April 11, 2008 through April 15, 2008 Micro Focus continued to discuss numerous due diligence issues with Micro Focus’s senior officers.

On April 15, 2008, the Company received a draft of the Merger Agreement from Micro Focus’s legal counsel. From April 16, 2008 to April 29, 2008, the Company, Micro Focus and their respective legal counsel negotiated the terms of the Merger Agreement.

On April 24, 2008, the Company’s board of directors met to discuss the status of the Company’s discussions with Micro Focus.

On April 30, 2008, the Company’s board of directors met to discuss the then-current draft of the Merger Agreement. At this meeting the board of directors received a presentation from Oppenheimer who reviewed with the board of directors its financial analysis of the merger consideration proposed by Micro Focus and rendered to the board of directors an oral opinion, which oral opinion was subsequently confirmed in a written opinion dated April 30, 2008, to the effect that, as of that date and based upon and subject to the various assumptions, qualifications and limitations set forth in its written opinion, the $7.20 per share in cash to be received by the holders of outstanding shares of Company common stock pursuant to the Draft Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Oppenheimer, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Oppenheimer in rendering its opinion, is attached as Annex C to this proxy statement.

After additional discussion and deliberation with its other advisors, the board of directors determined by unanimous vote that the Merger is advisable, fair to and in the best interests of the Company and its stockholders, approved the Merger and the Merger Agreement and resolved to recommend to the stockholders of the Company approval of the Merger and approval and adoption of the Merger Agreement. Additionally, the Company’s board of directors took action to amend the Company’s stockholder rights plan so that the transactions contemplated by the Merger Agreement would not cause any rights to become exercisable under the stockholder rights plan.

After the meeting was adjourned, the Company, Micro Focus and Merger Sub executed the Merger Agreement and issued a press release announcing the Merger.

Reasons for the Merger

Determination of the Board of Directors

On April 30, 2008, after careful consideration, the board of directors, by unanimous vote, approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, and determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of the Company and its stockholders, and recommends that you vote “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger. In considering the recommendation of the board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers who participated in meetings of the board of directors have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 28.

In reaching its decisions our board of directors consulted with its financial and legal advisors, and considered a number of factors, including, but not limited to, those set forth below:

•

The board of directors’ familiarity with the business, financial condition, results of operations, prospects and competitive position of the Company, including the challenges faced by the Company and other risks inherent in achieving our plans.

•

The judgment of the directors regarding the prospects of the Company based on its current and historical performance, management’s projections, the uncertainties regarding industries in which the Company operates and the risks inherent in achieving management’s projections.

•	The results of the board of directors’ review of the strategic alternatives available to the Company.

•

The written opinion dated April 30, 2008 of Oppenheimer to the board of directors, to the effect that as of that date, and based upon and subject to the various assumptions, qualifications and limitations set forth in its written opinion, the $7.20 per share in cash to be received by the holders of outstanding shares of Company common stock pursuant to the Draft Merger Agreement was fair, from a financial point of view, to such holders as described under “Opinion of Our Financial Advisor.”

•

The current and historical market prices of the Company’s common stock and the premium over the recent historical market prices of our common stock reflected in the $7.20 price per share, a premium of approximately 72.1% above the average closing price of the Company common stock during the 30 trading days ended April 30, 2008, the last trading day prior to the announcement of the Merger, and a premium of approximately 58.4% over the average closing trading price of the Company common Stock over the one year period ended April 30, 2008.

•	The fact that the $7.20 price per share reflected the highest proposal received.

•	The terms of the Merger Agreement and the related agreements, including:

1. the fact that the Merger Agreement permits the Company to respond to offers or proposals for a Competing Transaction, and upon payment of a fee of $2 million, to accept a proposal that our board of directors determines to be superior to the terms of the Merger Agreement and the transactions contemplated thereby, under certain circumstances as more fully described under “The Merger Agreement—Solicitation of Alternative Proposals”;

2. the provisions of the Merger Agreement that allow our board of directors, under certain circumstances, to change its recommendation that the Company’s stockholders vote in favor of the adoption of the Merger Agreement; and

3. the limited number and nature of the conditions which must be satisfied prior to the consummation of the Merger under the Merger Agreement.

•	The fact that the consideration to be received in the Merger by the holders of the outstanding shares of Company common stock is all cash.

•

The understanding of the directors, after consulting with their financial and legal advisers, that the termination fee of $2 million to be paid by the Company if the Merger Agreement is terminated under certain circumstances, is reasonable, customary and not preclusive.

•	The availability of appraisal rights to our stockholders who comply with all required procedures under Delaware law.

•	The experience of Micro Focus in completing acquisitions.

The board of directors also considered the following potentially negative factors in reaching its decision to approve, adopt and declare advisable in all respects the Merger Agreement and the transactions contemplated by the Merger Agreement:

•	The fact that the consideration received in the Merger will be taxable to the stockholders of the Company.

•

The fact that the stockholders would have no continuing equity interest in the Company following the proposed transaction and therefore would not participate in any potential future growth or earnings or any potential future transaction that might occur at a later time if the Company remained public.

•

The fact that the interests of certain directors and officers of the Company are different in certain respects from the interests of stockholders generally, as described under “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger,” including potential payments to be made to members of the Company’s management in the transaction.

•

The restrictions on the conduct of our business prior to the consummation of the Merger, which, subject to specific limitations, may delay or prevent the Company from taking certain actions during the time that the Merger Agreement remains in effect.

•

The requirement that under the terms of the Merger Agreement, the Company would pay Micro Focus a termination fee if it were to terminate the Merger Agreement to accept an offer or proposal for a Superior Competing Transaction for the acquisition of the Company, if the board of directors were to change its recommendation concerning the Merger Agreement, and in certain other circumstances (including, in some instances, if stockholders do not vote to adopt the Merger Agreement), and that our obligation to pay the termination fee might discourage other parties from proposing a business combination with, or an acquisition of, the Company.

•

The risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential impact on the Company’s businesses.

•

The risk that while the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if approved by our stockholders.

•	The approvals required for consummation of the transaction.

The board of directors considered all of the factors as a whole and the board of directors unanimously considered the factors in their totality to be favorable to and in support of the decision to approve, adopt and declare advisable in all respects the Merger Agreement and the transactions contemplated by the Merger Agreement and to recommend that the Company’s stockholders approve and adopt the Merger Agreement and approve the Merger.

In view of the variety of factors considered in connection with its evaluation of the Merger, the board of directors did not find it practicable to and did not quantify, rank or otherwise assign relative or specific weight or values to any of these factors. In addition, each individual director may have given different weights to different factors.

The foregoing discussion of our board of directors’ considerations concerning the Merger is forward looking in nature. This information should be read in light of the discussions under the heading “Cautionary Statement Concerning Forward-Looking Information.”

Recommendation of the Board of Directors

After careful consideration our board of directors by unanimous vote:

•	determined that the Merger is fair to and in the best interests of the Company and its unaffiliated stockholders;

•	approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	recommended that the stockholders of the Company vote in favor of the Merger and directed that such matter be submitted for consideration of the stockholders of the Company at the special meeting; and

•	authorized the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement.

Projected Financial Information

We provided the following projected financial information to our board of directors and Oppenheimer. This information was prepared solely for internal planning purposes, was prepared by, and is based solely upon, estimates and assumptions made by us and our officers and was not prepared in accordance with generally accepted accounting principles or with a view toward public disclosure. Financial projections are inherently unreliable. There is no assurance that the estimates and assumptions made by us are or will be correct and/or accurate. Any inaccuracies in such estimates and assumptions or any circumstances or events occurring after the date they were prepared could result in the financial projections being materially different from actual performance or results of operations for any period.

	Three Months Ended				Year Ended December 31, 2008
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
	(in millions)
Bookings	$5.9	$7.3	$12.4	$13.1	$38.7
Revenues	9.0	8.9	8.5	10.3	36.7
Operating Expenses and Cost of Goods Sold	8.1	7.5	7.4	7.5	30.5
Restructuring and Other Expenses	0.6	0.2	—	—	0.8
Operating Income (Loss)	0.3	1.1	1.1	2.8	5.4
Cash and Cash Equivalents	29.9	29.4	34.1	35.2	35.2

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests, to the extent material, are described below. The board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

Treatment of Company Stock Options

As of the record date, there were 1,546,693 outstanding Company stock options held by our directors and executive officers under the Company’s stock option plans. Of these Company stock options, 1,527,646 have an exercise price below $7.20, and are considered “in the money.” Each outstanding Company stock option that remains outstanding and unexercised as of the Effective Time, whether vested or unvested, will automatically become fully vested and convert into the right to receive a cash payment equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of the Company stock option and (ii) the number of shares of Company common stock issuable upon exercise of such Company stock option. As of the Effective Time, Company stock options will no longer be outstanding and will automatically cease to exist, and the holders thereof will no longer have any rights with respect to the Company stock options, except the right to receive the cash payment, if any, described in the preceding sentence.

The following table identifies, for each of our directors and executive officers, the aggregate number of shares of Company common stock subject to outstanding vested and unvested “in the money” options as of April 30, 2008, the aggregate number of shares of Company common stock subject to outstanding unvested “in the money” options that will become fully vested in connection with the Merger, the weighted average exercise price and value of such unvested “in the money” options, and the weighted average exercise price and value of vested and unvested “in the money” options. The information in the table assumes that all options remain outstanding on the closing date of the Merger.

Name	Aggregate Shares Subject to Options	Number of Shares Underlying Unvested Options	Weighted Average Exercise Price of Unvested Options	Value of Unvested Options	Weighted Average Exercise Price of Vested and Unvested Options	Value of Vested and Unvested Options
Zvi Alon	551,750	112,788	$4.58	$295,211	$4.97	$1,228,740
John Bosch	26,631	7,285	5.14	14,991	5.46	46,455
Uzia Galil	28,955	7,285	5.14	14,991	5.58	46,919
Shelley Harrison	214,135	107,251	4.38	301,976	3.43	807,207
Darrell Miller	23,446	7,285	5.14	14,991	5.25	45,818
Abraham Ostrovsky	25,328	7,285	5.14	14,991	5.38	46,194
Harry Saal	20,000	14,000	4.95	31,460	4.98	44,480
Omer Regev	90,000	90,000	4.66	228,600	4.66	228,600
Ido Hardonag	115,517	39,697	4.45	109,285	3.98	371,679
Cheli Aflalo-Karpel	63,730	37,225	4.41	104,030	5.01	139,883

Severance and Retention Bonuses

Effective September 17, 2007, we instituted a plan to grant certain key employees of the Company retention and severance benefits pursuant to Key Employee Retention and Severance Benefits Agreement (the “Retention Plan”). A copy of the Plan is included as an exhibit to the Report on Form 8-K filed by us on December 7, 2007.

The Retention Plan was instituted to retain existing key employees by providing them with additional stock options and retention bonuses. Subject to the forfeiture provisions in each agreement executed by a key employee, the Retention Plan will provide key employees of the Company with options under the Company’s 1999 Non-statutory Stock Option Retention Plan and cash retention bonuses. The options will vest over two years with 50% of the shares subject to the option vesting on the one-year anniversary of the date of grant and with the balance vesting on the two-year anniversary of the date of grant. The key employees who will participate in the Retention Plan and number of shares granted to each key employee will be determined by the Company’s Compensation Committee. If a key employee is terminated within two years following the date of a “Change of Control” (as defined in the Retention Plan) of the Company without “Cause” (as defined in the Retention Plan) or during this period the employee voluntarily terminates employment for “Good Reason” (as defined in the Retention Plan), any unvested Options granted pursuant to the Retention Plan shall immediately fully vest and become exercisable on the employee’s termination date. In addition, in the event of a Change of Control of the Company, if the surviving company, successor company or parent company, as applicable, does not assume any Options granted pursuant to the Retention Plan then held by the employee, any unvested portion of such Options shall immediately fully vest and become exercisable immediately prior to the effective time of the Change of Control. The acceleration of the vesting of these options is reflected in the table above.

Each key employee subject to the Retention Plan will also receive a cash bonus equal to twenty five percent of the employee’s base salary on the one-year anniversary of the grant date and a cash bonus equal to 50% of the employee’s base salary on the two-year anniversary of the grant date. A key employee must be continually employed by the Company from the grant date to the specified payment date in order to receive any retention bonus. Payment of retention bonus shall be done as soon as possible after becoming due but not later than two and one-half (2  1/2) months following the taxable year of the employee in which such payment becomes due and payable. If a key employee is terminated within two years following the date of a Change of Control of the

Company without Cause or during this period the employee voluntarily terminates employment for Good Reason, any unpaid portion of this cash bonus will become due and payable immediately. In addition, in the event of a Change of Control of the Company, if the surviving company, successor company or parent company, as applicable, does not assume these bonus obligations granted pursuant to the Retention Plan, any unpaid portion of this cash bonus will become due and payable immediately.

The Retention Plan provides for cash severance benefits to be paid to a key employee in the event a key employee is terminated under specific circumstances, including: if the key employee is terminated within two years following the date of a Change of Control of the Company without Cause or if during this period he or she voluntarily terminates his or her employment for Good Reason and executes a standard release agreement. The amount of such severance benefits will be determined by the Company’s Compensation Committee. Also included are COBRA continuation coverage benefits for health, dental and vision insurance for a period equal to the amount of time the key employee receives severance payments. The Company shall also reimburse the key employee for a limited amount of outplacement service expenses actually incurred by the key employee.

Assuming that each executive officer is involuntarily terminated without Cause or such employee terminates employment for Good Reason during the two-year period following the Effective Time, the aggregate amount of unpaid retention bonus and cash severance benefits that would be payable is:

Name	Estimated Potential Cash Retention and Severance

Zvi Alon	$1,057,500
Omer Regev	350,000
Ido Hardonag	385,939
Cheli Aflalo-Karpel	355,635

Indemnification and Insurance

Under the terms of the Merger Agreement, all current rights of indemnification provided by the Company for its current and former directors or officers shall survive the Merger and continue in full force and effect for the six years following the Effective Time. Micro Focus has also agreed that the surviving company will continue to indemnify, defend and hold harmless, and advance expenses to the Company’s current and former directors or officers to the fullest extent required by the Company’s certificate of incorporation or bylaws.

In addition, Micro Focus shall cause the surviving corporation to obtain insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance that provides coverage for events occurring on or before the Effective Time. The terms of the policies will be no less favorable than the existing directors’ and officers’ liability insurance and fiduciary insurance policies of the Company, unless the cost of the policies would exceed $100,000, in which case the coverage will be the greatest amount available for an amount not exceeding $160,000.

Litigation Related to the Merger

On May 9, 2008, a purported stockholder class action lawsuit related to the Merger was filed in the Superior Court of Santa Clara County, California, Gottlieb Family Foundation v. NetManage, Inc., et al. (Case No. 108CV112353), naming us, Micro Focus, Merger Sub, and each of our directors as defendants. This lawsuit alleges, among other things, that our directors violated their fiduciary duties to our stockholders in approving the Merger. This lawsuit seeks class action status and injunctive and other equitable relief against completion of the Merger. In the event that the Merger is completed before the entry of the court’s final judgment, this lawsuit seeks to rescind the Merger or award recissory damages. Additionally, this lawsuit seeks an award of the costs of this action, including attorney’s fees and expenses. The Company believes that this lawsuit is without merit and intends to vigorously defend the action.

FINANCING

The merger is not conditioned upon Micro Focus and Merger Sub obtaining financing. The total amount of funds necessary to complete the Merger is anticipated to be approximately $74.1 million, consisting of (i) approximately $73.3 million to pay the Company’s stockholders and option holders the amounts due to them under the Merger Agreement (ii) approximately $740,000 to pay the fees and expenses of the Company’s advisors and agents engaged in connection with the transactions contemplated by the Merger Agreement, assuming that no Company stockholder validly exercises and perfects its appraisal rights. These payments are expected to be funded by Micro Focus using cash and cash equivalents available to Micro Focus, including those of the surviving corporation.

OPINION OF OUR FINANCIAL ADVISOR

Opinion of the Company’s Financial Advisor

The Company retained Oppenheimer to provide it with financial advisory services and a fairness opinion in connection with a possible merger or sale of the Company. At a special meeting of the Company’s board of directors on April 30, 2008, Oppenheimer rendered its oral opinion, subsequently confirmed in writing, that as of April 30, 2008, and based upon and subject to the various assumptions, qualifications and limitations set forth in the opinion, that the merger consideration to be received by the holders of outstanding shares of Company common stock pursuant to the Draft Merger Agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Oppenheimer, dated as of April 30, 2008, is attached hereto as Annex C. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Oppenheimer in rendering its opinion. Oppenheimer’s opinion was provided to the Company’s board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to be received by the holders of outstanding shares of Company common stock pursuant to the Draft Merger Agreement as of the date of the opinion. It does not address any other aspects of the Merger or other alternative transactions and does not constitute a recommendation to any holder of shares of Company common stock as to how to vote at any stockholders’ meeting to be held in connection with this transaction. Furthermore, Oppenheimer expresses no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the merger consideration to be received by the public holders of shares of Company common stock in the Merger or with respect to the fairness of any such compensation. The summary of the opinion of Oppenheimer set forth below is qualified in its entirety by reference to the full text of the opinion. In connection with rendering its opinion, Oppenheimer, among other things:

(i) reviewed the Draft Merger Agreement;

(ii) reviewed certain publicly available information and other data with respect to the Company that Oppenheimer believed to be relevant to Oppenheimer’s analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(iii) reviewed certain other publicly available Securities and Exchange Commission filings made by the Company, including the Company’s 2007 proxy statement and current reports on Form 8-K filed through April 29, 2008;

(iv) reviewed certain financial and operating information with respect to the business, operations and prospects of the Company furnished to Oppenheimer by the management of the Company, including projections of the future financial performance of the Company prepared by the management team of the Company;

(v) reviewed the stock price and volume trading history, from April 30, 2007 through April 29, 2008, of the Company’s common stock;

(vi) reviewed the financial terms of the Merger as set forth in the Draft Merger Agreement and compared them with the financial terms, to the extent publicly available, of certain other merger and acquisition transactions involving companies that Oppenheimer deemed relevant and the consideration received for shares of such companies;

(vii) reviewed certain publicly available financial information relating to certain other companies Oppenheimer deemed to be reasonably similar to the Company, and the trading markets for such companies’ securities;

(viii) conducted discussions with certain members of senior management of the Company concerning the Company’s business and operations, assets, present condition and future prospects; and

(ix) performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors as Oppenheimer deemed, in its sole judgment, to be necessary, appropriate or relevant to render the opinion.

In conducting its review and arriving at its opinion, Oppenheimer assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to Oppenheimer by the Company for the purposes of its opinion, did not attempt independently to verify or undertake any obligations to verify such information and further assumed that there had been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial information made available to Oppenheimer. In addition, Oppenheimer assumed that the historical financial statements of the Company reviewed by Oppenheimer were prepared in accordance with U.S. generally accepted accounting principles, consistently applied and fairly presented the financial condition and results of operations of the Company as of the dates and for the periods covered thereby. Oppenheimer further relied upon the assurances of management of the Company that they were not aware of any facts that would make such information inaccurate or misleading.

With respect to the forecasts, projections and analyses provided to Oppenheimer by the Company, Oppenheimer assumed that they represented the best currently available estimates and judgments of the Company’s management as to the future financial condition and results of operations of the Company, and that such forecasts, projections and analyses had been reasonably and accurately prepared on bases reflecting the best available estimates and judgments of the future financial performance of the Company. Oppenheimer assumed that the financial results reflected in such forecasts, projections and analyses will be realized in the amounts and at the times projected, and Oppenheimer assumes no responsibility for and expresses no view as to such forecasts, projections and analyses or the assumptions on which they are based.

Oppenheimer assumed that in the course of obtaining necessary governmental, regulatory and third party approvals and consents required for the Merger, no modification, delay, limitation, condition or restriction will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger and that the final executed merger agreement and related documents would not differ in any material respects from the Draft Merger Agreement and related documents that would be material to Oppenheimer’s analysis and that the Merger would be consummated in accordance with the terms of the final executed merger agreement and related documents, without revision or modification of any term, condition or agreement therein that would be material to Oppenheimer’s analysis. Oppenheimer further assumed that the representations and warranties made by the Company, Micro Focus and Merger Sub in the Draft Merger Agreement were and will be true and correct in all respects.

Oppenheimer is not a legal, tax or regulatory expert and Oppenheimer did not express any opinion as to any legal matters involving the Company, as to which Oppenheimer understands that the Company has conducted such investigations, and has obtained such advice from qualified professionals, as it has deemed necessary. In conducting its review and arriving at its opinion, Oppenheimer was not requested to make, and did not make, obtain or assume any responsibilities for, any independent evaluation or appraisal of any of the assets or liabilities (tangible or intangible, contingent or otherwise) of the Company, nor was Oppenheimer furnished with any such evaluations or appraisals. Oppenheimer was not requested to conduct, and did not conduct, a physical inspection of the properties or facilities of the Company, nor was Oppenheimer requested to evaluate, and has not evaluated, the solvency of the Company or Micro Focus under any state or federal laws relating to bankruptcy, insolvency or similar matters. Oppenheimer’s opinion was necessarily based on financial, economic, market and other conditions as they exist on, and the information made available to Oppenheimer as of, April 29, 2008. Events occurring after April 29, 2008 may affect Oppenheimer’s opinion and the assumptions used in preparing it, and Oppenheimer did not assume any obligation to update or revise its opinion. In arriving at its opinion, Oppenheimer was not authorized to solicit, and did not solicit, interest from a broad range of parties with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did Oppenheimer negotiate with any of the parties.

Summary of Material Analyses Performed

The following is a brief summary of the material analyses performed by Oppenheimer in connection with its written opinion letter, dated April 30, 2008. The various analyses summarized below were based on the closing price of $4.15 (“Pre-Deal Closing Price”) for the common stock of the Company as of April 29, 2008, the last full trading day prior to the meeting of the Company’s board of directors to consider and approve, adopt and authorize the Draft Merger Agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Oppenheimer, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses conducted by Oppenheimer.

Trading Analysis. Oppenheimer performed a trading analysis with respect to the historical share prices of Company common stock. Oppenheimer reviewed the closing prices of Company common stock for various periods ending on April 29, 2008. The following table presents the results of Oppenheimer’s analysis based on the merger consideration of $7.20 per share of common stock in cash:

Period Ending April 29, 2008	Closing Prices	Premium (implied by merger consideration of $7.20 per share of common stock)
12 Month High(1)	$5.92	22%
12 Month Low(1)	$3.60	100%
One Day	$4.15	73%
5 Day	$4.18	72%
30 Day	$4.30	67%

(1)	Prior to announcement of Rocket Merger.

Oppenheimer noted that the merger consideration of $7.20 per share of common stock in cash pursuant to the Draft Merger Agreement reflected the various premiums in the table above to the Pre-Deal Closing Price.

Comparable Company Analysis. Oppenheimer performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies. Oppenheimer compared certain financial information of the Company with publicly available equity research estimates for companies that shared similar business characteristics to the Company and/or provide legacy application integration, modernization and SOA software or other software infrastructure and data solutions directly or indirectly competitive with the products sold by the Company. These companies included the following:

•	Attunity, Ltd.

•	BluePhoenix Solutions Ltd.

•	IONA Technologies plc

•	Magic Software Enterprises Ltd.

•	Micro Focus International plc

•	Unify Corporation

For purposes of this analysis, Oppenheimer analyzed the following statistics of each of these companies for comparison purposes: the ratios of enterprise value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) and equity value to net income for the last twelve months (“LTM”) and calendar year 2008. Based on the analysis of the relevant metrics for each of the comparable companies, Oppenheimer compared the median, high and low financial multiples of the comparable companies multiples to the relevant Company financial statistic based on the merger consideration of $7.20 per share of common stock in cash. The table set forth below summarizes Oppenheimer’s analysis:

Calendar Year End Financial Statistic	Comparable Company Representative Multiple Range			Implied NetManage Deal Multiple
	Median	High	Low
Enterprise Value to Actual LTM Revenue	1.6x	4.1x	0.6x	1.2x
Enterprise Value to Estimated 2008 Revenue	1.3x	3.6x	0.6x	1.2x
Enterprise Value to Actual LTM EBITDA	9.7x	15.8x	5.6x	11.4x
Enterprise Value to Estimated 2008 EBITDA	7.0x	9.3x	5.1x	5.3x

No company utilized in the comparable company analysis is identical to the Company. In evaluating comparable companies, Oppenheimer made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the businesses of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using peer group data.

Analysis of Precedent Transactions. Oppenheimer performed a precedent transaction analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions that share some characteristics with the offer made by Micro Focus and the Merger. In connection with its analysis, Oppenheimer compared publicly available LTM revenue multiples for 22 selected technology transactions occurring between January 1, 2002 and April 29, 2008, in which the target company shared similar business characteristics and/or provided legacy integration and other mature software infrastructure and data solutions directly or indirectly competitive with the products sold by the Company. The following is a list of these transactions:

Selected Legacy Integration / Modernization Software Transactions (Target / Acquiror):

Bottomline Technologies / Optio Software

Jacada Ltd. (Application Modernization Division) / Software AG

Versata, Inc. / Gensym Corp.

Computer Software Group plc / Hellman & Friedman, LLC

Covansys Corp. / CSC Corp.

Seagull Holding N.V. / Rocket Software, Inc.

Watchguard Technologies, Inc. / Francisco Partners

NetIQ Corporation / AttachmateWRQ

Primavera Systems, Inc. / Insight Venture Partners and Francisco Partners

Cybermation, Inc. / CA, Inc.

Unify Corporation / HALO Technology Holdings, Inc.

First Logic, Inc. / Business Objects SA

Neon Systems, Inc. / Progress Software Corporation

Peregrine Systems, Inc. / Hewlett-Packard Company

Logic Control SA / Sage Group plc

Datakey, Inc. / SafeNet Inc.

Persistence Software, Inc. / Progress Software Corporation

Quest Software, Inc. (Vista Plus Suite of products) / Open Text Corporation

Sniffer Technologies (Assets of Network Associates, Inc.) / Silver Lake Partners LLP and Texas Pacific Group LLC

Magic Solutions, Inc. (Unit of Network Associates, Inc.) / BMC Software, Inc.

Mercator Software, Inc. / Ascential Software Corporation

Remedy Corporation (Unit of Peregrine Systems, Inc.) / BMC Software, Inc.

The LTM revenue multiples were a mean and median of 1.7x and 1.8x, respectively, and a range of 0.9x to 2.6x. The Company’s implied LTM revenue multiple was 1.2x based on a $7.20 per share offer price.

Premiums Analysis. Oppenheimer compared publicly available premiums for 146 selected precedent transactions involving technology companies between January 1, 2002 and April 29, 2008, for which the transaction values were between $15 and $100 million.

Oppenheimer noted the implied premium to acquired companies’ closing share price 1, 5 and 20 trading days prior to announcement. The table set forth below summarizes Oppenheimer’s analysis:

Precedent Transactions Financial Statistic	Precedent Transactions				Implied NetManage Premium
	Mean	Median	High	Low
Premium to 1 Trading Day Prior Closing Price	42%	31%	244%	-98%	73%
Premium to 5 Trading Days Prior Closing Price	47%	33%	339%	-98%	72%
Premium to 20 Trading Days Prior Closing Price	57%	38%	1,176%	-98%	67%

No company or transaction utilized in the precedent transactions analysis is identical to the Company or the Merger. In evaluating the precedent transactions, Oppenheimer made certain judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any adverse material change in the financial condition of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Other Considerations and Terms of Engagement

In connection with the review of the Merger by the Company’s board of directors, Oppenheimer performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Oppenheimer considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Oppenheimer believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Oppenheimer may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Oppenheimer’s view of the actual value of the Company. In performing its analyses, Oppenheimer made certain assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of the Company. Any estimates contained in Oppenheimer’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Oppenheimer conducted the analyses described above solely as part of its analysis of the fairness, as of April 30, 2008, from a financial point of view, of the merger consideration pursuant to the Draft Merger Agreement to holders of outstanding shares of Company common stock and in connection with the delivery of its opinion dated April 30, 2008 to the Company’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of the Company might actually trade. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Oppenheimer or any other person assumes responsibility if future results are materially different from those forecast. The issuance of Oppenheimer’s opinion was approved by an authorized committee of Oppenheimer.

The Merger Consideration was determined through arm’s length negotiations between the Company and Micro Focus and was approved by the Company’s board of directors. Oppenheimer did not provide advice to the Company’s board of directors during these negotiations or recommend any specific consideration to the Company or the Company’s board of directors or that any specific consideration constituted the only appropriate consideration for the Merger.

Oppenheimer’s opinion and its presentation to the Company’s board of directors was one of many factors taken into consideration by the Company’s board of directors in deciding to approve, adopt and authorize the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Company’s board of directors with respect to the Merger Consideration or of whether the Company’s board of directors would have been willing to agree to different consideration. The foregoing summary describes the material analyses performed by Oppenheimer but does not purport to be a complete description of the analyses performed by Oppenheimer.

The Company’s board of directors retained Oppenheimer based upon Oppenheimer’s qualifications, experience and expertise and because Oppenheimer is an internationally recognized investment banking and advisory firm. Oppenheimer, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Oppenheimer’s trading, brokerage, investment management and financing activities, Oppenheimer or its affiliates may at any time publish research, hold long or short positions, and may trade or otherwise effect transactions for its own account or for the accounts of customers in the debt or equity securities or senior loans of the Company or any other parties, commodities or currencies involved in the Merger. In the past, Oppenheimer, its predecessors or its affiliates have provided financial advisory and financing services for the Company and have received fees in connection with such services. Oppenheimer may also seek to provide such services to Micro Focus in the future and will receive fees for the rendering of these services. Pursuant to the terms of the engagement letter, Oppenheimer provided the Company financial advisory services and a fairness opinion in connection with the Rocket Merger and the Merger, and the Company has agreed to pay Oppenheimer a fee for its services, $200,000 of which was paid to Oppenheimer in connection with the delivery of a prior opinion to the Company’s board of directors regarding the Rocket Merger, which proposed transaction was never consummated, $75,000 of which was paid to Oppenheimer upon delivery of Oppenheimer’s opinion in connection with the Merger, and $200,000 of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse Oppenheimer for its expenses incurred in connection with rendering its opinion. In addition, the Company has agreed to indemnify Oppenheimer and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Oppenheimer or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Oppenheimer’s engagement by the Company and the rendering of its opinion.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the Merger to holders of Company common stock whose shares of Company common stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If a partnership holds Company common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Company common stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold shares of Company common stock as capital assets, and may not apply to shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation or certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar, or stockholders who hold Company common stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of options to purchase shares of Company common stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address any aspect of state, local or foreign tax laws.

U.S. Holders

The exchange of shares of Company common stock for cash in the Merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than 12 months at the time of the consummation of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding of tax may apply to cash payments received by a non-corporate stockholder in the Merger, unless the stockholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our stockholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-US. Holders

Any gain realized on the receipt of cash in the Merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of Company’s common stock at any time during the five years preceding the Merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the Merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the U.S. Internal Revenue Code of 1986, as amended, and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the Merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

The Company believes that it is not and has not been a “United States real property holding corporation” for U.S. federal income tax purposes.

Backup withholding of tax may apply to the cash received by a non-corporate stockholder in the Merger, unless the stockholder or other payee certifies under penalty of perjury that it is a non-U.S. holder in the manner described in the letter of transmittal (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or otherwise establishes an exemption in a manner satisfactory to the paying agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of shares of options to purchase shares of Company common stock, including the transactions described in this proxy statement relating to our equity compensation and benefit plans.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which are attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to carefully read the Merger Agreement in its entirety.

The Merger Agreement is included to provide you with information regarding its terms and is not intended to provide any other factual information about the Company, Micro Focus, Merger Sub or their respective affiliates. The representations, warranties and covenants made by us, Micro Focus and Merger Sub are qualified and subject to important limitations agreed to by us, Micro Focus and Merger Sub in connection with negotiating the terms of the Merger Agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to us, Micro Focus and Merger Sub that may be different from those that are applicable to you.

Effective Time

The “Effective Time” of the Merger will occur at the time that the Company, Micro Focus and Merger Sub file the Certificate of Merger with the Secretary of State of the State of Delaware on the Closing Date or such later time as provided in the Certificate of Merger. The “Closing Date” will occur as soon as practicable, but in no event later than the fifth business day after all of the conditions to the Merger set forth in the Merger Agreement have been satisfied or waived, or such other date as Micro Focus, Merger Sub and the Company may agree.

Effects of the Merger

If the Merger Agreement is adopted by our stockholders and the other conditions to closing are satisfied, Merger Sub will merge with and into the Company. The separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation, wholly-owned by Micro Focus. All of the Company’s and Merger Sub’s properties, rights, privileges, powers and franchises, and all of their claims, obligations, liabilities, debts, and duties, will become those of the surviving corporation. Upon completion of the Merger, our common stock other than (i) our treasury shares or owned by Merger Sub immediately prior to the Effective Time, and (ii) shares held by stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal rights in accordance with Delaware law, if any, will be converted into the right to receive the Merger Consideration. The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as its stockholder. Following completion of the Merger, the Company common stock will be delisted from Nasdaq Global Market, deregistered under the Exchange Act, and no longer publicly traded.

Treatment of Common Stock and Other Securities

Company Common Stock

At the Effective Time, each share of Company common stock issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive $7.20 in cash, without interest and less any applicable withholding tax, other than:

•

shares of Company common stock held in the Company’s treasury or owned by Merger Sub immediately prior to the Effective Time, which shares will automatically be canceled, retired and will cease to exist without conversion or consideration; and

•

shares of Company common stock held by stockholders who do not vote in favor of adoption of the Merger Agreement and who have properly demanded and perfected their appraisal rights in accordance with Delaware law, which shares will be entitled to only such rights as are granted by Delaware law.

Company Stock Options

At the Effective Time, except with respect to options granted under the Company’s 1999 Non-Statutory Stock Option Plan, each outstanding Company stock option that remains outstanding and unexercised, whether vested or unvested, will automatically become fully vested and convert into the right to receive a cash payment equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of the Company stock option and (ii) the number of shares of common stock issuable upon exercise of such Company stock option. As of the Effective Time, subject to certain exceptions, the Company stock options will no longer be outstanding and will automatically cease to exist, and the holders thereof will no longer have any rights with respect to such Company stock options, except the right to receive the cash payment described above, if any. Options granted under the Company’s 1999 Non-Statutory Stock Option Plan that remain outstanding and unexercised, whether vested or unvested, will become fully exercisable and vested for a period of at least ten days prior to the Effective Time, contingent upon the occurrence of the Effective Time.

Exchange and Payment Procedures

On the Closing Date, promptly following the Effective Time, Micro Focus or Merger Sub will deposit with a paying agent (the “Paying Agent”) designated by Micro Focus and reasonably acceptable to the Company, for holders of shares of Company common stock (other than (i) shares held in the treasury of the Company immediately prior to the Effective Time, (ii) shares owned by Merger Sub immediately prior to the Effective Time, or (iii) shares held by a stockholder who properly demands statutory appraisal rights), a cash amount sufficient to pay the aggregate Merger Consideration to be paid in the Merger in exchange for their shares of Company common stock. Additionally, promptly following the Effective Time, the Company will deposit with the Paying Agent cash in an amount reasonably requested by Micro Focus, to be held in trust for the benefit of the Company’s shareholders. The Company will also retain sufficient freely available cash to pay the cash payments due to the Company’s stock option holders.

Appropriate transmittal materials will be provided to the holders of Company common stock certificates or book-entry shares promptly following the Effective Time by the Paying Agent, informing the holders of the effectiveness of the Merger and the procedure for surrendering Company common stock share certificates and book-entry shares to the Paying Agent. After holders surrender their certificates or book-entry shares and properly complete and execute transmittal materials to the Paying Agent, the surrendered certificates will be canceled and those holders will be entitled to receive in exchange therefor a cash amount equal to the Merger Consideration for each share of Company common stock represented by the surrendered and canceled certificates. The Paying Agent will deliver the Merger Consideration contemplated to be paid per outstanding share upon surrender of the certificates representing those securities.

After the Effective Time, there will be no further transfers of Company common stock. Any certificate presented to the surviving corporation or the Paying Agent for transfer (other than those certificates representing dissenting shares) after the Effective Time will be canceled and exchanged for the Merger Consideration with respect to each share of Company common stock represented by that certificate.

Any portion of the funds deposited with the Paying Agent that remain undistributed to holders of common stock of the Company for one year after the Effective Time will be delivered to Micro Focus, together with interest and other income received by the Paying Agent. Holders of Company common stock who at that time have not yet complied with the exchange procedures outlined above shall thereafter look only to Micro Focus, as general creditors of Micro Focus, for delivery of any Merger Consideration, without interest, that may be payable upon due surrender of their respective share certificates. None of Micro Focus, Merger Sub, the Company, the surviving corporation or the Paying Agent will be liable for any amount properly delivered to a public official under any applicable abandoned property, escheat or similar law.

The Paying Agent will invest any cash included in the funds made available by Micro Focus and the Company as directed by Micro Focus or Merger Sub, provided that (i) no investment shall relieve Micro Focus or the Paying Agent from making the payments required under the Merger Agreement, and if the funds are for any reason inadequate, Micro Focus will be liable for payment of the Merger Consideration, and (ii) the funds will be invested in investment grade money market instruments, direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $1 billion, in each case having maturities not to exceed thirty (30) days. Any interest or income produced by the investments will be payable to Micro Focus.

Micro Focus, the surviving corporation and the Paying Agent shall be entitled to deduct and withhold from any payment pursuant to the Merger Agreement amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable law.

Representations and Warranties

The Merger Agreement contains representations and warranties of the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement and that modify, qualify and create exceptions to the representations and warranties contained in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (i) they were made only as of the date of the Merger Agreement or a prior specified date, (ii) in some cases they are subject to qualifications with respect to materiality and knowledge, and (iii) they are modified in important part by the underlying disclosure schedules. The Company’s disclosure schedules contain information that has been included in the Company’s prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Company makes various representations and warranties in the Merger Agreement that are subject, in some cases, to exceptions and qualifications (including exceptions that do not create a Company Material Adverse Effect (as defined below)). Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ due organization, valid existence, good standing and qualification to do business;

•	our and our subsidiaries’ articles of incorporation, bylaws and other organizational documents;

•	our capitalization, including in particular the number of issued and outstanding shares of Company common stock, Company stock options warrants outstanding;

•	our corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the approval and recommendation of the Merger Agreement, and the approval of the Merger and the other transactions contemplated by the Merger Agreement by the board of directors;

•	the required vote of our stockholders in connection with the adoption of the Merger Agreement;

•

the absence of certain specified violations of, or conflicts with, our governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•	the required consents and approvals of governmental entities in connection with consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•	our SEC forms, documents, registration statements and reports since January 1, 2004, including the financial statements contained therein;

•	the absence of a Company Material Adverse Effect and certain other changes or events related to the Company or its subsidiaries since December 31, 2007;

•	the absence of legal proceedings and governmental orders against the Company;

•	the absence of certain undisclosed liabilities;

•

the absence of any untrue statement of a material fact or omission of a material fact required to be stated in this proxy statement or any other document filed with the SEC in connection with the Merger;

•	taxes;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to the our or our subsidiaries’ employee benefit plans;

•	our compliance with environmental laws and regulations;

•

our intellectual property rights, the absence of claims for infringement of third-party intellectual property rights, licenses of intellectual property to and by us and our compliance with laws regarding privacy and intellectual property rights;

•	compliance with applicable laws and permits;

•	our preferred stock purchase rights plan and the absence of takeover defenses applicable to the Merger;

•	the absence of undisclosed brokers’ fees;

•	our real property;

•	our material contracts;

•	our insurance coverage;

•	accuracy of our books and records;

•	our compliance with foreign corrupt practices laws;

•	absence of undisclosed transactions with affiliates and compliance with the Sarbanes-Oxley Act of 2002;

•	the receipt by the board of directors of a fairness opinion from Oppenheimer; and

•	the absence of transaction related expenses associated with the Merger in excess of $740,000.

For purposes of the Merger Agreement, “Company Material Adverse Effect” means any fact, development, circumstance, change or effect that, individually or in the aggregate with all other facts, developments circumstances, changes, or effects:

•

is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or

•	is reasonably likely to materially adversely effect the ability of the Surviving Corporation to operate or conduct its business in the manner in which the Company currently conducts its business.

However, any change or effect resulting from the following matters will not be taken into account in determining whether there has been a Company Material Adverse Effect and will not constitute a Company Material Adverse Effect:

•	general changes in economic, or financial or capital market conditions, in each case which do not affect disproportionately the Company and its Subsidiaries, taken as a whole,

•	changes in applicable law or generally accepted accounting principles occurring after April 30, 2008,

•	terrorism, war or the outbreak of hostilities,

•

changes in conditions generally applicable to the industries in which we and our subsidiaries are involved, in each case which do not affect us and our subsidiaries, taken as a whole, to a materially disproportionate degree relative to other companies in such industries, or

•	the loss of employees, customers or suppliers due to the fact that Micro Focus is to acquire the Company as a result of the consummation of the transactions contemplated by the Merger Agreement.

The Merger Agreement also contains various representations and warranties made jointly and severally by Micro Focus and Merger Sub that are subject, in some cases, to exceptions and qualifications (including exceptions that do not create a Micro Focus Material Adverse Effect (as defined below)). The representations and warranties relate to, among other things:

•	their due organization, valid existence and good standing;

•	their power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the absence of violations of, or conflicts with, their governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•	the absence of any untrue statement of a material fact or omission of a material fact required to be stated in any information supplied by Micro Focus for inclusion in this proxy statement;

•	having sufficient cash and cash equivalents available to pay the merger consideration;

•	the lack of any operations by Merger Sub; and

•	the absence of undisclosed broker’s fees.

For purposes of the Merger Agreement, a “Micro Focus Material Adverse Effect” means a material adverse change in financial condition, business, assets, liabilities, properties, or results of operations of Micro Focus and its subsidiaries, taken as a whole. However, any changes or effects resulting from the following matters will not be taken into account in determining whether there has been a Micro Focus Material Adverse Effect and will not constitute a Micro Focus Material Adverse Effect:

•	general changes in economic, or financial or capital market conditions,

•	changes in applicable law or generally accepted accounting principles,

•	terrorism, war or the outbreak of hostilities,

•

changes in conditions generally applicable to the industries in which Micro Focus and its subsidiaries are involved, in each case which do not affect Micro Focus and its subsidiaries, taken as a whole, to a materially disproportionate degree relative to other companies in such industries, or

•	from the announcement of Merger, the taking of any action contemplated or required by Merger Agreement, or the consummation of the transactions contemplated thereby, and that in each case would prevent Micro Focus from performing its obligations to pay the merger consideration payable under the Merger Agreement.

The representations and warranties in the Merger Agreement of each of the Company, Micro Focus and Merger Sub will terminate at the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms.

Conduct of the Company’s Business Pending the Merger

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions, between April 30, 2008 and the Effective Time, unless Micro Focus gives its prior written consent:

•	the Company and its subsidiaries will conduct business in the ordinary course and consistent with past practice in compliance in all material respects with all applicable laws;

•	the Company and its subsidiaries will pay their debts and taxes when due and pay or perform other material obligations when due; and

•

the Company and its subsidiaries will use their commercially reasonable efforts to preserve intact the Company’s current business organizations and to keep available the services of its current certain senior executive officers and employees and preserve its relationships with customers, suppliers and other having business dealings with the Company.

The Company also has agreed that during the same time period, subject to certain exceptions, neither the Company nor any of its subsidiaries will take any of the following actions, unless Micro Focus gives its prior written consent:

•	issue, sell, pledge, dispose, encumber or grant any equity securities or convertible securities of the Company or its subsidiaries;

•	reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any equity securities or convertible securities of the Company or its subsidiaries;

•	declare, set aside for payment or pay any dividend payable in cash, property or stock on, or make any other distribution in respect of, any shares of its capital stock;

•	amend the Company’s articles of incorporation or bylaws or the organizational documents of its subsidiaries;

•

make any acquisition, by means of merger, consolidation, acquisition of all or substantially all of the assets, capital stock or equity interests, or otherwise, of any person, or make any disposition or assignment, of any of its capital stock, material assets or properties or permit any of its assets or properties to be subject to any liens;

•	create, incur, guarantee or assume any indebtedness except as otherwise required in the ordinary course of the Company’s business consistent with past practice;

•

increase the compensation or other benefits payable to officers, directors, employees, agents or consultants except for persons who are not officers in the ordinary course of business consistent with past practices;

•	pay or agree to pay pension, retirement allowance or other employee benefits with respect to directors, employees, agents or consultants not required or contemplated by existing plans;

•	enter into any new or amend any existing employment, severance, change of control or termination agreement with any directors, officer, consultant, agent or employee;

•	change or remove our certified public accountants or change any of the accounting methods, policies, procedures or practices used by the Company;

•	enter into or become obligated under or change or terminate any material contract except in the ordinary course of business consistent with past practices;

•	modify the terms of, discount, setoff or accelerate the collection of, any accounts receivable, except in the ordinary course of business consistent with past practice;

•	pay accounts payable and other obligations and liabilities other than in the ordinary course of business consistent with past practice;

•	fail to maintain in all material respects inventory levels appropriate for our business;

•	make or commit to make aggregate expenditures in excess of $100,000;

•	settle any material pending claim resulting in any payment of an amount in excess of $50,000 in the aggregate;

•	grant any lien on our capital stock or the stock of our subsidiaries;

•	enter into any material transaction with our affiliates;

•

take, undertake, incur, authorize or commit or agree to take any action that would cause any of our representations and warranties in the Merger Agreement to be untrue in any material respect or would reasonably be anticipated to cause any of the closing conditions not to be satisfied; and

•	authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

Solicitation of Alternative Proposals

The Company agreed that it ceased and terminated any solicitation, encouragement, discussion or negotiation with any persons conducted prior to April 30, 2008. From April 30, 2008 until the earlier of the Effective Time or the date, if any, on which the Merger Agreement is terminated, the Company agreed not to:

•	initiate, accept, solicit, or facilitate or encourage, directly or indirectly, the submission of any inquiries, proposals or offers with respect to a Competing Transaction;

•	participate in any negotiations regarding, or furnish to any person any information in connection with, any Competing Transaction;

•	take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, a Competing Transaction;

•	withdraw, modify or amend in any way adverse to Micro Focus or Merger Sub its recommendation to our stockholders that they approve the Merger Agreement and the Merger;

•	enter into agreement with respect to any Competing Transaction;

•	approve or recommend or resolve to approve or recommend any Competing Transaction; or

•	enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger.

For purposes of the Merger Agreement, a “Competing Transaction” means any proposal or offer by any person or group acting in concert, other than Micro Focus and Merger Sub, to directly or indirectly acquire 15% or more of the assets, issued and outstanding shares of Company and its subsidiaries, taken as a whole, common stock or other ownership interests of the Company whether pursuant to a merger, consolidation or other business combination or other transaction, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions.

Prior to adoption of the Merger Agreement by the Company’s stockholders, if the Company receives a bonafide unsolicited written proposal or offer for a Competing Transaction that the Company’s board of directors acting reasonably and in good faith determines by majority vote, after consultation with outside counsel and financial advisors, to be a Superior Competing Transaction, the Company may:

•

furnish information to the third party making the proposal or offer for a Competing Transaction, provided the Company will only provide non-public information if it receives from the third party an executed confidentiality agreement; and

•	engage in discussions or negotiations with the third party with respect to the Competing Transaction.

The Company’s board of directors may (i) withdraw, modify or change the board of director’s approval or recommendation of the Merger Agreement or the Merger, (ii) approve or recommend to the Company’s shareholders such Superior Competing Transaction, (iii) terminate the Merger Agreement in, and/or (iv) publicly announce the Board of Director’s intention to do any or all of the foregoing, if the board of directors determines that it has received a proposal for a Superior Competing Transaction and reasonably determines in good faith, after consultation with our outside counsel and financial advisors, that taking any or all of these actions is necessary in order to comply with its fiduciary duties under applicable Law so long as the Company is not, and would not as a result of these actions be, in breach of the provisions of the Merger Agreement relating to Competing Transactions. In connection with any of these actions, the Company would be required to pay a $2.0 million termination fee to Micro Focus. Before the board of directors may take any of these actions, it must deliver to Micro Focus prior written notice advising Micro Focus that it intends to take such action, which written notice shall state the material terms and conditions of the applicable Superior Competing Transaction and Micro Focus shall be provided with three business days from the date of delivery of such notice to agree to make adjustments to the terms and conditions of the Merger Agreement to match or improve upon the economic or other terms of the purportedly Superior Competing Transaction. The Company must negotiate in good faith with respect to such amended proposal by Micro Focus.

The Company must also notify Micro Focus as promptly as reasonably practicable, and use its best efforts to provide such notice within one business day, following receipt by the Company (or any of its advisors) of any proposal for a Competing Transaction or any written request for nonpublic information relating to the Company or any of its subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of its subsidiaries by any third party that indicates it may be considering making, or has made, a proposal for a Competing Transaction (including the material terms and conditions of any such proposal, indication of interest or request relating to a Competing Transaction). The Company is obligated to keep Micro Focus reasonably informed, on a current basis, of the status and material details of any such proposal, indication or request (and any modification or amendment thereof), including of any meeting of its board of directors (or any committee thereof) at which its board of directors (or such committee) is reasonably expected to consider any Competing Transaction.

Before the Company’s board of directors may terminate the Merger Agreement following a withdrawal, modification or change of its recommendation and concurrently enter into a definitive agreement for a Superior Competing Transaction, the Company must comply with certain obligations regarding the submission of the terms of the Competing Transaction to Micro Focus, and must have not received an unconditional offer from Micro Focus that the board of directors reasonably and in good faith determines is at least as favorable to our stockholders as the Superior Competing Transaction.

For purposes of the Merger Agreement, “Superior Competing Transaction” means any Competing Transaction that the Company’s board of directors determines by majority vote, acting reasonably and in good faith, after consultation with the Company’s financial and legal advisors, is superior to the terms of the Merger Agreement taking into consideration all of the following:

•	the financial terms of the proposed Competing Transaction,

•	the proposed timing of the Competing Transaction or

•	the likelihood that such Competing Transaction will be consummated and that further pursuit of such transaction is necessary to comply with the board of directors’ fiduciary duties.

In addition to the foregoing, the Company may:

•	disclose to the stockholders a position contemplated by Rules 14e-2(a) and 14d-9 under the Exchange Act; and

•

make other disclosures to the Company’s stockholders, if the board of directors reasonably determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable state or federal securities law.

Appropriate Actions

The parties agreed in the Merger Agreement to use their reasonable efforts to consummate the Merger, including, (i) obtaining all necessary actions or non-actions, consents and approvals from governmental authorities or other persons and taking all reasonable steps as may be necessary to obtain approval from, or to avoid an action or proceeding, by any governmental authority or other persons necessary to consummate the Merger (including stockholder approval), (ii) defending any lawsuits or legal proceedings challenging the Merger, including seeking to have any stay or temporary restraining order vacated or reversed, and (iii) executing and delivering any additional instruments necessary to consummate the Merger. The parties further agreed to cooperate with each other to cause the termination of the registration of our Common Stock under the Securities Exchange Act of 1934, as amended, at the Effective Time.

Access to Information

The Company will, and will cause each of its subsidiaries to, provide to Micro Focus and their respective officers, employees, counsel, accountants, other representatives reasonable access during normal business hours to the Company’s and its subsidiaries’ officers, directors, facilities, properties, books, and records and other information as Micro Focus may reasonably request regarding the Company’s business, properties and personnel. The parties to the Merger Agreement also agreed to keep each other reasonably informed of the status of their efforts to consummate the Merger and give prompt notice of:

•	any representation or warranty made by it contained in the Merger Agreement becoming untrue or inaccurate in any material respect in accordance with its terms,

•	the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it,

•	any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger,

•	any notice or other communication relating to an investigation or restraint from any governmental authority in connection with the Merger,

•	any notice or communication from a key employee proposing to terminate, revoke or withdraw any commitment to remain employed by the Company or Micro Focus, and

•

any action commenced or, to the knowledge of the Company, on the one hand, or to the knowledge of Micro Focus, on the other hand, threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries, on the one hand, and Micro Focus or Merger Sub, on the other hand, and which, if pending on the date of Merger Agreement, would have been required to have been disclosed pursuant to the Merger Agreement.

Stockholders’ Meeting

Unless the Merger Agreement is terminated, the Company is required to duly call, give notice of, convene and hold the special meeting for the purpose of voting upon the approval and adoption of the Merger Agreement and approval of the Merger, to be held not more than 22 business days following the filing of a definitive proxy statement. The Company is required to recommend that the Company’s stockholders vote in favor of the approval and adoption of the Merger Agreement and the approval of the Merger, except that the Company will not be obligated to recommend to its stockholders the approval and adoption of the Merger Agreement or the approval of the Merger if the board of directors, in accordance with the Merger Agreement, changes, qualifies, withdraws or modifies in any manner adverse to Micro Focus its recommendation that the Company’s stockholders vote in favor of the approval and adoption of the Merger Agreement and the approval of the Merger. The Company is also required to use its reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger Agreement and the approval of the Merger.

Indemnification; Directors’ and Officers’ Insurance

Under the terms of the Merger Agreement, all current rights of indemnification provided by the Company for its directors, officers, employees and agents shall survive the Merger and continue in full force and effect for a period of not less than six years following the Effective Time. Micro Focus has also agreed that the surviving company will continue to indemnify, defend and hold harmless, and advance expenses to the Company’s directors, officers, employees and agents to the fullest extent required by the Company’s certificate of incorporation or bylaws.

In addition, Micro Focus shall cause the surviving corporation to obtain insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance that provides coverage for events occurring on or before the Effective Time. The terms of the policies will be no less favorable than the existing directors’ and officers’ liability insurance and fiduciary insurance policies of the Company, unless the cost of the policies would exceed $100,000, in which case the coverage will be the greatest amount available for an amount not exceeding $160,000.

Conditions to the Merger

The obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following mutual conditions:

•	Stockholder Approval. The adoption of the Merger Agreement by the Company’s stockholders.

•	No Injunction. No law shall be in effect enjoining or prohibiting or enjoining the Merger.

•	HSR Act Approvals. Any applicable waiting period under the HSR Act and any applicable foreign antitrust laws relating to the consummation of the Merger will have expired or been terminated.

The obligation of the Company to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

Identified Representations and Warranties. The accuracy in all respects (including any materiality qualifiers) of each of the representations and warranties made by Micro Focus and Merger Sub regarding corporate organization and qualification, authority relative to the Merger Agreement, accuracy of certain information in this proxy statement, brokers and finders, and adequate funds as of April 30, 2008 and as of the Effective Time (except for representations and warranties made as of a specific date, which need only be accurate as of such date).

•

Other Representations and Warranties. The accuracy in all material respects (without regard to any materiality qualifiers) of other representations and warranties made by Micro Focus and Merger Sub as of April 30, 2008 and as of the Effective Time (except for representations and warranties made as of a specific date, which need only be accurate as of such date), except where the failure to be accurate would not, individually or in the aggregate, have had, or would be reasonably expected to have, a Micro Focus Material Adverse Effect.

•	Performance of Obligations. The performance or compliance, in all material respects, by Micro Focus and Merger Sub of their agreements and covenants in the Merger Agreement.

The obligations of Micro Focus and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

Identified Representations and Warranties. The accuracy in all respects (including any materiality qualifiers) of each of the representations and warranties made by the Company regarding corporate organization and qualification, capitalization, subsidiaries, authority relative to the Merger Agreement, stockholder approval, accuracy of certain information in this proxy statement, taxes, brokers and finders, takeover statutes, opinion of financial advisor, and expenses as of April 30, 2008 and as of the Effective Time (except for representations and warranties made as of a specific date, which need only be accurate in all respects as of such date).

•

Other Representations and Warranties. The accuracy in all material respects (without regard to any materiality qualifiers) of other representations and warranties made by the Company as of April 30, 2008 and as of the Effective Time (except for representations and warranties made as of a specific date, which need only be accurate in all material respects as of such date), except where the failure to be accurate would not, individually or in the aggregate, have had, or would be reasonably expected to have, a Company Material Adverse Effect.

•	Performance of Obligations. The performance or compliance, in all material respects, by the Company of its agreements and covenants in the Merger Agreement.

•

Closing Certificate. The Company’s delivery to Micro Focus at the closing of a certificate with respect to the satisfaction of the conditions relating to the Company’s representations, warranties, covenants and agreements.

•	Consents. All consents, approvals and authorizations for the consummation of the Merger have been obtained.

•	Dissenting Shares. Less than ten percent of the outstanding shares of our common stock shall have elected dissenters rights under Delaware law.

•

No Pending Action. There shall be no pending action that has a reasonable likelihood of success challenging the Merger or the Merger Agreement, seeking to delay, restrain or prohibit the Merger or seeking to prohibit or impose material limitations on the ownership or operations of the Company after the Effective Time or seeking a material amount of damages.

•

Indebtedness. The Company shall not have indebtedness in excess of $500,000 outstanding as of the Effective Time other than accounts payable, trade payables and capital lease obligations incurred in the ordinary course of business.

•	Legal Opinion. Micro Focus shall have received an opinion of the Company’s outside legal counsel in form and substances reasonably acceptable to Micro Focus.

•

Transaction Expenses. Micro Focus shall have received a certificate from a duly authorized officer of the Company that the Company’s transaction expenses in connection with the Merger do not exceed, in the aggregate, $740,000 (including the full amount of any reimbursable expenses). Micro Focus shall have received an executed release in form and substance reasonably acceptable to Micro Focus from each person to whom any transaction expense is payable.

•

Cash and Cash Equivalents. The Company shall have provided reasonably satisfactory evidence to Micro Focus that the Company and its subsidiaries have, as of immediately prior to the Effective Time, cash and cash equivalents in an aggregate amount of not less than $25.0 million.

•

Certificates and Documents. The Company shall have delivered to Micro Focus the following documents: (i) a certified copy of the resolutions duly adopted by the board of directors authorizing the execution, delivery and performance of Merger Agreement and the Merger, (ii) a certified copy of the resolutions duly adopted by the Company’s stockholders adopting the Merger Agreement, (iii) a good standing certificate, or equivalent document, certified by the Secretary of State of the State of Delaware,

and dated no more than two (2) business days prior to the Closing Date, (iv) a copy of the Company’s Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of no more than two (2) business days prior to the Closing Date, and (v) a certificate executed by a duly authorized officer of the Company to the effect that neither the Company nor any of its subsidiaries is a U.S. real property holding company.

The Company’s board of directors is not aware of any condition to the Merger that cannot be satisfied. Under Delaware law, after the Merger Agreement has been adopted by our stockholders, the Merger Consideration cannot be changed and the Merger Agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

Termination

The Company and Micro Focus may agree to terminate the Merger Agreement without completing the Merger at any time. The Merger Agreement also may be terminated in certain other circumstances, including (in each case subject to certain limitations and exceptions):

•	By either Micro Focus or the Company, if:

•	there is in force a law permanently restraining, enjoining or otherwise prohibiting the Merger and such Law shall have become final and non-appealable and not subject to challenge,

•

our stockholders did not approve and adopt the Merger Agreement and approve the Merger by the earlier of (i) at a meeting duly called and held, or any adjournment thereof, at which a quorum was present and at which a shareholder vote was held with respect to the Merger or (ii) September 8, 2008; provided that the right to terminate the Merger Agreement pursuant to this provision shall not be available to the Company if the Company has breached certain of its obligations with respect to a Competing Transaction, or

•

the Effective Time shall not have occurred on or before September 8, 2008 (the “Termination Date”); provided, that the right to terminate the Merger pursuant to this provision shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in such failure to close.

•	By Micro Focus if:

•	the Company’s board of directors withdraws or modifies or changes its recommendation of the Merger or Merger Agreement in a manner adverse to Micro Focus or the surviving company;

•	the Company shall have approved or recommended a Competing Transaction to its stockholders;

•	the Company shall have materially breached or failed to comply with any of its obligations under the covenant regarding non-solicitation of Competing Transactions;

•	the Company’s stockholders do not adopt the Merger Agreement at the special meeting or any adjournment of the special meeting; or

•

there is a breach of representation, warranty, covenant or other agreement of the Company in the Merger Agreement that would prevent the Company from satisfying its closing conditions and such breach is not cured or is incapable of being cured within 30 days following delivery of written notice by Micro Focus to the Company.

•	By the Company, prior to the Effective Time if:

•

if there is a breach of representation, warranty, covenant or other agreement by Micro Focus in the Merger Agreement that would prevent Micro Focus and/or Merger Sub from satisfying its closing conditions and such breach is not cured or is incapable of being cured within 30 days following delivery of written notice by the Company to Micro Focus;

•	Micro Focus and Merger Sub fail to consummate the Merger after the Company has satisfied the conditions to closing applicable to the Company; or

•

the Company’s board of directors withdraws or modifies or changes its recommendation of the Merger or Merger Agreement and there exists at such time a proposal or offer for Superior Competing Transaction and the Company concurrently enters into a definitive agreement for the Superior Competing Transaction, provided that the Company has complied with its obligations to allow Micro Focus to amend the Merger Agreement and Micro Focus has not provided to the Company a written unconditional offer that our board of directors determines is at least as favorable to the Company’s stockholders as the Superior Competing Transaction.

In some cases, our termination of the Merger Agreement may require us to reimburse Micro Focus’s expenses in connection with the Merger, up to $2.0 million, as described below under “The Merger Agreement—Termination Fees.”

Termination Fees

Termination Fee Payable by the Company

The Company may be obligated to pay Micro Focus a termination fee of $2.0 million under the following circumstances:

•

the Company and/or its shareholders enter into a definitive agreement for or completes a Competing Transaction within 12 months of terminating the Merger Agreement as a result of a failure of the Company’s stockholders to adopt the Merger Agreement at the special meeting or any postponement or adjournment thereof by the earlier of the special meeting date or the date that is five days prior to the Termination Date;

•

the Company and/or its shareholders enter into a definitive agreement for or completes a Competing Transaction within 12 months of terminating the Merger Agreement because the Merger has not occurred on or before the Termination Date;

•

Micro Focus terminates the Merger Agreement because the Company’s board of directors has withdrawn, modified or changes it recommendation of the Merger Agreement or the Merger in a manner adverse to Micro Focus or Merger Sub, the Company shall have approved or recommended a Competing Transaction, the Company or the Company shall have materially breached its non-solicitation obligations; or

•

the Company terminates the Merger Agreement because, prior to the adoption of the Merger Agreement by the stockholders of the Company, the board of directors has concluded in good faith, after consultation with outside legal and financial advisors, that a Competing Transaction is a Superior Competing Transaction (after giving effect to any adjustments to the terms of the Merger Agreement offered by Micro Focus) and the Company enters into a definitive agreement providing for the consummation of such Superior Competing Transaction.

Termination Fee Payable by Micro Focus

Micro Focus may be obligated to pay the Company a termination fee of $2.0 million in the following circumstances:

•

the Company terminates the Agreement because there is a breach of a representation, warranty, covenant or other agreement by Micro Focus or Merger Sub that would prevent Micro Focus and/or Merger Sub from satisfying its closing conditions and such breach is not cured or is incapable of being cured within 30 days following delivery of written notice by the Company to Micro Focus; and

•	the Company terminates the Agreement because Micro Focus and Merger Sub fail to consummate the Merger after the Company has satisfied the conditions to closing applicable to the Closing.

Reimbursement of Micro Focus’s Expenses

The Company will be obligated to reimburse Micro Focus for its expenses, up to $2.0 million, incurred in connection with the Merger Agreement and the Merger under the following circumstances:

•	if the Company terminates the Merger Agreement as a result of the failure of the stockholders to approve and adopt the Merger Agreement and approve the Merger; or

•

Micro Focus terminates the Agreement because there is a breach of a representation, warranty, covenant or other agreement by the Company that would prevent the Company from satisfying its closing conditions and such breach is not cured or is incapable of being cured within 30 days following delivery of written notice by Micro Focus to the Company.

In no event shall either party be obligated to pay to the other more than $2.0 million in the aggregate for termination fees or reimbursement of expenses.

Amendment and Waiver

The Merger Agreement may be amended by mutual written agreement of the parties executed and duly delivered by duly authorized officers of the respective parties at any time prior to the Effective Time. However, after the adoption of the Merger Agreement by the Company’s stockholders, the Merger Agreement can not be amended without stockholder approval if such amendment would change the consideration payable in the Merger or adversely affect the rights of the stockholders under the Merger Agreement or would otherwise require further approval by the stockholders.

The Merger Agreement also provides that, at any time prior to the Effective Time, any party may, by written agreement:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement;

•	waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	waive compliance with any of the agreements or conditions contained in the Merger Agreement which may be legally waived.

THE VOTING AGREEMENT

This section of the proxy statement describes the material provisions of the voting agreement entered into by Zvi Alon, Alon Family Foundation, Alon Living Trust and Elyad, LLC with Micro Focus and Merger Sub, but it does not purport to describe all the provisions of the voting agreement. We urge you to read the full text of the voting agreement, which is attached as Annex B and incorporated by reference into this proxy statement.

General

Concurrently with the execution and delivery of the Merger Agreement, Zvi Alon, Alon Family Foundation, Alon Living Trust and Elyad, LLC entered into a voting agreement with Micro Focus and Merger Sub. On April 30, 2008, these stockholders together owned approximately 14.0% of the shares entitled to vote on the adoption of the Merger Agreement. All of the 1,353,380 shares of Company common stock represented by the stockholders who are parties to the voting agreement are beneficially owned by Zvi Alon, the Company’s Chairman of the Board, President and Chief Executive Officer.

Voting Covenants

The stockholders signing the voting agreement have agreed, among other things, to vote at any meeting of our stockholders at which such matter is considered, and at every adjournment or postponement thereof, their shares of our common stock in favor of:

•	in favor of adoption of the Merger Agreement and the transactions contemplated thereby;

•	against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement;

•	against any competing transaction from any party other than Micro Focus or an affiliate of Micro Focus as contemplated by the Merger Agreement;

•	against any proposal that is intended to, or is reasonably likely to, result in the conditions of Micro Focus’s or Merger Sub’s obligations under the Merger Agreement not being fulfilled;

•	against any amendment of our certificate of incorporation or by-laws that is not requested or expressly approved by Micro Focus; and

•	against any dissolution, liquidation or winding up of the Company.

Irrevocable Proxies

In furtherance of the voting agreement and to secure their obligations thereunder, the stockholders signing the voting agreement have executed irrevocable proxies in favor of Micro Focus, Merger Sub and any of their designees.

Restrictions on Transfer and Other Voting Arrangements

The stockholders signing the voting agreement also agreed not to, directly or indirectly, sell, transfer, gift-over, pledge, assign or otherwise dispose of any or all of their respective shares. These transfer restrictions are subject to customary exceptions for intestate transfers or transfers in connection with estate and charitable planning purposes, so long as the transferee executes a counterpart to the voting agreement. The stockholders signing the voting agreement also agreed not to enter into any contract, option or other arrangement or understanding with respect to any transfer of their respective shares. Additionally, these stockholders agreed not to grant any proxy, power of attorney or other authorization or consent with respect to their respective shares (other than the proxy granted to Micro Focus in the voting agreement) or deposit any of their shares into any voting trust, or enter into any other voting agreement or arrangement with respect to any of their shares.

Non-solicitation

The stockholders signing the voting agreement agreed not to become a “participant” in a “solicitation” (as these terms are used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or become a member of a “group” (as that term is used in the rules of the SEC) with respect to the voting of any shares of our common stock for any proposal that could reasonably be expected to impede, frustrate, prevent, prohibit or discourage any of the transactions contemplated by the Merger Agreement.

Termination

The voting agreement provides that it will terminate (i) at the effective time of the Merger or (ii) upon the termination of the Merger Agreement in accordance with its terms.

DELISTING AND DEREGISTRATION OF OUR COMMON STOCK

If the Merger is completed, our common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the SEC on account of our common stock.

MARKET PRICES OF THE COMPANY’S COMMON STOCK AND DIVIDEND DATA

Our common stock is traded on the Nasdaq Global Market under the symbol “NETM”. According to the records of our stock transfer agent, as of May 8, 2008, there were 9,677,918 shares of our common stock outstanding held by 872 holders of record. Many of the shares of our common stock are held by brokers and other institutions on behalf of stockholders and we are unable to estimate the exact total number of stockholders represented by these record holders.

The high and low closing sales prices of our common stock as reported on the NASDAQ Global Market for each quarter of 2006 and 2007, the first quarter of 2008, and the second quarter of 2008 (through May 16, 2008) were as follows:

	High	Low
2008
First Quarter	$6.28	$3.66
Second Quarter (through May 16, 2008)	$7.00	$4.09

2007
First Quarter	$5.92	$5.01
Second Quarter	5.44	4.50
Third Quarter	4.58	3.67
Fourth Quarter	6.99	3.60

2006
First Quarter	$6.20	$5.28
Second Quarter	6.21	4.85
Third Quarter	5.23	4.10
Fourth Quarter	5.29	4.80

On April 30, 2008, which was the last trading day before we announced that our board of directors has approved the Merger Agreement, the Company common stock closed at $4.15 per share. The average closing stock price of the Company’s common stock during the 30 trading days ended April 30, 2008 was $4.18 per share. On May 16, 2008 which was the last trading day before this proxy statement was printed, the Company common stock closed at $6.96 per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares.

Dividends

We have not declared or paid cash dividends on our common stock and do not currently intend to pay any cash dividends in the foreseeable future. We are not subject to any agreements or debt instruments that restrict the payment of cash dividends.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of May 8, 2008 for: (i) each of our Directors; (ii) each of our Named Executive Officers; (iii) all of our executive officers and directors as a group, and (iv) all those persons known to us to be the beneficial owners of more than 5% of our outstanding common stock. At the close of business on May 8, 2008, there were 9,677,918 shares of Company common stock outstanding. Except as otherwise indicated below, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person, subject to community property laws where applicable. Except as otherwise set forth below, the address of each named individual is our address as set forth herein.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and is not necessarily indicative of beneficial ownership for any other purpose. Shares of common stock that a person has a right to require within 60 days of May 8, 2008, or, with respect to 5% beneficial owners, as calculated in the applicable Schedule 13D or Schedule 13G, are deemed outstanding for purposes of computing the percentage ownership of that person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group, if applicable.

	Beneficial Ownership
Stock Ownership of Executive Officers & Directors	Number of Shares	Percent Total (%) (1)
Beneficial Owner
Zvi Alon (2)	1,802,642	17.80%
John Bosch (3)	23,143	*
Uzia Galil (4)	96,753	1.00%
Shelley Harrison (5)	110,504	1.13%
Darrell Miller (6)	19,815	*
Abraham Ostrovsky (7)	28,840	*
Harry Saal (8)	7,666	*
Omer Regev (9)	17,499	*
Ido Hardonag (10)	79,666	*
Cheli Aflalo-Karpel (11)	27,733	*
George Bennett (12)	—	*
All executive officers and directors as a group (12 persons) (13)	2,215,735	21.18%
Stock Ownership of Other Beneficial Owners of More than 5%
Micro Focus (US), Inc. (14)	1,802,642	17.80%
9420 Key West Avenue Rockville, MD 20850
Spectrum Galaxy Fund Ltd. (15) Zeff Capital Partners, I, L.P. Zeff Holding Company, LLC Mr. Daniel Zeff c/o 50 California Street, Suite 1500 San Francisco, CA 94111	643,644	6.65%
Riley Investment Management LLC (16) Riley Investment Partners Riley Investment Partners Master Fund, L.P. Mr. Bryant Riley c/o 11100 Santa Monica Blvd Suite 810 Los Angeles, CA 90025	514,545	5.32%

*	Less than 1%.
(1)	Based on 9,677,918 shares of common stock outstanding as of May 8, 2008.
(2)	Includes (i) 42,352 shares owned by Mr. Alon; (ii) 5,428 held by the Alon Family Foundation, with respect to which Mr. Alon has voting and investment control; (iii) 696,801 shares held by the Alon Living Trust, with respect to which Mr. Alon has voting and investment control; (iv) 608,799 shares held by Elyad, LLC, representing approximately 6.29% of the outstanding shares of Common Stock, with respect to which Mr. Alon has voting rights, and (v) 449,262 shares issuable upon exercise of options that are exercisable within 60 days of May 8, 2008.
(3)	Includes 143 shares held by Mr. Bosch’s spouse. Mr. Bosch disclaims beneficial ownership of these shares. Also includes 23,000 shares issuable upon exercise of options that are exercisable within 60 days of May 8, 2008.
(4)	Includes 71,429 shares owned by Uzia and Ella Galil. Also includes 25,324 shares issuable upon exercise of options that are exercisable within 60 days of May 8, 2008.
(5)	Includes 110,504 shares issuable upon exercise of options that are exercisable within 60 days of May 8, 2008.
(6)	Includes 19,815 shares issuable upon exercise of options that are exercisable within 60 days of May 8, 2008.
(7)	Includes 21,697 shares issuable upon exercise of options that are exercisable within 60 days of May 8, 2008.
(8)	Includes 7,666 shares issuable upon exercise of options that are exercisable within 60 days of May 8, 2008.
(9)	Includes 17,499 shares issuable upon exercise of options that are exercisable within 60 days of May 8, 2008.
(10)	Includes 77,918 shares issuable upon exercise of options that are exercisable within 60 days of May 8, 2008.
(11)	Includes 27,733 shares issuable upon exercise of options that are exercisable within 60 days of May 8, 2008.
(12)	Mr. Bennett left the company in October 2007.
(13)	Includes 781,942 shares issuable upon exercise of options that are exercisable within 60 days of May 8, 2008.
(14)	Information presented is based on a Schedule 13D filed on May 9, 2008 by Micro Focus (US), Inc. Micro Focus may be deemed to have beneficial ownership and shared power to vote these shares of Company common stock pursuant to the Voting Agreement dated April 30, 2008, by and among Micro Focus, Merger Sub, Zvi Alon, Alon Family Foundation, Alon Living Trust and Elyad, LLC. Stephen Kelly is Director, President and Chief Executive Officer of Micro Focus.
(15)	Information presented is based on Schedule 13G/A filed on February 12, 2008 by Daniel Zeff, Spectrum Galaxy Fund Ltd., Zeff Capital Partners I, L.P., and Zeff Holding Company, LLC. Mr. Zeff is the sole manager and member of Zeff Holding Company, LLC, which is the general partner of Zeff Capital Partners I, L.P. Mr. Zeff is also the investment manager of Zeff Capital Offshore Fund, a class of shares of Spectrum Galaxy Fund Ltd. According to the Schedule 13G/A, Mr. Zeff reported that he beneficially owned 643,644 shares of our common stock, and that he had sole power to vote and to dispose of these shares, comprised of 365,297 shares of our common stock that are also beneficially owned by Zeff Capital Partners I, L.P. and Zeff Holding Company, LLC and 278,347 shares of our common stock that are also beneficially owned by Spectrum Galaxy Fund Ltd.
(16)	Information presented is based on a Schedule 13D/A filed on December 17, 2007 by Riley Investment Management LLC, Riley Investment Partners Master Fund, L.P. and Bryan R. Riley. Mr. Riley is the sole manager of Riley Investment Management LLC, which is the general partner of Riley Investment Partners Master Fund, L.P. Riley Investment Management LLC, Riley Investment Partners Master Fund, L.P. and Mr. Riley reported they each beneficially owned 569,470 shares of our common stock, of which they had sole power to vote and to dispose of 514,545 shares. Additionally, each reported shared voting and dispositive power over 54,925 shares of common stock owned of by an investment advisory client of Riley Investment Management LLC in an account indirectly affiliated with Mr. Riley.

DISSENTERS’ RIGHTS OF APPRAISAL

Pursuant to Delaware law, if (1) you properly file a demand for appraisal of your Company common stock in writing prior to the vote taken at the special meeting and (2) your shares of Company common stock are not voted in favor of the merger, you will be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

Section 262 is reprinted in its entirety as Appendix D to this proxy statement. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix D. This discussion and Appendix D should be reviewed carefully by you if you wish to exercise statutory appraisal rights or you wish to preserve the right to do so, as failure to comply with the procedures set forth in Section 262 will result in the loss of your appraisal rights.

If you make the demand described below with respect to your shares, and

•	are continuously the record holder of your shares through the effective time of the merger;

•	otherwise comply with the statutory requirements of Section 262 of the General Delaware Corporation Law of the State of Delaware;

•	do not vote your shares of common stock in favor of the Merger Agreement; and

you shall be entitled to an appraisal by the Delaware Court of Chancery of the “fair value” of your shares, exclusive of any element of value which might arise from either the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery. In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, same as, or less than the value that you would receive under the Merger Agreement. You should also be aware that the opinion of our financial advisor as to the fairness from a financial point of view of the consideration payable in the Merger is not an opinion as to fair value under Section 626.

Under Section 262, where a merger is to be submitted for adoption and approval at a meeting of stockholders, as in the special meeting, not less than 20 days prior to the meeting we must notify you that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes your notice of your appraisal rights, and the applicable statutory provisions are attached to this proxy statement as Appendix D.

As a holder of Company common stock, if you desire to exercise your appraisal rights you must not vote in favor of the Merger Agreement or the Merger and you must deliver a separate written demand for appraisal to us prior to the vote on the Merger Agreement and the Merger at the special meeting. If you sign and return a proxy without expressly directing by checking the applicable boxes on the reverse side of the enclosed proxy card that your shares be voted against the proposal or that an abstention be registered with respect to your shares in connection with the proposal, you will effectively have waived your appraisal rights as to those shares because, in the absence of express contrary instructions, your shares will be voted in favor of the proposal. See “The Special Meeting of Stockholders—Voting and Revocation of Proxies” beginning on page 20. Accordingly, if you desire to perfect appraisal rights with respect to any of your shares you must, as one of the procedural steps involved in such perfection, either (1) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to adopt the merger agreement or (2) check either the “AGAINST” or the “ABSTAIN” box next to the proposal on the proxy card or affirmatively vote in person against the proposal or register in person an abstention with respect to the proposal.

Your voting against, or failure to vote for, the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262, but your failure to vote against the adoption of the Merger Agreement does not, by itself, constitute a waiver of your appraisal rights.

Only a holder of record is entitled to assert appraisal rights for the shares of our common registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the holders of record and must reasonably inform us of the holder of record’s identity and that the holder of record intends to demand appraisal of the holder’s shares. If you have a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, you must act promptly to cause the record holder to follow properly and in a timely manner to perfect whatever appraisal rights are available, and your demand must be executed by or for the record owner. If your shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner.

A record owner, such as a broker, fiduciary or other nominee, who holds shares as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares in the name of such record owner.

If you elect to exercise appraisal rights, you should mail or deliver your written demand to:

NetManage, Inc.

20883 Stevens Creek Boulevard

Cupertino, CA 95014

Attention: Omer Regev, Chief Financial Officer

The written demand for appraisal should specify your name and mailing address, the number of shares owned, and that you are demanding appraisal of your shares. A proxy or vote against the merger agreement will not by itself constitute a demand. Within ten days after the effective date, the Company, as the surviving corporation, must provide notice of the effective time of the merger to you if you have complied with Section 262.

In view of the complexity of Section 262, our stockholders who may wish to pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is completed, there will be no public participation in any future meetings of our stockholders. However, if the Merger is not completed, our stockholders will continue to be entitled to attend and participate in stockholder meetings, and we will hold our 2008 annual meeting of stockholders. Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2008 annual meeting of stockholders were required, no later than February 5, 2008 to submit their proposal in accordance with the procedures prescribed in SEC Rule 14a-8 to NetManage’s Corporate Secretary, NetManage, Inc., 20883 Stevens Creek Boulevard, Cupertino, California 95014.

OTHER MATTERS

Management is not aware of any matters to be presented for action at the special meeting other than those set forth in this proxy statement. However, should any other business properly come before the special meeting, or any adjournment thereof, the enclosed proxy confers upon the persons entitled to vote the shares represented by such proxy, discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of the Company.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

The SEC has implemented a rule permitting companies and brokers, banks and other intermediaries to deliver a single copy of a proxy statement to households at which two or more beneficial owners reside. This method of delivery, which eliminates duplicate mailings, is referred to as “householding.” Beneficial owners sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of this proxy statement. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. If your household received a single proxy statement but you would prefer to receive additional copies of the proxy statement, or if you would like to request that in the future separate proxy statements be sent to stockholders in your household, you should notify your broker and direct your written request to Investor Relations Department, NetManage, Inc., 20883 Stevens Creek Boulevard, Cupertino, California 95014, or contact our Investor Relations Department at (408) 973-7171. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting their broker and our Investor Relations Department at the address or phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

You may request copies of our SEC filings, at no cost, by writing or calling the Company at the following address: Investor Relations Department, NetManage, Inc., 20883 Stevens Creek Boulevard, Cupertino, California 95014 or at the following telephone number: (408) 973-7171. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document. If you would like to request documents, please do so by June 6, 2008, in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated May 19, 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 30, 2008, by and among Micro Focus (US), Inc., a Delaware corporation (“Parent”), MF Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Newco”), and NetManage, Inc., a Delaware corporation (the “Company”). Certain other capitalized terms used in this Agreement are defined in Section 7.

WHEREAS, each of Parent and the Company has determined that it is in its best interests for Parent to acquire the Company, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of each of Parent, Newco and the Company has approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements with Parent; and

WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Newco and the Company hereby agree as follows:

1.    THE MERGER.

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Newco shall consummate a merger (the “Merger”) in which Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, and Company shall be, and is herein sometimes referred to as, the “Surviving Corporation.”

1.2 Effective Time. On the Closing Date, a properly executed certificate of merger conforming to the requirements of Section 251 of the DGCL shall be filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), and the parties hereto shall take such other reasonable and further actions as may be required by Law to make the Merger effective. The Merger shall become effective at the time such Certificate of Merger is filed with and accepted by the Secretary of State of the State of Delaware or at such later time as specified in such Certificate of Merger (the “Effective Time”).

1.3 Effects of the Merger. Upon the Effective Time, the separate existence of Newco shall cease and Company, as the Surviving Corporation (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time, (ii) shall be subject to all actions previously taken by its and Newco’s Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Newco in the manner more fully set forth in Section 259 of the DGCL, (iv) shall continue to be subject to all of the debts, liabilities and obligations of Company as constituted immediately prior to the Effective Date of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Newco in the same manner as if Company had itself incurred them, all as more fully provided under the applicable provisions of the DGCL.

1.4 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Kirkland & Ellis, 555 California Street, San Francisco, California 94104, on the date which is most promptly practicable following the date of the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the fifth (5th) business day following such date or (b) at such other place, time and date and in such other manner as Parent and the Company may agree. The date on which the Closing takes place is referred to herein as the “Closing Date”.

1.5 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and Company prior to the Effective Time:

(a) the Certificate of Incorporation of Newco as in effect immediately prior to the Effective Time shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law;

(b) the Bylaws of Newco as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law; and

(c) the directors and officers of Newco immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

1.6 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Newco, the Company, the Surviving Corporation or the holders of any outstanding shares of the Company’s Common Stock (collectively, the “Shares,” and each, a “Share”), each Share shall be treated as follows:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than those Shares which are Dissenting Shares and shares owned by Parent, Newco or any direct or indirect wholly-owned Subsidiary of Parent (collectively, “Parent Companies”) or by the Company or any of the Company’s direct or indirect wholly-owned Subsidiaries), shall be cancelled and extinguished and converted into the right to receive from Parent, pursuant to Section 1.8, an amount equal to the Per Share Merger Consideration, payable to the holder thereof without interest thereon, upon the surrender of the certificate formerly representing such Share.

(b) Each Share issued and outstanding and owned by the Parent Companies or the Company or any of the Company’s direct or indirect wholly-owned Subsidiaries shall immediately prior to the Effective Time cease to be outstanding, be cancelled and retired, without payment of any consideration therefor, and shall cease to exist.

(c) Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

1.7 Stock Options.

(a) Prior to the Effective Time, the Board of Directors shall adopt such resolutions and take such other actions as are required to approve and effect the matters contemplated by this Section 1.7. The Company shall use its best efforts to obtain any necessary consents of the holders of Options (as defined below) to effect this Section 1.7.

(b) The Company shall take all necessary steps to ensure that each option to acquire shares of capital stock of the Company (“Option”) that has been granted under the Company’s 1992 Stock Option Plan, 1993 Non-Employee Directors Stock Option Plan and the 1999 Non-Statutory Stock Option Plan (each, as amended and in effect on the date hereof, the “Option Plans”), or otherwise, and is outstanding as of immediately prior to the Effective Time, will (i) become fully exercisable or “vested” for a period of at least 10 days prior to the Effective Time, contingent upon the occurrence of the Effective Time, with respect to the 1999 Non-Statutory Stock Option Plan and (ii) with respect to the other Option Plans or other Option-related agreements, at the Effective Time to the extent unexercised, automatically shall be cancelled and converted into the right to receive, upon compliance with the provisions noted below, a lump sum cash payment in an amount equal to the product of the following:

(i) the excess, if any, of the Per Share Merger Consideration payable per Share over the per share exercise price of each Share subject to such Option, multiplied by

(ii) the number of shares of Capital Stock covered by such Option, and in each case less applicable Taxes to be withheld (any payment made pursuant to this Section 1.7 to the holder of any Option shall be reduced by any income or employment Tax withholding required under (x) the Code, (y) any applicable state, local or foreign Tax laws and (z) any other applicable Laws, and, to the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Option for all purposes under this Agreement).

(c) If, in accordance with Section 1.7(b)(i), the Per Share Merger Consideration payable per Share is less than the per share exercise price of any Option, then any such Option shall automatically be cancelled without any consideration as of the Effective Time.

(d) As of the Effective Time, each of the Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of securities or rights to acquire securities of the Company shall be terminated and cancelled (without any liability on the part of Parent or the Surviving Corporation other than as expressly set forth in this Section 1.7).

(e) No party to this Agreement shall be liable to any holder of any Option for any cash delivered to a public official pursuant to and in accordance with any abandoned property, escheat or similar Law.

(f) The Company and the Board of Directors shall take any and all actions (including, but not limited to, giving requisite notices to, and using their best efforts to obtain all necessary consents from, holders of Options advising them of such cancellations and any rights pursuant to this Section 1.7) as are necessary to (i) fully advise holders of Options of their rights under the Option Plans or otherwise and the Options in connection with the Merger, and (ii) effectuate the provisions of this Section 1.7 under the terms of the Option Plans or other Option-related agreements. From and after the Effective Time, other than as expressly set forth in this Section 1.7, no holder of an Option shall have any rights in respect thereof other than to receive payment (if any) for the Options as set forth in this Section 1.7, and neither Parent nor the Surviving Corporation shall have any liability or obligation under any of the Option Plans or, other than the obligation to make any required payment set forth in this Section 1.7, with respect to the Options.

(g) Any payment to be made to a holder of any Option in accordance with this Section 1.7 shall be made by the Surviving Corporation and, as a prerequisite to receiving any consideration pursuant to this Section 1.7, each holder of an Option shall be required to execute a written acknowledgment to the effect that (i) the payment of such consideration, if any, will satisfy in full the Company’s obligation to such person pursuant to such Option and (ii) subject to the payment of the such Consideration, if any, such Option held by such holder shall, without any action on the part of the Company or the holder, be deemed terminated, canceled, void and of no further force and effect as between the Company and the holder and neither party shall have any further rights or obligations with respect thereto. Such written acknowledgment shall be substantially in the form attached hereto as Exhibit 1.7. Until the provisions of this Section 1.7 are satisfied by the holder of each Option, such Option shall represent for all purposes after the Effective Time only the right to receive the payments, if any, without interest, from the Surviving Corporation pursuant to this Section 1.7.

(h) The Company shall take all necessary action to provide that the Company’s 1993 Employee Stock Purchase Plan (the “ESPP”) and all options or other rights to purchase Shares granted under the ESPP shall be terminated effective as of the date of this Agreement and no participant in the ESPP shall thereafter be granted any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation,

Parent or any Subsidiary of any of the foregoing. The Company shall refund the payroll deductions, if any, credited to each participant’s account under the ESPP, without interest, in accordance with the terms of the ESPP.

1.8 Payment for Securities in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

(a) Prior to the Effective Time, Parent shall designate a reputable bank or trust company or other entity reasonably acceptable to the Company to act as paying agent for the holders of Shares in connection with the Merger (the “Paying Agent”), and to receive the funds to which the holders of Shares will become entitled pursuant to Section 1.6(a). Promptly following the Effective Time, Parent or Newco shall deposit, or Parent or Newco shall otherwise take all steps necessary to cause to be deposited into the Payment Fund (as defined below), by wire transfer of immediately available funds, in trust with the Paying Agent for the benefit of the holders of Shares, cash in an aggregate amount equal to (i) the product of (A) the number of Shares issued and outstanding immediately prior to the Effective Time and entitled to receive the Per Share Merger Consideration in accordance with Section 1.6(a) and (B) the Per Share Merger Consideration less the Company Cash Deposit (as defined below), in each case required to be deposited into the Payment Fund pursuant to this Section 1.8(a) (such difference, the “Parent Total Merger Consideration”). Promptly following the Effective Time and substantially concurrently with the Parent or Newco’s deposit of the Parent Total Merger Consideration, the Company shall deposit, or the Company shall otherwise take all steps necessary to cause to be deposited, in trust for the benefit of the holders of Shares, such amount of cash as Parent shall reasonably request (the amount to be deposited by the Company is referred to herein as the “Company Cash Deposit” and together with the Parent Total Merger Consideration, the “Payment Fund”) with the Paying Agent for deposit into the Payment Fund. Without limiting the Company’s obligations set forth in the preceding sentence, the Company shall, as of the Effective Time, the Company shall retain sufficient freely available cash (after payment of the Company Cash Deposit) to pay the aggregate amount to be paid to the holders of Options pursuant to Section 1.7. The Paying Agent shall, pursuant to irrevocable instructions, make the payments contemplated by Sections 1.6(a) out of the Payment Fund in accordance with the provisions of Section 1.8(c).

(b) The Paying Agent shall invest the Payment Fund as directed by Parent or Newco in (i) investment grade money market instruments, (ii) direct obligations of the United States of America, (iii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iv) commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or (v) certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $1 billion, in each case having maturities not to exceed thirty (30) days and as designated by Parent, with any interest earned thereon being payable to Parent. Parent shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred and not offset by earnings or gains as a result of the aforementioned investments. All earnings and gains thereon shall inure to the benefit of Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under Section 1.6(a) and this Section 1.8, Parent shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

(c) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record (other than holders of certificates representing Dissenting Shares or Shares referred to in Section 1.6(b)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) (other than holders owning Dissenting Shares), (i) a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates, if any, for cancellation to the Paying Agent, together with such letter of transmittal duly executed and properly completed, and any other required documents, the holder of such Certificates shall be entitled to receive for each Share represented by such Certificates the Per Share Merger Consideration, without any interest thereon, less any required withholding of taxes, and the Certificates so surrendered shall forthwith be cancelled.

(d) If payment is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.8, each Certificate (other than certificates representing Dissenting Shares or Shares referred to in Section 1.6(b)) shall represent for all purposes only the right to receive, for each Share represented thereby, the Per Share Merger Consideration, and shall not evidence any interest in, or any right to exercise the rights of a shareholder or other equityholder of, the Company or the Surviving Corporation.

(e) Any portion of the Payment Fund made available to the Paying Agent which remains unclaimed by the former shareholders for one year after the Effective Time shall be delivered to Parent, and any former shareholders shall thereafter look only to Parent for payment of any amounts to which such holders are entitled pursuant to this Section 1.8, in each case, without any interest thereon and subject to any taxes required to be withheld.

(f) Neither the Paying Agent nor any party to this Agreement shall be liable to any shareholder for any Merger Consideration or cash delivered to a public official pursuant to and in accordance with any abandoned property, escheat or similar Law.

(g) The Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as Parent and the Surviving Corporation reasonably and in good faith determine are required to be deducted and withheld with respect to the making of such payment under the Code, or any social security, FICA or Medicare tax Law or any other provision of federal, state, local or foreign tax Law. To the extent that amounts are so withheld by the Paying Agent, such withheld amounts shall be (i) treated for all purposes of this Agreement as having been paid to the former holder of Shares, in respect of which such deduction and withholding was made by the Paying Agent, and (ii) deposited on behalf of such former holder with the appropriate tax authorities.

1.9 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Section 262 of the DGCL are or prior to the Effective Time may become applicable to the Merger, any shares of Company capital stock that, as of the Effective Time, are held by holders who have as of the Effective Time preserved appraisal rights under Section 262 of the DGCL with respect to such shares (“Dissenting Shares”) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.8, and the holder or holders of such shares shall be entitled only to such rights as may be provided to such holder or holders pursuant to Section 262 of the DGCL; provided, however, that if such appraisal rights shall not be perfected or the holders of such shares shall otherwise lose their appraisal rights with respect to such shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such rights, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with Section 1.8.

(b) Company shall give Parent (i) prompt notice of any written demand received by Company prior to the Effective Time to require Company to purchase shares of Company capital stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

1.10 No Further Rights or Transfers. Except for the surrender of the Certificates representing the Shares in exchange for the right to receive the Per Share Merger Consideration with respect to each Share or the perfection of appraisal rights with respect to the Dissenting Shares, at and after the Effective Time, a holder of Shares shall cease to have any rights as a shareholder of the Company, and no transfer of Shares shall thereafter be made on the stock transfer books of the Company.

1.11 Certain Company Actions. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by Section 1 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby makes the representations and warranties in this Section 2 to Parent and Newco, except as qualified or supplemented by the corresponding sections in the Company Disclosure Schedule delivered to Parent prior to the execution of this Agreement and attached hereto:

2.1 Corporate Organization and Qualification. The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing would not have a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing would not have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted. Each of the Subsidiaries of the Company has all requisite power and authority to own its properties and to carry on its business as it is now being conducted. The Company has previously made available to Parent complete and correct copies of the Company Certificate of Incorporation (the “Company Certificate of Incorporation”) and bylaws as in effect on the date hereof (the “Company Bylaws”), and the certificate of incorporation and bylaws (or other comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Organizational Documents”).

2.2 Capitalization; Subsidiaries. (a) The authorized capital stock of the Company consists of 37,000,000 shares, 36,000,000 shares of which are designated as Common Stock, 1,000,000 shares of which are designated as Series A Preferred Stock, par value $0.01 per share (the “Preferred Stock”, together with the Common Stock are collectively referred to herein as the “Capital Stock”). As of the date of this Agreement, 9,630,077 shares of Common Stock were issued and outstanding, and no shares of Preferred Stock were issued and outstanding, and as of the Closing Date, no more than 11,237,028 shares of Common Stock plus any shares of Common Stock issuable pursuant to the Merit Options and no shares of Preferred Stock shall be issued and outstanding. Other than the foregoing, there are no other shares of a class or series of Capital Stock of the Company or any Subsidiary thereof authorized or outstanding. All of the issued and outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable, and are free of preemptive rights. All of the issued and outstanding shares of Capital Stock were issued in compliance with any preemptive rights and any other statutory or contractual rights of any shareholders of the Company and in compliance with all applicable securities Laws. As of the date hereof, 1,606,951 shares of Common Stock are reserved for issuance upon the exercise of outstanding Options granted pursuant to the Option Plans, and no shares of Common Stock are reserved for issuance upon the exercise of outstanding Options granted outside of the Option Plans and no shares of Common Stock are reserved for issuance upon the exercise of any warrants or similar rights. Section 2.2 of the Company Disclosure Schedule sets forth a correct, true and complete list of each Person who, as of the close of business on the date of this Agreement, held an Option under any of the Option Plans or otherwise, indicating with respect to each Option then outstanding, the number of Shares subject to such Option, the grant date and exercise price of such Option, and the vesting schedule and expiration of such Option. The only security issuable upon exercise of outstanding Options is Common Stock. There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, outstanding or authorized options, warrants, convertible securities, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Company or any of its Subsidiaries is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of its capital stock or any securities or rights convertible into, exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or requiring it to give any Person the right to receive any benefit or rights similar to any rights enjoyed by or accruing to the holders of its shares of capital stock or any rights to participate in the equity or net income of the Company or any of its Subsidiaries. There are no shareholders’ agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound or, to the knowledge of the Company, between or among shareholders, in each case with respect to the transfer or voting of any capital stock of the Company or any of its Subsidiaries.

(b) Section 2.2(b) of the Company Disclosure Schedule sets forth a true and complete list of the names, jurisdictions of organization, and jurisdictions of qualification as a foreign entity of each of the Company’s Subsidiaries.

(c) All outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company free and clear of all Liens, other than Permitted Liens. Other than the Subsidiaries, there are no other corporations, joint ventures, associations or other entities in which the Company or any of its Subsidiaries owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the Subsidiaries, neither the Company nor any of its Subsidiaries is a member of (nor is any part of its business conducted through) any partnership nor is the Company or any of its Subsidiaries a participant in any joint venture or similar arrangement.

2.3 Authority Relative to This Agreement. Subject to the receipt of stockholder approval with respect to the transactions contemplated hereby, the Company has the requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder or thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of the Merger and the adoption of this Agreement by holders of the Shares in accordance with the DGCL and the Company Certificate of Incorporation. This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding agreement of Parent and Newco, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

2.4 Consents and Approvals; No Violation.

(a) Neither the execution and delivery by the Company of this Agreement and of each instrument required hereby to be executed and delivered by the Company at the Closing, nor the performance of its obligations hereunder or thereunder, nor the consummation by the Company of the transactions contemplated hereby or thereby, will:

(i) conflict with or result in any breach of any provision of the Company Certificate of Incorporation or Company By-Laws or the respective Subsidiary Organizational Documents of any of the Company’s Subsidiaries;

(ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, except (A) pursuant to the applicable requirements of the Exchange Act, (B) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business, (C) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”) and foreign merger control laws, or (D) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or adversely affect or materially delay the consummation of the transactions contemplated hereby;

(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of its or their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained by the Company or the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(iv) assuming that the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 2.4 are duly and timely obtained or made and the approval of the Merger and the adoption of this Agreement by the Company’s shareholders have been obtained, violate any Law applicable to the Company or any of its Subsidiaries, or to any of their respective assets, the violation of which, individually or in the aggregate, would be expected to have a Company Material Adverse Effect.

(b) The only votes of the holders of any class or series of the Company’s or its Subsidiaries’ securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby are the affirmative vote of the holders of a majority of the outstanding voting power of the Common Stock (“Company Shareholder Approval”).

2.5 SEC Reports; Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2004, pursuant to the federal securities Laws and the SEC rules and regulations thereunder (collectively, the “Company SEC Reports”), all of which, as of their respective dates (or if subsequently amended or superseded by a Company SEC Report, then as of the date of such subsequent filing), complied in all material respects with all applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”), as the case may be. None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports, as of their respective dates, (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with the books and records of the Company and with United States generally accepted accounting principles

(“GAAP”) applied on a basis consistent with prior periods (except as otherwise noted therein and, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the lack of footnotes), and (iii) presented fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), all in accordance with GAAP.

2.6 Absence of Certain Changes or Events. As of the date of this Agreement, since December 31, 2007, the Company has not suffered any Company Material Adverse Effect, and to the knowledge of the Company, no fact, condition or circumstance exists that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.7 Litigation. There are no Actions, pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries and, to the knowledge of the Company, there is no basis for any such Action(s).

2.8 Absence of Undisclosed Liabilities. Except for obligations required to be incurred in connection with the transactions contemplated hereby, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute or contingent, asserted or unasserted, due or to become due), other than liabilities and obligations (i) reflected on the balance sheet included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, or (ii) incurred after such date in the ordinary course of business consistent with past practice and immaterial in amount.

2.9 Proxy Statement. The Proxy Statement and other materials distributed to the Company’s shareholders in connection with the Merger, including any amendments or supplements thereto, will comply in all material respects with applicable federal securities Laws, and the Proxy Statement and any other proxy materials will not, (a) at the time that it or any amendment or supplement thereto is mailed to the Company’s shareholders, (b) at the time of the Shareholders Meeting or (c) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information that is supplied in writing by Newco or Parent expressly for inclusion in the Proxy Statement.

2.10 Taxes.

(a) Tax Returns.

(i) The Company and each of its Subsidiaries have duly, timely and properly filed all material federal, state, local and foreign tax returns (including, but not limited to, income, franchise, sales, payroll, employee withholding and social security and unemployment) which were or (in the case of returns not yet due but due on or before the date of the Closing, taking into account any valid extension of the time for filing) will be required to be filed with the appropriate taxing authority. All such tax returns accurately reflect in all material respects all liabilities for taxes for the periods covered thereby, and the Company and its Subsidiaries have paid or accrued on their respective balance sheets, or caused to be paid or accrued on their respective balance sheets, all material taxes for all periods or portions thereof ending on or prior to the date of such balance sheets (whether or not shown on any tax return), including interest and penalties and withholding amounts owed by the Company or any such Subsidiary, other than amounts being contested in good faith for which appropriate reserves have been included on the balance sheet of the appropriate Person. Without limiting the generality of the foregoing, the accruals and reserves for current taxes reflected in the financial statements included in the Company SEC Reports are adequate in all material respects to cover all taxes accruable through the respective dates thereof (including interest and penalties, if any, thereon) in accordance with GAAP consistently applied.

(ii) Neither the Company nor any of its Subsidiaries has received written notice of any material claim made by a governmental authority in a jurisdiction where the Company or such Subsidiary, as the case may be, does not file tax returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(iii) No unpaid tax deficiencies have been proposed or assessed in writing against the Company or any of its Subsidiaries and no material tax deficiencies, whether paid or unpaid, have been proposed or assessed in writing against the Company or any of its Subsidiaries since January 1, 2002.

(iv) Neither the Company nor any of its Subsidiaries is liable for any taxes attributable to any other Person (other than any entity that is included in the Company’s consolidated financial statements most recently filed by the Company with the SEC contained in the 2006 Form 10-K) under any Law, whether by reason of being a member of another affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise. Neither the Company nor any of its Subsidiaries is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the Company’s consolidated financial statements most recently filed by the Company with the SEC contained in the 2006 Form 10-K. No Person (other than any entity that is included in the Company’s consolidated financial statements most recently filed by the Company with the SEC contained in the 2006 Form 10-K) has any right of claim, reimbursement, allocation or sharing against any tax refunds received or due to be received by the Company.

(b) Audits. Neither the Company nor any of its Subsidiaries has consented to any extension of time with respect to a tax assessment or deficiency that, as of the date of this Agreement, remains in effect, or has waived any statute of limitations in respect of taxes. In addition, (i) none of the federal income tax returns of the Company or any of its Subsidiaries has been examined by the Internal Revenue Service during the last six (6) taxable years, (ii) no tax audit, examinations or other administrative or judicial proceedings are pending or being conducted, or, to the knowledge of the Company, threatened, with respect to any taxes due from or with respect to or attributable to the Company or any Subsidiary of the Company or any tax return filed by or with respect to the Company or any Subsidiary of the Company, and (iii) no written notification of an intent to audit, to examine or to initiate administrative or judicial proceedings has been received by the Company or by any of its Subsidiaries.

(c) Liens. There are no tax Liens upon any property or assets of the Company or any of its Subsidiaries, except for Liens for current taxes not yet due and payable and Permitted Liens.

(d) Withholding Taxes. The Company and each of its Subsidiaries has properly withheld and timely paid in all material respects all taxes which it was required to withhold and pay in connection with or relating to salaries, compensation and other amounts paid or owing to its employees, consultants, creditors, shareholders, independent contractors or other third parties. All material Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

(e) Other Representations.

(i) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, or to which the Company or any of its Subsidiaries is bound, including, but not limited to, the provisions of this Agreement, covering any Person that, individually or collectively, has resulted or would result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or any similar provision of foreign, state or local Law.

(ii) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by any closing agreement or offer in compromise with any taxing authority or (B) has been or will be required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any similar provision of foreign, state or local Law as a result of the transactions, events or accounting methods employed as of or prior to the Closing.

(iii) None of the assets of the Company or any of its Subsidiaries is (A) “tax exempt use property” within the meaning of Section 168(h) of the Code, (B) subject to any lease made pursuant to

Section 168(f) (8) of the Internal Revenue Code of 1954 or (C) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(iv) The Company and each of its Subsidiaries have disclosed on their federal income tax returns all positions taken therein that, to the knowledge of the Company, (A) constitute a reportable tax shelter transaction or any other tax shelter transaction within the meaning of Section 6011 of the Code or (B), would give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(v) There are no powers of attorney or other authorizations in effect that grant to any Person the authority to represent the Company or any of its Subsidiaries in connection with any tax matter or proceeding.

2.11 Employee Benefit Plans; Labor Matters.

(a) Employee Benefit Plans.

(i) Section 2.11(a)(i) of the Company Disclosure Schedule sets forth a list of all Company Plans. The Company and the Subsidiaries have performed all material obligations required to be performed by them under and are not in any material respect in default under or in violation of, and to the knowledge of the Company, there is no material default or violation by any party to, any Company Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that are reasonably likely to give rise to any such Action which would result in material liability.

(ii) All contributions required to be made to each Company Plan under the terms thereof, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, or any other applicable Law are not delinquent in any material respect.

(iii) There has been no “reportable event,” as that term is defined in Section 4043 of ERISA and the regulations thereunder, with respect to any of the Company Plans which would require the giving of notice, or any event requiring notice to be provided, under Section 4063(a) of ERISA.

(iv) To the knowledge of the Company, there has been no violation of ERISA that would reasonably be expected to result in a material liability with respect to the filing of applicable returns, reports, documents or notices regarding any of the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

(v) No Action is pending or has been asserted or instituted against any Employee Benefit Plan or its assets or against the Company, or, to the knowledge of the Company, against any plan administrator or fiduciary of any Employee Benefit Plan, with respect to the operation of any such Employee Benefit Plan (other than routine, uncontested benefit claims). To the knowledge of the Company, the Company has not engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code.

(vi) Neither the Company nor any Subsidiary maintains, contributes to or is obligated to contribute to (or within the past three (3) years has maintained, contributed to or been obligated to contribute to) any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(vii) There will be no material liability of the Company or any Subsidiary thereof (A) with respect to any Pension Plan that has previously been terminated or (B) under any insurance policy or similar arrangement procured in connection with such Pension Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring at or prior to the Effective Time.

(b) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts. There is no labor union or organizing activity pending or, to the knowledge of the Company, threatened, with respect to the Company, any of its Subsidiaries or their respective businesses. There is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which would interfere with the respective business activities of the Company or its Subsidiaries. To the knowledge of the Company, as of the date of this Agreement, no Key Employee or significant group of employees plans to terminate employment with the Company or any Subsidiary during the next twelve (12) months.

2.12 Environmental Laws and Regulations. To the Company’s knowledge, the Company and each of its Subsidiaries and their respective properties are in compliance in all material respects with all applicable federal, state, local and foreign Laws and regulations relating to environmental pollution or protection of human health and the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., and any amendments thereto, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and any amendments thereto, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., (collectively, “Environmental Laws”). The Company and each of its Subsidiaries and their respective properties are in compliance in all material respects with required standards of conduct with respect to Hazardous Materials. Neither the Company nor any of its Subsidiaries has received within the period of three (3) years prior to the Effective Time written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any Person alleging material liability under or noncompliance in any material respect with any Environmental Law or advising it that it is or may be responsible, or potentially responsible, for material response costs with respect to a release or threatened release of any Hazardous Materials. To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor anyone acting on their behalf in the course of so acting, has used, generated, stored, released, manufactured, processed, treated, transported or disposed of any Hazardous Materials on, beneath or about any premises owned or used by the Company or any of its Subsidiaries at any time, except for Hazardous Materials that were and are used, generated, stored, released, manufactured, processed, treated, transported and disposed of in the ordinary course of business in material compliance with all applicable Environmental Laws. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has caused or is aware of any release or threat of release of any Hazardous Materials on, beneath or about any premises owned or used by the Company or any of its Subsidiaries at any time.

2.13 Intellectual Property.

(a) Section 2.13(a) of the Company Disclosure Schedule sets forth true, complete and correct lists of the following Intellectual Property, both U.S. and foreign, that are owned or claimed by the Company or any Subsidiary of the Company as of the date of this Agreement along with the jurisdiction in which each such item of Intellectual Property has been registered or filed and the applicable registration, application or serial number or similar identifier:

(i) all patents and pending patent applications, including any and all extensions, continuations, continuations-in-part, divisions, reissues, reexaminations, substitutes, renewals, and foreign counterparts thereof;

(ii) all trademark registrations and pending trademark registration applications; and

(iii) all copyright registrations and pending copyright registration applications.

For purposes of this Agreement, the “Company’s Registered Intellectual Property” shall mean the above categories (i), (ii) and (iii), collectively.

(b) All of the Company’s Registered Intellectual Property is owned collectively by the Company or a Subsidiary of the Company.

(c) All of the Company’s Registered Intellectual Property (excluding applications) is subsisting, and, to the knowledge of the Company, valid and in full force and effect (except with respect to applications), and has not expired or been cancelled or abandoned. All necessary documents and certificates in connection with such Company Registered Intellectual Property (excluding applications) have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of avoiding abandonment, prosecuting and maintaining of such Company Registered Intellectual Property (excluding applications).

(d) Except for actions of the relevant jurisdiction’s patent and trademark office or other government intellectual property office (“Office Actions”), the Company has not received written notice of any pending or threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) Action before any court, governmental authority or arbitral tribunal in any jurisdiction challenging the use, ownership, validity, enforceability or registerability of any of the Company’s Registered Intellectual Property. Rejections of pending applications before a national patent, trademark or intellectual property office shall not constitute such written notice. Except for Office Actions, neither the Company nor any Subsidiary of the Company is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from Actions which permit third parties to use any of the Company’s Registered Intellectual Property.

(e) To the knowledge of the Company, the Company and each of the Company’s Subsidiaries owns, or has valid rights to use, all the Intellectual Property used in the business of the Company or such Subsidiary, as applicable, as currently conducted, including without limitation the design, development, reproduction, manufacture, branding, marketing, use, distribution, import, licensing, provision and sale of Proprietary Products.

(f) To the knowledge of the Company, the conduct of the business of the Company and each of the Company’s Subsidiaries as currently conducted, including without limitation the design, development, reproduction, manufacture, branding, marketing, use, distribution, import, licensing, provision and sale of Proprietary Products does not infringe upon or misappropriate any Intellectual Property or other proprietary right owned by any Person, violate any right to privacy or publicity of any person, or constitute unfair competition or unfair trade practices under the Laws of any jurisdiction where the Company currently conducts business.

(g) To the knowledge of the Company, no third party is misappropriating, infringing, diluting (with respect to trademarks) or violating any Intellectual Property owned by the Company or any of the Company’s Subsidiaries (collectively, and including the Company’s Registered Intellectual Property, the “Company Intellectual Property”), and no Intellectual Property or other proprietary right, misappropriation, infringement, trademark dilution or violation Actions have been brought against any third party by the Company or any Subsidiary of the Company.

(h) As of the date of this Agreement, the Company has not received written notice of any pending or threatened (and at no time within the two years prior to the date of this Agreement has there been, to the knowledge of the Company, pending any) Action alleging that the activities or the conduct of the Company’s business or any Company Subsidiary’s business dilutes (solely with respect to trademark rights), misappropriates, infringes, violates or constitutes the unauthorized use of, or will dilute (solely with respect to trademark rights), misappropriate, infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party (nor, to the knowledge of the Company does there exist any basis therefor). Except for Office Actions pertaining to Company’s Registered Intellectual Property, neither the Company nor any of the Company’s Subsidiaries is party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Action which (i) restricts the Company’s or any such Subsidiary’s rights to use any Intellectual Property, (ii) restricts the Company’s or any such Subsidiary’s business in order to accommodate a third party’s Intellectual Property rights or (iii) requires any future payment by the Company or any such Subsidiary.

(i) Except as set forth in Section 2.13(i) of the Company Disclosure Schedule, each Person who is or has been employed by the Company at any time at or prior to the date hereof, or is or has provided consulting services to the Company at any time at or prior to the date hereof has executed a Employee/

Contractor NDA, each substantially in the forms attached to Section 2.13(i) of the Company Disclosure Schedule; such schedule also indicates, with respect to each current and former employee of the Company, which version attached in Section 2.13(i) of the Company Disclosure Schedule was executed. Except in the exercise of the Company’s business judgment, other than under an appropriate confidentiality or nondisclosure agreement or contractual provision relating to confidentiality and nondisclosure, to the knowledge of the Company, there has been no disclosure to any third party of material confidential or proprietary information or trade secrets of the Company or any Subsidiary of the Company related to any product currently being marketed, sold, licensed or developed by the Company or any Subsidiary of the Company (each such product, a “Proprietary Product”). The current and former employees of the Company and each Subsidiary set forth on Section 2.13(i) of the Company Disclosure Schedule who have made material contributions to the development of any Proprietary Product (including without limitation all employees who have designed, written, tested or worked on any software code contained in any Proprietary Product) have signed an invention assignment agreement or have performed such work on the software code in the course of and within the scope of their employment. All consultants and independent contractors currently or previously engaged by the Company or its Subsidiaries who made contributions to the development of any Proprietary Product (including without limitation all consultants and independent contractors who have designed, written, or modified any software code contained in any Proprietary Product) have entered into a work-made-for-hire agreement or have otherwise assigned to the Company or a Subsidiary of the Company (or a third party that previously conducted any business currently conducted by the Company and that has subsequently assigned its rights in such Proprietary Product to the Company) all of their right, title and interest (other than moral rights, if any) in and to the portions of such Proprietary Product developed by them in the course of their work for the Company or any such Subsidiary. Other than the employees, consultants and contractors referred to in this Section 2.13(i), no Person currently makes any contribution to the development of any components of any Proprietary Product owned by the Company.

(j) Except for standard licenses to end-user customers in the ordinary course of business, Section 2.13(j) of the Company Disclosure Schedule lists all contracts, licenses and agreements between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, with respect to any Intellectual Property, including any agreements with respect to the licensing and distribution thereof.

(k) Neither the Company nor any Subsidiary has granted nor is it obligated to grant access or a license to any of the source code relating to any Proprietary Product, where the Proprietary Product consists of a compiled binary distribution of such source code (including, without limitation, in any such case any conditional right to access or under which the Company or any of its Subsidiaries has established any escrow arrangement for the storage and conditional release of any of its source code). Section 2.13(k) of the Company Disclosure Schedule includes, with respect to any grant or obligation to grant access or a license to source code listed therein, a detailed description of such grant or obligation, including the identification of source code to which it relates. The source code for all Proprietary Products that include software has been documented in a manner that is reasonably sufficient to independently enable a programmer of reasonable skill, competence and experience with the programming language in which the software is programmed to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the respective Proprietary Product.

(l) Section 2.13(l) of the Company Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code (defined below) that is contained in any Proprietary Product or from which any part of any Proprietary Product is derived, (ii) the applicable license agreement for each such item of Open Source Code, and (iii) the Proprietary Product(s) to which each such item of Open Source Code relates. None of the Proprietary Products is subject to the provisions of any contract or agreement which conditions the distribution of such Proprietary Product on a requirement that the Proprietary Product or any portion thereof be licensed to the public generally for the purpose of making modifications or derivative works, or on a requirement that such Proprietary Product or any portion thereof be distributed without charge to the public generally. For purposes of this Agreement, “Open Source Code” means any software code that is distributed as “open source software” or is otherwise distributed or made generally available in source code form under license terms that permit modification and redistribution of such software in source code form, including without limitation any software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community available to the public generally under a license approved, as of the date hereof, by the Open Source Initiative of San Francisco, California as an Open Source License.

(m) To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has any obligation to pay any third party any future royalties or other fees for the continued use of Intellectual Property and will not have any obligation to pay such royalties or other fees arising from the consummation of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary of the Company has licensed any of its Intellectual Property to any Person on an exclusive basis.

(n) To the knowledge of the Company, neither the Company nor any Subsidiary of the Company is in violation of any contract, agreement, license or other instrument relating to Intellectual Property to which it is a party or otherwise bound. The consummation by the Company of the transactions contemplated hereby will not result in any violation, loss or impairment of ownership by the Company or any Company Subsidiary of, or impair or restrict the right of any of them to use, any Intellectual Property that is material to the business of the Company or any Subsidiary of the Company as currently conducted, and will not require the consent of any governmental authority or third party with respect to any such Intellectual Property. Neither the Company nor any Subsidiary of the Company is a party to any contract, agreement, license or other instrument under which a third party would have or would be entitled to receive a license or any other right to any Intellectual Property of Parent or any of Parent’s affiliates as a result of the consummation of the transactions contemplated by this Agreement nor would the consummation of such transactions result in the amendment, alteration or termination of any such license or other right which exists on the date of this Agreement.

(o) Other than inbound licenses for generally available commercial binary code-only software product supplied under end user licenses, implied licenses attendant to the sale or purchase of non-software products, and outbound standard licenses to end-user customers in the ordinary course of business, the contracts, licenses and agreements listed in Section 2.13(o) of the Company Disclosure Schedule lists all material contracts, licenses and agreements currently in effect to which the Company or any of the Company’s Subsidiaries is a party with respect to any Intellectual Property, including all licenses of Intellectual Property granted to or by the Company or its Subsidiaries. All such contracts, licenses and agreements are in full force and effect, and neither the Company nor any Subsidiary of the Company is in material breach of or has failed to perform under, any of such contracts, licenses or agreements to which it is party and, to the knowledge of the Company, no other party to any such contract, license or agreement is in material breach thereof or has failed to perform thereunder. The consummation of the transactions contemplated by this Agreement, will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses, arrangements and agreements set forth in Section 2.13(o). Following the Effective Time, the Surviving Corporation will be permitted to exercise all of the Company’s rights under such contracts, licenses and agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company or it Subsidiaries would otherwise be required to pay.

(p) All Company Intellectual Property will be fully transferable, alienable or licensable by the Surviving Corporation and (assuming the authorization by Surviving Corporation of the transfer thereof to Parent) Parent from and after the Effective Time without restriction and without payment of any kind to any third party other than requirements under applicable laws to file documents with and pay fees to patent, trademark, copyright and other governmental offices.

(q) To the knowledge of the Company, no government funding, facilities of a university, college, other educational institution or research center was used in the development of any Company Intellectual Property. To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Company Subsidiary, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or such Subsidiary.

(r) To the knowledge of the Company, the Proprietary Products are free of all viruses, worms, and Trojan horses, excluding key registration and activation mechanisms and self-help mechanisms. Except for ordinary course software bugs and errors typical for software of the type distributed by the Company (or its Subsidiaries, as the case may be) (none of which are Severity 1 Errors), each product offered for sale by the Company (or its Subsidiaries, as the case may be) conforms in all material respects with any specification, technical documentation, representation or statement made in a contract by or on behalf of the Company (or its Subsidiaries, as the case may be) except with respect to warranty claims and claims made pursuant to maintenance agreements in the ordinary course of business, which shall not include substantial repeated failures of products to comply with specifications that have not been resolved, and the Company has not received written notice from any customer, reseller, OEM customer or governmental authority alleging any such material non-conformance. “Severity 1 Error” means a situation in which an error causes a software program to be inoperable or materially impacts the licensee’s productivity and/or service levels.

(s) The Company and its Subsidiaries have complied with all Laws regarding the protection of Customer Personal Data, including without limitation the requirements of EU Directive 95/46/EC and corresponding enabling legislation in member states. The Merger will not violate any Laws or agreements between the Company (or one its Subsidiaries, as the case may be) and its customers relating to Customer Personal Data. “Customer Personal Data” means data that relate to an individual who can be identified either from that data or from that data and other information that is in the possession of the Company or its Subsidiaries.

(t) The Company and its Subsidiaries have entered an agreement with an ICANN-sanctioned domain name registrar for the registration and DNS sponsoring and administration of the second level domain names set forth in Section 2.13(t) of the Company Disclosure Schedules (“Domain Names”). The domain name registration agreements provide for the registration of each Domain Name of the Company Disclosure Schedules until the date indicated in Section 2.13(t) of the Company Disclosure Schedules, and to the knowledge of the Company, no third-party other than ICANN has rights in the Domain Names superior to the Company or its Subsidiaries and no Person has made any claims against the Company’s Domain Names.

(u) For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, trade names, slogans, logos, trade dress, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; patents, utility, models and industrial design registrations or applications therefor (including without limitation any continuations, divisionals, continuations-in-part, provisionals, extensions, renewals, reissues, re-examinations and applications for any of the foregoing and foreign counterparts thereof); copyrights and copyrightable subject matter (including without limitation any registration and applications for any of the foregoing); mask works rights and trade secrets and other confidential business information (including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, where confidential), and computer programs (whether in source code, object code or other form).

2.14 Compliance with Laws.

(a) Neither the Company nor any of its Subsidiaries has in any material respect violated or failed to comply with, or is in any material respect in default under, any Law, applicable to the Company or any of its Subsidiaries or any of their respective material assets and material properties and non-compliance with which has resulted or would be reasonably likely to result in a material adverse effect upon the Company, such Subsidiary or such asset or property, as the case may be.

(b) Neither the Company nor any of its Subsidiaries has received any written notice from any governmental authority or other Person claiming any material violation of any Law with respect to the Company, any of its Subsidiaries or any of their respective businesses.

2.15 Takeover Statutes. The Board of Directors has taken all action necessary to render inapplicable to the Merger and to the transactions contemplated by this Agreement the provisions of Section 203 of the DGCL restricting business combinations with “interested shareholders”. Except for the Preferred Stock Purchase Rights Agreement (“Rights Agreement”) under which shareholder are entitled to preferred stock purchase rights (the “Company Rights”) issuable pursuant to the Rights Agreement, the Company does not have any stockholder or shareholder rights agreement or any similar type of anti-takeover protections or defenses. Company has taken all action so that (i) Parent shall not be an “Acquiring Person” thereunder and (ii) the entering into of this Agreement and the Merger and the other transactions contemplated hereby will not result in the grant of any rights to any Person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered.

2.16 Agreements, Contracts and Commitments.

(a) Section 2.16 of the Company Disclosure Schedule contains a list of the following written contracts, agreements, understandings or other instruments or obligations to which either the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or has committed to be bound (the “Contracts”) as of the date hereof:

(i) all leases for personal property in which the amount of payments which the Company is required to make on an annual basis exceeds $50,000;

(ii) all Contracts between the Company or any of its Subsidiaries and their twenty (20) largest customers relating to the provision of maintenance services and/or consulting services by the Company or its Subsidiaries, as the case may be, determined on the basis of consolidated revenue for the twelve months ended September 30, 2007;

(iii) all Contracts between the Company or any of its Subsidiaries and their twenty (20) largest suppliers determined on the basis of the total dollar value of goods or services purchased by the Company and the Subsidiaries for the twelve months ended September 30, 2007;

(iv) all Contracts limiting the freedom of the Company or any of its Subsidiaries to fully exploit any of its Intellectual Property or to compete in any line of business or in any geographic area or with any Person;

(v) all Contracts to make any capital expenditures in excess of $50,000; and

(vi) all Contracts with any director, officer, employee or consultant of or to the Company or any of its Subsidiaries or any family member or other Person affiliated with any of the foregoing other than offer letters to employees executed by the Company and its employees in the ordinary course of business.

(b) All Contracts required to be listed in Section 2.16(a) of the Company Disclosure Schedule and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) with respect to the Company or any of its Subsidiaries (such contracts being referred to herein as “Material Contracts”) are valid and binding agreements of the Company or a Subsidiary of the Company, as the case may be, and are in full force and effect. To the knowledge of the Company, none of the parties to the Material Contracts is in any material respect in breach thereof or default thereunder or, subject to receipt of the consents, waivers or amendments with respect to such Material Contracts as are described in Section 2.4(a)(iii) of the Company Disclosure Schedule, will be in any material respect in breach thereof or default thereunder as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(c) Neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. There are no amounts payable by the Company or its Subsidiaries to any officers of the Company or its Subsidiaries (in their capacity as officers) as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

2.17 Permits. The Company and each of its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, registrations, certificates and other approvals from all governmental authorities that are required from them to own, lease or operate their assets and to carry on their businesses as presently conducted in compliance with all applicable Law (the “Company Permits”). Neither the Company nor any of its Subsidiaries is in material violation of the terms of any such Company Permit. The Merger, in and of itself, would not cause the revocation or cancellation of any Company Permit.

2.18 Brokers, Finders and Others. The Company has not employed, and to the knowledge of the Company, no other Person has made any arrangement by or on behalf of the Company with, any Person in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

2.19 Property.

(a) The Company and its Subsidiaries have good and valid title in all personal property owned by them that is material to the business of the Company and its Subsidiaries and/or is included as an owned asset of the Company or any of its Subsidiaries in any of the financial statements included in the Company SEC Reports. The Company and each of its Subsidiaries holds valid leasehold or license interests in all personal property leased by or licensed to it that is material to its respective business, in each case free and clear of all Liens, except for Permitted Liens.

(b) True and correct descriptions of all real property leased by the Company or any of its Subsidiaries are set forth in Section 2.19 of the Company Disclosure Schedule. The Company or a Subsidiary of the Company has a valid leasehold interest in all real property leased by it, free and clear of all Liens except for Permitted Liens. Neither the Company nor any Subsidiary of the Company owns any real property.

2.20 Insurance. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in its businesses in which the Company and the Subsidiaries are engaged. True and correct copies of all such insurance contracts and policies have been provided to Parent, and none have been subsequently amended, terminated or not renewed. Neither the Company nor any Subsidiary has any reason to believe that it or the Surviving Corporation will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

2.21 Books and Records. The books and records of the Company and each of its Subsidiaries are true and complete in all material respects, and the matters contained therein are appropriately reflected in the financial statements to the extent required to be reflected therein. Without limiting the foregoing, the minute books of the Company and its Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, boards of directors and all committees of the boards of directors of the Company and the Subsidiaries. Copies of all such books and records (including a copy of the stock register for each) of the Company and each Company Subsidiary have been provided by the Company to Parent.

2.22 Foreign Corrupt Practices. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any of its Subsidiaries (or made by any Person acting on its behalf or any of its Subsidiaries to the knowledge of the Company) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.23 Affiliate Transactions; Sarbanes-Oxley Act.

(a) No executive officer, director or employee of the Company or any of its Subsidiaries or any Person owning 1% or more of the Capital Stock (an “Affiliated Party”) is a party to any Contract or has any material interest in any property or assets owned by the Company or any of its Subsidiaries or has engaged in any transaction with the Company material to the Company since January 1, 2004. Each contract, commitment or other arrangement between an Affiliated Party and the Company or any of its Subsidiaries is on terms no less favorable to the Company and its Subsidiaries than would have been available from an unaffiliated third party at the time such Contract or commitment was executed and is terminable by the Company or such Subsidiary at any time without cost, penalty charge, or any other premium. Since January 1, 2004, no event or transaction has occurred that would be required to be reported as a Certain Relationship or Related Transaction or similar relationship or transaction pursuant to Statement of Financial Accounting Standards No. 57, or in any SEC filing pursuant to Item 404 of Regulation S-B that was not so reported.

(b) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder, that are effective, and intends to comply substantially with other applicable provisions of the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, upon the effectiveness of such provisions. Without limiting the generality of the foregoing, there are no outstanding loans to directors or officers of the Company or any of its Subsidiaries of the kind prohibited by Section 402 of the Sarbanes-Oxley Act.

2.24 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Oppenheimer & Co., Inc. to the effect that, as of the date hereof, the Per Share Merger Consideration to be received by the shareholders of the Company for each share of Common Stock pursuant to the Merger is fair to such shareholders from a financial point of view (such opinion that the Per Share Merger Consideration is fair from a financial point of view, the “Fairness Opinion”). Oppenheimer & Co., Inc. has consented to being named in and to the inclusion of a copy of the Fairness Opinion in its entirety and a description of its analysis and other bases for the Fairness Opinion in customary form in the Proxy Statement.

2.25 Expenses and Change of Control Payments. Section 2.25 of the Company Disclosure Schedule sets forth a true and complete list of (a) any agreements or arrangements concerning any compensation or remuneration of any kind or nature which is or may become payable to any individual current or former employee, independent contractor, officer or director (or any dependent, beneficiary or relative of any of the foregoing) of the Company or any of its Subsidiaries, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (the “Change of Control Agreements”) all of which Change of Control Agreements have been previously provided true and complete to Parent by the Company and (b) all Company Transaction Expenses, including the maximum amount of the obligation (including the maximum amount of any reimbursable expenses) and to whom the respective Company Transaction Expenses are payable. Except for the Company Transaction Expenses, which shall in no event exceed $740,000 in the aggregate (including the full amount of any reimbursable expenses), neither the Company nor any of its Subsidiaries is obligated (and the Surviving Corporation will not be obligated following the Effective Time) to pay any fees or reimburse any expense in connection with this Agreement and the transactions contemplated hereby.

3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO. Parent and Newco represent and warrant, jointly and severally, to the Company that:

3.1 Corporate Organization and Qualification. Each of Parent and Newco is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing would not have a Parent Material Adverse Effect. Each of Parent and Newco has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted.

3.2 Authority Relative to This Agreement. Each of Parent and Newco has the requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each instrument required hereby to be executed and delivered by Parent or Newco at Closing, and the consummation by Parent and Newco of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective boards of directors of Parent and Newco and by Parent as the sole shareholder of Newco, and no other corporate proceedings on the part of Parent and Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming that this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.3 Consents and Approvals; No Violation. Neither the execution and delivery by Parent or Newco of this Agreement or any instrument required hereby to be delivered by Parent and Newco at the Closing, nor the performance by Parent and Newco of their respective obligations hereunder or thereunder, nor the consummation by Parent and Newco of the transactions contemplated hereby, will:

(a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws, respectively, of Parent or Newco;

(b) require Parent or Newco to obtain or make any consent, approval, authorization, permit or filing with or notification to, any governmental authority, except (i) pursuant to the applicable requirements of the Securities Act or the Exchange Act, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) as may be required by any applicable state securities or “blue sky” Laws, or (iv) as may be required under the HSR Act and foreign merger control laws, or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or adversely affect or materially delay the consummation of the transactions contemplated hereby;

(c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby; or

(d) assuming that the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 3.3 are duly and timely obtained or made, violate in any material respect any applicable Law to Parent or any of its Subsidiaries or to any of their respective assets.

3.4 Proxy Statement. None of the information supplied by Parent or Newco in writing for inclusion in the Proxy Statement will, (a) at the time that it or any amendment or supplement thereto is mailed to the Company’s shareholders, (b) at the time of the Shareholders Meeting or (c) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent or Newco with respect to (i) statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company expressly for inclusion or incorporation by reference therein or (ii) statements regarding Parent or Newco that become incorrect after the filing or mailing of the Proxy Statement which the Company does not correct by amending or supplementing the Proxy Statement to the extent appropriate with a reasonable period of time after written notice of such change from Parent or Newco.

3.5 Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations, other than in connection with the transactions contemplated hereby.

3.6 Brokers and Finders. Neither Parent nor Newco has employed, and to the knowledge of Parent, no other Person has made any arrangement by or on behalf of Parent or Newco with, any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

3.7 Adequate Funds. Parent has sufficient cash and cash equivalents available to it to make the deposit of the Parent Total Merger Consideration into the Payment Fund as required pursuant to Section 1.8 hereof.

4.    COVENANTS AND AGREEMENTS

4.1 Conduct of Business of the Company. The Company agrees that during the period from the date of this Agreement to the Effective Time (unless Parent shall otherwise agree in writing, which consent, solely in the case of clause (l) below, shall not be unreasonably withheld or delayed, and except as is otherwise expressly required by this Agreement), the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice in compliance in all material respects with all applicable Laws, pay its debts and taxes when due (subject to good faith disputes over such debts), pay or perform other material obligations when due, and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect at or prior to the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly set forth in this Agreement, or as expressly set forth in Section 4.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will:

(a) except for shares to be issued or delivered upon exercise of the Options outstanding as of the date hereof in accordance with the Option Plans or other Option-related agreements outstanding as of the date hereof in accordance with their respective terms and except for up to 150,000 Options that may be granted by the Company after the date hereof pursuant to the Company’s merit options grants (the “Merit Options”) done in the ordinary course consistent with past practice, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exercisable or exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

(b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock;

(c) split, combine, subdivide or reclassify any shares of capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or otherwise make any payments to shareholders in their capacity as such, except for “upstream” dividends paid by a Subsidiary to the Company;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(e) adopt any amendment, modification or repeal, or propose to, or permit or consent to, any amendment, modification or repeal of the Company Certificate of Incorporation or Bylaws (or the equivalent Subsidiary Organizational Documents) or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of the Company’s Subsidiaries;

(f) make any acquisition, by means of merger, consolidation, acquisition of all or substantially all of the assets, capital stock or equity interests, or otherwise, of any Person, or make any disposition or assignment, of any of its capital stock, material assets or properties or permit any of its assets or properties to be subject to any Liens (other than Permitted Liens), except to the extent such disposition or Lien is made or incurred in the ordinary course of business consistent with past practice;

(g) incur any Indebtedness for borrowed money or guarantee any such Indebtedness, or make any loans, advances or capital contributions to, or investments in, any other Person other than to or in the Company or any of its Subsidiaries, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing), except, in each case, to the extent such Indebtedness is made or incurred in the ordinary course of business consistent with past practices;

(h) grant any increases (other than as required by Law) in the compensation, pension, retirement or other employment benefit of any character, or grant any new material benefit to any of its directors, officers or employees, except for increases in compensation for employees who are not officers in the ordinary course of business and in accordance with past practice;

(i) pay or agree to pay any pension, retirement allowance or other employee benefit with respect to its directors, employees, agents or consultants not required or contemplated by any of the existing Company Plans as in effect on the date hereof;

(j) enter into any new, or amend any existing, employment agreement with any director, officer, consultant, agent or employee; provided, that the Company shall be permitted to so enter or amend to the extent that (1) the cost to the Company with respect to any single individual does not exceed $4,000 and (2) the aggregate cost to the Company with respect to all individuals does not exceed (A) $25,000 during the first 45 calendar days after the date hereof or (B) $50,000 from the date hereof through the Effective Time; provided further that in no event shall any severance or change of control provision, payment or agreement be created or increased directly or directly in any respect;

(k) enter into any new, or amend any existing, severance, change of control or termination agreement with any director, officer, consultant, agent or employee;

(l) except as may be required to comply with applicable Law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing of any benefits thereunder;

(m) change or remove the certified public accountants for the Company or change any of the accounting methods, policies, procedures, practices or principles used by the Company unless required by GAAP or the SEC;

(n) enter into, or become obligated under, or change, amend, terminate or otherwise modify any Material Contract), except, in the ordinary course of business consistent with past practices;

(o) modify the terms of, discount, setoff or accelerate the collection of, any accounts receivable, except in the ordinary course of business consistent with past practice;

(p) pay accounts payable and other obligations and liabilities other than in the ordinary course of business consistent with past practice;

(q) fail to maintain in all material respects inventory levels appropriate for the businesses of the Company and each of its Subsidiaries;

(r) make or commit to make aggregate capital expenditures in excess of $100,000;

(s) settle any material pending claim or other material disagreement resulting in any payment of an amount in excess of $50,000 in the aggregate as to all such claims or disagreements;

(t) grant any Lien on the capital stock of the Company or any of its Subsidiaries except for a Permitted Lien;

(u) enter into, directly or indirectly, any new material transaction with any Affiliate of the Company (excluding transactions with the Subsidiaries in the ordinary course of business and consistent with past practice), including, without limitation, any transaction, agreement, arrangement or understanding that would be required to be reported as a Certain Relationship or Related Transaction or similar relationship or transaction pursuant to Statement of Financial Accounting Standards No. 57, or in any SEC filing pursuant to Item 404 of Regulation S-B;

(v) take, undertake, incur, authorize, commit or agree to take any action that would cause any of the representations or warranties in Section 2 to be untrue in any material respect or would reasonably be anticipated to cause any of the conditions to closing set forth in Section 5 not to be satisfied in any material respect; or

(w) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

4.2 No Solicitation of Transactions.

(a) The Company has ceased and terminated, and has directed each officer, director, employee, investment banker, attorney or other advisor or representative of the Company to cease and terminate, all activities, discussions, solicitations, communications or negotiations with any Third Party with respect to any Competing Transaction. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to (i) solicit, accept or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any Person other than Parent, Newco or any Affiliates thereof (any such other Person, a “Third Party”) to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of any class or series of equity securities of the

Company, whether pursuant to a merger, consolidation or other business combination or other transaction, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of any class or series of equity securities of the Company (any transaction or series of transactions with the foregoing effect, a “Competing Transaction”); (ii) participate or engage in any discussions or negotiations with any Third Party regarding any Competing Transaction, or furnish to any Third Party any information or data with respect to or access to the properties of the Company in connection with a Competing Transaction, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; (iii) withdraw, modify or amend in any way adverse to Parent or Newco its recommendation to the Company’s stockholders that they approve this Agreement and the Merger, except in strict compliance with this Section 4.2, or (iv) enter into any agreement with respect to any Competing Transaction, approve or recommend or resolve to approve or recommend any Competing Transaction, or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement.

(b) Notwithstanding the foregoing sentence or anything to the contrary in this Agreement, if the Company receives (in the absence of any violation of this Section 4.2) a bonafide, unsolicited written proposal or offer for a Competing Transaction prior to the receipt of the Company Shareholder Approval and that has not been withdrawn, which the Board of Directors, acting reasonably and in good faith (after consultation with the Company’s outside legal counsel and financial advisor), determines (1) by majority vote (excluding any members of the Board of Directors that are not independent of the Third Parties making such offer for a Competing Transaction) is superior to the terms of this Agreement taking into consideration all of the following: (x) the financial terms of the proposed Competing Transaction, (y) the proposed timing of the Competing Transaction and (z) the likelihood that such Competing Transaction will be consummated (a “Superior Competing Transaction”) and (2) that taking any or all of the following actions is necessary in order to comply with its fiduciary duties under applicable Law, then the Company may, prior to obtaining the Company Shareholder Approval, in response to such unsolicited proposal or offer and subject to compliance with this Section 4.2, furnish information with respect to the Company and its Subsidiaries to, and participate in discussions and negotiations directly or through its representatives with, such Third Party. Notwithstanding the foregoing, the Company shall not provide any non-public information to any such Third Party unless the Company provides such non-public information pursuant to a nondisclosure agreement at least as restrictive as the Confidentiality Agreement (defined below). Nothing contained in this Agreement shall prevent the Board of Directors from (i) complying with any applicable Law, rule or regulation, including, without limitation, Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, (ii) making any disclosure to the Company’s shareholders required by applicable Law, rule or regulation, or (iii) otherwise making such disclosure to the Company’s shareholders or otherwise that the Board of Directors (after consultation with its counsel) concludes in good faith is necessary in order to comply with its fiduciary duties to the Company’s shareholders under applicable Law.

(c) Subject to subparagraph (d) below, if the Board of Directors determines that it has received a proposal for a Superior Competing Transaction and reasonably determines in good faith (after consultation with the Company’s outside counsel and financial advisors) that taking any or all of the following actions is necessary in order to comply with its fiduciary duties under applicable Law, and provided, that neither the Company nor any representative of the Company is and would not as a result be in breach of any of the provisions of this Section 4.2, the Company and the Board of Directors may, prior to obtaining the Company Shareholder Approval, (i) withdraw, modify or change the Board of Director’s approval or recommendation of this Agreement or the Merger, (ii) approve or recommend to the Company’s shareholders such Superior Competing Transaction, (iii) terminate this Agreement in accordance with Section 6.4(ii), and/or (iv) publicly announce the Board of Director’s intention to do any or all of the foregoing; provided, that in any such event the Company shall timely pay any amounts owing to Parent as a result thereof pursuant to Section 6.5.

(d) The Company shall not take any of the actions referred to in Section 4.2(b) and the Board of Directors shall not take any of the actions referred to in Section 4.2(c) unless (i) the Company Shareholder Approval has not yet been obtained and (ii) the Company shall have delivered to Parent prior written notice advising Parent that it intends to take such action, which written notice shall state the material terms and conditions of the applicable Superior Competing Transaction. The parties hereto agree that, in the event any such written notice is delivered pursuant hereto, before the Company takes any action referred to in Section 4.2(c), Parent shall be provided with three business days from the date of delivery of such notice to agree to make adjustments to the terms and conditions of this Agreement, and the Company shall negotiate in good faith with respect thereto, to match or improve upon the economic or other terms of the purportedly Superior Competing Transaction. In addition, the Company shall notify Parent as promptly as reasonably practicable, and use its best efforts to provide such notice within one business day, following receipt by the Company (or any of its advisors) of any proposal for a Competing Transaction or any written request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries by any Third Party that indicates it may be considering making, or has made, a proposal for a Competing Transaction (including the material terms and conditions of any such proposal, indication of interest or request relating to a Competing Transaction). The Company shall keep Parent reasonably informed, on a current basis, of the status and material details of any such proposal, indication or request (and any modification or amendment thereof), including of any meeting of its Board of Directors (or any committee thereof) at which its Board of Directors (or such committee) is reasonably expected to consider any Competing Transaction.

4.3 Reasonable Efforts to Complete Transactions.

(a) Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate with the other and use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the Merger and the other transactions contemplated by this Agreement, including using its reasonable efforts to obtain the Company Shareholder Approval, all necessary or appropriate waivers, consents, and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to, the filings referred to in Sections 2.4(a)(ii) and 3.3(b) and such filings, consents, approvals, orders registrations and declarations as may be required under applicable Laws, which shall be made as promptly as reasonably practicable after the date of this Agreement. However, notwithstanding anything to the contrary contained herein, neither Parent nor the Company shall be required to (i) agree to sell, divest, dispose of or hold separate any assets or businesses, or otherwise take or commit to take any action that could reasonably be expected to limit its freedom of action with respect to, or ability to retain, one or more businesses, product lines or assets or (ii) litigate or defend against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging the Merger or the other transactions contemplated by this Agreement as violative of US antitrust laws or competition laws of any jurisdiction.

(b) Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to terminate registration of the Company’s Capital Stock under the Exchange Act as of the Effective Time.

(c) Each of the Company and Parent shall keep the other reasonably informed of the status of their respective efforts to consummate the transactions contemplated hereby, including by furnishing the other with such necessary information and reasonable assistance as it may reasonably request in connection with its preparation of necessary filings or submissions of information to any governmental authority and by giving prompt notice of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect in accordance with its terms, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification provided pursuant to clause (i) or

(ii) above shall affect the representations, warranties, covenants or agreements of the parties or the conditions to or obligations of the parties under this Agreement, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated by this Agreement, (iv) any notice or other communication relating to an investigation or restraint from any governmental authority in connection with the Merger or the transactions contemplated by this Agreement, (v) any notice or communication from a Key Employee proposing to terminate, revoke or withdraw any commitment to remain employed by the Company or Parent and (vi) any Action commenced or, to the knowledge of the Company, on the one hand, or to the knowledge of Parent, on the other hand, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, on the one hand, and Parent or Newco, on the other hand, and which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2 or Section 3, as the case may be, or which relate to the consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable efforts or take any action pursuant to this Section 4.3 if in the good faith opinion of the Board of Directors (after consultation with counsel) such actions would violate its fiduciary duties to the Company’s shareholders under applicable Law.

4.4 Shareholders Meeting; Proxy Statement.

(a) The Company, acting through the Board of Directors, shall:

(i) (A) use reasonable efforts to promptly prepare and, no later than seven (7) business days after the date of this Agreement, file with the SEC a proxy statement complying with applicable requirements of Law and all of the proxy rules of the SEC for the purposes of considering and taking action upon this Agreement (the “Proxy Statement”), (B) obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Newco, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, and (C) undertake to obtain the Company Shareholder Approval, unless the Company has received and accepted an offer for a Superior Competing Transaction and has terminated this Agreement pursuant to Section 6.4(ii);

(ii) include in the Proxy Statement the unanimous recommendation of the Board of Directors that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger and use its reasonable efforts to solicit from the shareholders of the Company proxies in favor of adoption of this Agreement and approval of the Merger for the Shareholders Meeting; provided, that, notwithstanding anything to the contrary set forth in this Agreement, the Board of Directors may withdraw, modify or amend its recommendation if, permitted by and in accordance with Section 4.2;

(iii) duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of obtaining Company Shareholder Approval (the “Shareholders Meeting”), to be held not more than twenty-two (22) business days following the filing of the definitive Proxy Statement with the SEC unless the Board of Directors has withdrawn its recommendation of the Merger and the transactions contemplated by this Agreement in accordance with Section 4.2; and

(iv) if at any time prior to the Shareholders Meeting any information relating to the Company, or any of its Affiliates, officers or directors, should be discovered which should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent and shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate it to the shareholders of the Company.

(b) Parent and Newco shall, upon request, furnish the Company with all information concerning it and its Affiliates as the Company may deem reasonably necessary or advisable in connection with the Company preparing the Proxy Statement, and Parent shall be entitled to review and approve the statements made regarding such matters prior to filing with the SEC. If at any time prior to the Shareholders Meeting any information relating to Parent, or any of its Affiliates, officers or directors, should be discovered by Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly notify the Company and the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate it to the shareholders of the Company.

4.5 Access to Information.

(a) The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, counsel, accountants and other authorized representatives of Parent (“Representatives”), in order to evaluate the transactions contemplated by this Agreement and from time to time evaluate the Company’s business and financial condition and prospects, reasonable access, during normal business hours and upon reasonable advance notice throughout the period prior to the Effective Time, to its properties, books, records, facilities, officers, directors and accountants and, during such period, shall (and shall cause each of its Subsidiaries to) furnish or make available reasonably promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that any such access shall be conducted under the supervision of personnel of the Company and in a manner that does not unreasonably interfere with the normal operations of the Company. Parent agrees that it shall not, and shall cause its Representatives not to, use any information obtained pursuant to this Section 4.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(b) No information received pursuant to an investigation made under this Section 4.5 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of the Company set forth in this Agreement or any certificate or other instrument delivered to Parent and Newco in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Company Disclosure Schedule, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement or otherwise available at Law or in equity, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Section 5.

4.6 Publicity. The parties shall consult with each other and shall mutually agree upon any press releases or public announcements pertaining to this Agreement and the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any agreement with any automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall in so far as is practicable consult in good faith with, the other parties before issuing any such press releases or making any such public announcements; provided, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 4.2.

4.7 Indemnification of Directors and Officers.

(a) Parent and Newco agree that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the directors, officers, employees and agents of the Company (the “Indemnified Parties”) in the Company Certificate of Incorporation and Company By-Laws, and of the Company’s Subsidiaries in their respective certificate of incorporation and by-laws, as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time, including the Merger, shall continue in full force and effect for a period of not less than six (6) years after the Effective Time, and the Parent shall, through its 100% control of the Surviving Corporation, cause the Surviving Corporation to honor all such obligations to the Indemnified Parties; provided, however, that (i) all rights to indemnification in respect of any such claims (each, a “Claim”) asserted or made within such period shall continue until the disposition of such Claim, and (ii) Parent and Newco shall acquire “tail” directors’ and officers’ liability insurance and fiduciary insurance policies effective as of the Effective Time covering Claims with respect to matters occurring at or prior to the Effective Time, including the Merger, and with terms that are no less favorable to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance and fiduciary insurance policies in effect immediately prior to the Effective Time; provided, however, that Parent and Newco collectively shall be obligated to pay no more than $160,000 in the aggregate for such “tail” directors’ and officers’ liability insurance and fiduciary insurance policies and if such insurance with terms no less favorable to the Indemnified Parties than such existing directors’ and officers’ liability insurance and fiduciary insurance policies cannot be obtained for aggregate premiums of $100,000 or less, then Parent shall only be obligated to obtain such insurance coverage on such terms and for such duration as reasonably can be obtained for $160,000.

(b) This Section 4.7 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 4.7. The obligations under this Section 4.7 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other Person who is a beneficiary under the “tail” policy referred to in paragraph (a) above) and their respective heirs, successors and assignees without the prior written consent of such Indemnified Party (or other Person who is a beneficiary under such “tail” policy) and their respective heirs, successors and assignees. The rights of each Indemnified Party (and other Person who is a beneficiary under such “tail” policy) (and their respective heirs, successors and assignees) under this Section 4.7 shall be in addition to, and not in substitution for, any other rights that such Persons may have as of the date hereof under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any indemnification agreements to which such Indemnified Party or other Person is a party, or applicable Law (whether in a proceeding at Law or in equity).

(c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 4.7.

4.8 401(k) Plan. At Parent’s request, prior to the Effective Time, the Company’s Board of Directors shall adopt resolutions terminating the NetManage 401(k) Retirement Plan (the “401(k) Plan”) effective immediately prior to the Effective Time. If terminated and following such termination, the Company shall make no further contributions to the 401(k) Plan (other than contributions which relate to compensation paid for services rendered on or prior to the date of the termination of the 401(k) Plan), all participants in the 401(k) Plan shall vest 100% in their respective account balances, and the plan administrator of the 401(k) Plan shall be authorized, but not directed, to apply for a favorable determination letter from the Internal Revenue Service with respect to the termination of the 401(k) Plan. Subject to Parent’s reasonable review and comment, the Company shall be entitled to communicate, prior to the Effective Time, with the employees of the Company and other participants in the 401(k) Plan regarding the effect of such plan termination.

5.    CONDITIONS TO CONSUMMATION OF THE MERGER.

5.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger are subject to the satisfaction or written waiver by the party protected by the condition to be satisfied or waived, at or prior to the Effective Time, of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the Company Certificate of Incorporation and Company By-Laws.

(b) Injunction. There shall not be in effect any Law enjoining or prohibiting the consummation of the transactions contemplated hereby; provided, however, that prior to any party invoking this condition, such party shall use its commercially reasonable efforts to have any such Law lifted, vacated, or rendered inapplicable to such transactions.

(c) HSR Act and Other Governmental Filings and Consents. Any waiting period applicable to the consummation of the Merger under the HSR Act and any other legal requirement (including without limitation any authorization, consent, order or approval, or dedication, filing or expiration of any waiting period) of any governmental authority legally required for the consummation of the Merger and the transactions contemplated hereby shall have expired, been terminated or been obtained and be in effect at the Effective Time, as the case may be.

5.2 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions (any of which may be waived by the Company, in whole or in part, at any time prior to the Effective Time):

(a) Each of the Identified Parent Representations (as defined below) shall be true and correct in all respects (including any Materiality Qualifiers) and each of the other representations and warranties of the Parent and Newco set forth in this Agreement shall be true and correct in all material respects, without regard to any Materiality Qualifiers, (i) as of the date of this Agreement and (ii) as of the Effective Time as though then made on and as of the Effective Time, except for those representations and warranties that address matters only as of a particular date (in which case, each such Identified Parent Representations shall be true and correct as of such date and each other such representation and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty other than an Identified Parent Representation, the condition set forth in this Section 5.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or is reasonably expected to have, a Parent Material Adverse Effect, and the Company shall have received a certificate of a duly authorized officer of Parent to the foregoing effect. “Identified Parent Representations” means those representations and warranties set forth in Sections 3.1 (Corporate Organization and Qualification), 3.2 (Authority Relative to This Agreement), 3.4 (Proxy Statement), 3.6 (Brokers and Finders) and 3.7 (Adequate Funds).

(b) Parent and Newco shall have, in all material respects, performed and complied with its obligations, agreements and covenants under this Agreement, required to be performed or complied with on or prior to the Effective Time, and the Company shall have received a certificate of a duly authorized officer of Parent to the foregoing effect.

5.3 Conditions to Parent’s and Newco’s Obligations to Effect the Merger. The obligations of Parent and Newco to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions (any of which may be waived by Parent and Newco, in whole or in part, at any time prior to the Effective Time):

(a) Each of the Identified Company Representations (as defined below) shall be true and correct in all respects (including any Materiality Qualifiers) and each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, without regard to any Materiality Qualifiers, (i) as of the date of this Agreement and (ii) as of the Effective Time as though then made on and as of the Effective Time, except for those representations and warranties that address matters only as of a particular date (in which case, each such Identified Company Representations shall be true and correct as of such date and each other such representation and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty other than an Identified Company Representation, the condition set forth in this Section 5.3(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or is reasonably expected to have, a Company Material Adverse Effect, and Parent shall have received a certificate of a duly authorized officer of the Company to the foregoing effect. “Identified Company Representations” means those representations and warranties set forth in Sections 2.1 (Corporate Organization and Qualification), 2.2(a) and 2.2(c) (Capitalization; Subsidiaries), 2.3 (Authority Relative to This Agreement), 2.4(b) (Company Shareholder Approval), 2.9 (Proxy Statement), 2.10(e)(i) (Taxes—Excess Parachute Payments), 2.15 (Takeover Statutes), 2.18 (Brokers, Finders and Others), 2.23 (Affiliate Transactions), 2.24 (Opinion of Financial Advisor) and 2.25 (Expenses).

(b) The Company shall have, in all material respects, performed and complied with its obligations, agreements and covenants under this Agreement, required to be performed or complied with on or prior to the Effective Time, and Parent shall have received a certificate of a duly authorized officer of the Company to the foregoing effect.

(c) All consents, approvals and authorizations necessary for the Company to consummate the Merger and the other transactions contemplated hereby shall have been obtained (including any consents needed from holders of Options).

(d) Less than ten percent (10%) of the outstanding shares of Capital Stock shall be Dissenting Shares.

(e) There shall not be pending any Action that has a reasonable likelihood of success challenging this Agreement or the transactions contemplated hereby, seeking to delay, restrain or prohibit the Merger or seeking to prohibit or impose material limitations on the ownership or operations of all or a material portion of the operations or assets of the Company or any of its Subsidiaries that would be effective after the Effective Time, or seeking the payment of any material amount of damages.

(f) There shall be no other Indebtedness of the Company in excess of $500,000 outstanding as of the Effective Time, other than accounts payable, trade payables and capital lease obligations incurred in the ordinary course of business.

(g) Parent shall have received an opinion of the Company’s outside legal counsel in form and substance reasonably acceptable to Parent.

(h) Parent shall have received a certificate of a duly authorized officer of the Company certifying (i) as to the accuracy and completeness of Section 2.25 of the Company Disclosure Schedule and (ii) that Company Transaction Expenses do not exceed, in the aggregate, $740,000 (including the full amount of any reimbursable expenses). Parent shall have received an executed release in form and substance reasonably acceptable to Parent from each Person to whom any Company Transaction Expense is payable as set forth in Section 2.25 of the Company Disclosure Schedule, and pursuant to which the Company, the Surviving Corporation, Parent and Newco and any Affiliate of any of them, are fully released from any obligation or liability in respect of any amounts in excess of the respective amounts owed to such Person (whether for fees, reimbursable expenses or otherwise) as set forth in Section 2.25 of the Company Disclosure Schedule, provided, however, that such release shall not extend to any contingent obligations or liabilities which may arise following the closing of the transactions contemplated herein.

(i) The Company shall have provided reasonably satisfactory evidence to Parent that the Company and its Subsidiaries, have, as of immediately prior to the Effective Time, cash and cash equivalents in an aggregate amount of not less than $25,000,000.

(j) The Company shall have delivered to Parent the following documents: (i) a certified copy of the resolutions duly adopted by the Board of Directors authorizing the execution, delivery and performance of this Agreement and the Merger, (ii) a certified copy of the resolutions duly adopted by the Company’s shareholders adopting this Agreement, (iii) a good standing certificate, or equivalent document, certified by the Secretary of State of the State of Delaware, and dated no more than two (2) business days prior to the Closing Date, (iv) a copy of the Company’s Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of no more than two (2) business days prior to the Closing Date, and (v) a certificate executed by a duly authorized officer of the Company to the effect that neither the Company nor any Subsidiary of the Company is a U.S. real property holding company in form and substance reasonably acceptable to Parent.

6.    TERMINATION; WAIVER.

6.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (even after obtaining the Company Shareholder Approval), by the mutual written consent of Parent and the Company.

6.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if:

(i) there is in force a Law permanently restraining, enjoining or otherwise prohibiting the Merger and such Law shall have become final and non-appealable and not subject to challenge,

(ii) the Company Shareholder Approval shall not have been obtained by the earlier to occur of (i) the Shareholders Meeting or at any adjournment or postponement thereof at which a vote on such approval was taken (it being understood that, subject to the terms and conditions of this Agreement, the Company shall be permitted to continue to adjourn or postpone any scheduled Shareholders Meeting to the extent that a quorum is not obtained with respect to such scheduled Shareholders Meeting) or (ii) the date that is five (5) days prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 6.2(ii) (A) shall not be available to the Company if the Company has breached the provisions of Section 4.2 or 4.4, and (B) shall not relieve the Company’s from its obligation to pay any amounts determined to be payable to Parent under Section 6.5 as and when due, or

(iii) the Effective Time shall not have occurred on or before September 8, 2008 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 6.2(iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to close.

6.3 Termination by Parent. This Agreement may be terminated by Parent prior to the Effective Time (even after receipt of the Company Shareholder Approval), if:

(i) there shall have been a breach of representation, warranty, covenant or other agreement of the Company (other than Section 4.2) or any such representation or warranty, if it were to be made as of a date after the date of this Agreement, would be untrue as of such date or that gives rise to a failure of the conditions to Closing in Sections 5.3(a) or 5.3(b), which breach or failure is not cured, or is incapable of being cured, within thirty (30) days after the receipt by the Company of written notice, provided, that at such time Parent shall not be in breach of its representations, warranties, or covenants such that the conditions in Sections 5.2(a) or 5.2(b) are not then capable of being satisfied other than as a result of the Company’s actions or omissions,

(ii) the Board of Directors withdraws or modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Newco, or

(iii) the Company shall have approved or recommended a Competing Transaction. or

(iv) the Company shall have materially breached or failed to comply with any of its obligations under Section 4.2.

6.4 Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time if:

(i) there shall have been a breach of representation, warranty, covenant or other agreement of Parent or Newco that gives rise to a failure of the conditions to Closing in Sections 5.2(a) or 5.2(b), which breach or failure is not cured, or is incapable of being cured, within thirty (30) days after the receipt by Parent of written notice, provided, that at such time the Company shall not be in breach of its representations, warranties, or covenants such that the conditions in Sections 5.3(a) or 5.3(b) are not then capable of being satisfied, other than as a result of Parent’s actions or omissions,

(ii) at any time prior to the approval of this Agreement by the stockholders of the Company, the Board of Directors withdraws or modifies or changes its recommendation of this Agreement or the Merger and there exists at such time a proposal or offer for a Competing Transaction that constitutes a Superior Competing Transaction and the Company concurrently enters into, a definitive agreement providing for the consummation of such Superior Competing Transaction; provided, that, in the case of any such termination by the Company, (A) prior to such termination, the Company shall have complied with its obligations under Section 4.2(d), (B) Parent has not made, within three (3) business days of receipt of the written notice to be delivered pursuant to Section 4.2(d), an irrevocable unconditional (other than customary conditions contained in the definitive agreement relating to such offer) offer that the Board of Directors reasonably and in good faith determines is at least as favorable to the stockholders of the Company as the proposal or offer for such Superior Competing Transaction, it being understood that the Company shall not enter into such binding agreement during such three (3) business day period, and (C) the Company shall have concurrently with such termination made all payments, including the Termination Fee or Expense Reimbursement, as applicable, to Parent required by Section 6.5(b), or

(iii) if (a) all of the conditions set forth in Section 5.1 and Section 5.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing provided that the Company is then able to satisfy such conditions) and (b) Parent and Newco fail to consummate the Merger in accordance with Section 1.4 (excluding any requirement that the conditions set forth in Section 5.2 be satisfied).

6.5 Effect of Termination.

(a) In the event of the termination or abandonment of this Agreement pursuant to Sections 6.1, 6.2, 6.3 or 6.4, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, or officers thereof other than pursuant to the provisions of this Section 6.5; provided, that, subject to Section 6.5(f), nothing else contained in this Section 6.5 shall relieve any party from liability for any fraud or the breach of any representation, warranty, covenant or other agreement contained in this Agreement occurring prior to termination.

(b) In the event of termination of this Agreement without consummation of the transactions contemplated hereby:

(i) by the Company pursuant to Section 6.2(ii) or 6.2(iii), if within one (1) year of the date of such termination, the Company and/or its shareholders enters into a definitive agreement for or consummates a Competing Transaction (for purposes of which the definition of “Competing Transaction” shall be as defined in Section 4.2 except that all references to “15%” shall instead be deemed to refer to “50%”);

(ii) by Parent pursuant to Sections 6.3(ii), 6.3(iii) or 6.3(iv); or

(iii) by the Company pursuant to Section 6.4(ii),

then the Company shall pay (concurrently with, and as a condition to, such termination in the case of Sections 6.5(b)(ii) or 6.5(b)(iii)) Parent by wire transfer of immediately available funds a nonrefundable fee in the amount of Two Million Dollars ($2,000,000) (the “Termination Fee”).

(c) In the event of termination of this Agreement without consummation of the transactions contemplated hereby by the Company pursuant to Section 6.4(i) or Section 6.4(iii), then Parent shall pay (concurrently with such termination) the Company by wire transfer of immediately available funds a nonrefundable fee in the amount of the Termination Fee.

(d) In the event of termination of this Agreement without consummation of the transactions contemplated hereby by (i) either Parent or the Company pursuant to Section 6.2(ii) (except in the in the case where such termination is due to the failure to hold the Shareholders Meeting by the date that is five (5) days prior to the Termination Date and the cause of such failure is either that the Proxy Statement has been unable to be timely mailed due to (1) SEC comments on such Proxy Statement or any other documents filed with the SEC by the Company or (2) the fact that there shall be in effect any Law (or action by a governmental authority) enjoining or prohibiting holding the Shareholders Meeting) or (ii) Parent pursuant to Section 6.3(i), then (concurrently with, and as a condition to, such termination) the Company shall reimburse Parent by wire transfer of immediately available funds for the amount of expenses (including any financing commitment fees) actually incurred by Parent or Newco in connection with this Agreement or the transactions contemplated hereby, up to a maximum of Two Million Dollars ($2,000,000) (the “Expense Reimbursement”), provided that if the Company is obligated to pay a Termination Fee in compliance with Section 6.5(b) thereafter, then the Termination Fee so payable shall be reduced by the amount payable or previously paid by the Company for the Expense Reimbursement. For the avoidance of doubt, the parties hereby agree that (1) in no event shall the Company be obligated to pay Parent more than Two Million Dollars ($2,000,000) in the aggregate for Expense Reimbursement and Termination Fee, (2) the Company not be obligated to pay any Expense Reimbursement or Termination Fee if the Parent is obligated to pay the termination fee set forth in Section 6.5(c) and (3) the Parent not be obligated to pay any termination fee set forth in Section 6.5(c) if the Company is obligated to pay any Expense Reimbursement or Termination Fee.

(e) Each of the parties hereto acknowledge that the agreements contained in this Section 6.5 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other party would not enter into this Agreement, and that any amounts payable pursuant to this Section 6.5 do not constitute a penalty but rather are liquidated damages in a reasonable amount to compensate the receiving party for efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 6.5, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against the other party for the payment set forth in this Section 6.5, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at rate of 10% per annum through the date such payment was actually received.

(f) Notwithstanding anything to the contrary in this Agreement, except as set forth in Section 8.11, a party’s right to receive the applicable payment(s), if any, set forth in this Section 6.5 shall be the sole and exclusive remedy of such party for any breach of this Agreement or any loss suffered as a result of the failure of the Merger to be consummated or any claim relating thereto whether arising in contract, tort or otherwise, and upon payment of such amount no party or any of its former, current or future general or limited partners, stockholders, managers, members, directors, officers or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

6.6 Extension; Waiver. At any time prior to the Effective Time, each of Parent, Newco and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

7.    ADDITIONAL DEFINITIONS. As used herein the following terms have the following respective meanings:

“2006 10-K” means the Form 10-K of the Company filed with the SEC on April 30, 2007 with respect to the year ended December 31, 2006.

“Action” means actions, suits, proceedings, governmental investigations, or subpoenas.

“Affiliate” of, or a Person “affiliated” with, a specific Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Board of Directors” shall mean the Board of Directors of the Company.

“Company Disclosure Schedule” means the Company Disclosure Schedule dated as of the date of this Agreement, delivered to Parent prior to the execution of this Agreement by the Company.

“Company Material Adverse Effect” shall mean any fact, development, circumstance, change or effect that, individually or in the aggregate with all other facts, developments, circumstances, changes or effects: (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (b) is reasonably likely to materially adversely effect the ability of the Surviving Corporation to operate or conduct its business in the manner in which the Company currently conducts its business; but excluding any changes or effects resulting from (i) general changes in economic, or financial or capital market conditions, in each case which do not affect disproportionately the Company and its Subsidiaries, taken as a whole, (ii) terrorism, war or the outbreak of hostilities, (iii) changes in conditions generally applicable to the industries in which the Company and its Subsidiaries are involved, in each case which do not affect the Company and its Subsidiaries, taken as a whole, to a materially disproportionate degree relative to other companies in such industries, (iv) changes in the Law or GAAP occurring after the date of this Agreement or (v) the loss of employees, customers or suppliers due to the fact that Parent is to acquire the Company as a result of the consummation of the transactions contemplated hereby.

“Company Plan” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and any other employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, medical welfare benefit, deferred compensation, profit sharing, retirement, retiree medical or life insurance, supplemental retirement, bonus or other incentive compensation, stock purchase, stock option, restricted stock and phantom stock arrangements or policies) (collectively, the “Employee Benefit Plans”); (ii) all Employee Benefit Plans which are “pension plans” (as defined in Section 3(2) of ERISA (“Pension Plans”)); and (iii) all material employment, termination, bonus, severance or other contracts or agreements (“Employment Agreements”), in each case to which the Company or any ERISA Affiliate (as defined below) is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained by the Company or any ERISA Affiliate or to which the Company or an ERISA Affiliate contributes or is obligated to contribute with respect to current or former employees of the Company.

“Company Transaction Expenses” means the any and all (i) fees and expenses, whether previously paid, accrued or payable in the future, of financial advisors, proxy solicitors, legal counsel, accountants, and all other third parties providing services or advice to the Company in connection with the transactions contemplated hereby or (ii) all other fees and expenses incurred by the Company or any of its Subsidiaries or payable by the Company or any of its Subsidiaries on behalf of other Persons, all in connection with the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby.

“Employee/Contractor NDA” means an agreement with an employee of or contractor to the Company providing for confidentiality and assignment of inventions.

“governmental authority” means any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government, whether foreign or domestic or supranational and whether national, federal, tribal, provincial, state, regional, local or municipal.

“Hazardous Materials” means petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos and asbestos-containing materials, and any and all materials now or hereafter defined, listed, designated or classified as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “radioactive,” “solid wastes,” or “toxic waste” under or pursuant to or otherwise listed or regulated pursuant to any Environmental Law.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the Company or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities (whether or not drawn), (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Key Employee” means any officer of the Company or any of its Subsidiaries.

“Law” shall mean statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, writs, orders, judgments, injunctions, decrees, licenses, agreements, settlements, governmental guidelines or interpretations, permits, rules and bylaws of a governmental authority.

“Lien” means any charge, encumbrance, lien, pledge, security interest or adverse claim.

“Parent Material Adverse Effect” shall mean a material adverse change in the financial condition, business, assets, liabilities, properties or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any changes or effects resulting from (i) general changes in economic, or financial or capital market conditions, (ii) terrorism, war or the outbreak of hostilities, (iii) changes in conditions generally applicable to the industries in which Parent and its Subsidiaries are involved, in each case which do not affect Parent and its Subsidiaries, taken as a whole, to a materially disproportionate degree relative to other companies in such industries, (iv) changes in the Law or GAAP, or (v) the announcement of the transactions contemplated hereby, the taking of any action contemplated or required by this Agreement, or the consummation of the transactions contemplated hereby, and that in each case would prevent Parent from performing its obligations to pay the Parent Total Merger Consideration payable hereunder.

“Per Share Merger Consideration” means $7.20 per Share of outstanding Common Stock.

“Permitted Lien” means (i) Liens for utilities and current taxes not yet due and payable, (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not yet due and payable, (iii) Liens for taxes being contested in good faith for which appropriate reserves have been included on the balance sheet of the applicable Person, (iv) easements, restrictive covenants and similar encumbrances or impediments against any of the Company’s assets or properties which do not materially interfere with the business of the Company and its Subsidiaries, and (v) minor irregularities and defects of title which do not materially interfere with the business of the Company and its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any party, any Person of which (i) such party or any Subsidiary of such party owns, of record or beneficially, at least 50% of the outstanding equity or voting securities or interests of such Person, or (ii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such Person.

“tax” and “taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

“tax returns” means all returns, declarations, reports, estimates, information returns and statement required to be filed in respect of any taxes.

8.    MISCELLANEOUS.

8.1 Payment of Expenses. Except as provided in Section 6.5, if the Merger is not consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

8.2 Survival of Confidentiality. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of any such representations, warranties, covenants and other agreements, shall survive beyond the earlier of (i) termination of this Agreement, or (ii) the Effective Time, except for (A) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (B) the provisions of this Section 8. Each party hereto agrees that, except for the representations and warranties contained in this Agreement or in a certificate delivered at the Closing, none of the Company, Parent or Newco makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to any other party or other party’s representatives of any documentation or other information with respect to any one or more of the foregoing. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement in accordance with the terms of such Confidentiality Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

8.3 Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this

Agreement by the shareholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company’s shareholders hereunder, or which by Law requires further approval by the Company’s shareholders, without the approval of such shareholders; provided, further that if the amendment adversely affects the rights of only a particular shareholder (or holders of a separate class or series of securities), then this Agreement may be amended with the approval of only that shareholder or those affected holders.

8.4 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

8.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed (by facsimile or pdf signature) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

8.7 Notices. Unless otherwise set forth herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) business day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier), and (iii) five (5) business days after being sent by registered or certified mail, postage prepaid, as follows:

If to the Company:	NetManage, Inc. 20883 Stevens Creek Blvd. Cupertino, CA 95014 Attn: Zvi Alon, President, CEO & Chairman Facsimile No.: (408) 257-1101

With a copy (which shall not constitute effective notice) to:
Perkins Coie LLP 101 Jefferson Drive Menlo Park, CA 94025 Attn: Michael R. Glaser, Esq. Facsimile No.: (650) 838-4350

If to Parent or Newco:
Micro Focus (US), Inc. c/o Micro Focus International plc The Lawn, 22-30 Old Bath Road Newbury Berkshire RG14 1QN, UK Attn: General Counsel Facsimile No.: 44-1635-565451

With a copy (which shall not constitute effective notice) to:
Kirkland & Ellis LLP 555 California Street, 27th Floor San Francisco, CA 94104 Attn: Stephen D. Oetgen Jeffrey B. Golden Facsimile No.: (415) 439-1500

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

8.8 Entire Agreement; Assignment. This Agreement (including the exhibits, schedules, documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement of the parties and supersedes all prior or contemporaneous agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the collective subject matter hereof. All exhibits and schedules (including the Company Disclosure Schedule) attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement. This Agreement may not be assigned by any of the parties hereto by operation of Law or otherwise without the written consent of the other parties except that (a) Parent may assign any or all of its rights hereunder to any Affiliate of Parent and Newco may assign any or all of its rights hereunder to any other newly organized corporation under the Laws of the State of Delaware, all of the capital stock of which is owned directly or indirectly by Parent; provided, that Parent shall remain liable on a direct and primary basis for the performance of any such Affiliate or direct or indirect Subsidiary, and (b) Parent or Newco may assign its rights hereunder to any lender financing any portion of the Parent Total Merger Consideration.

8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Section 1, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 4.7 shall inure to the benefit of and be enforceable by the Indemnified Parties.

8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.11 Specific Performance. The parties hereto agree that irreparable damage would occur to Parent and Newco in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Company. It is accordingly agreed that Parent and Newco shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the Company and to seek to enforce specifically the terms and provisions of this Agreement against the Company without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything herein to the contrary, the parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Newco, to enforce specifically the terms and provisions of this Agreement against Parent or Newco or otherwise to obtain any equitable relief or remedy against Parent or Newco and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy available to the Company set forth in Section 6.5 hereof.

8.12 Headings. The headings, subheadings, and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing, or enforcing any of the provisions of this Agreement. Sections without decimals (such as “Section 2”) shall include all sections numbered with decimals in such Section (i.e. Section 2.1, 2.2, etc.).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their respective duly authorized officers as of the date first above written.

NETMANAGE, INC.

By:	/S/ ZVI ALON
Name:	Zvi Alon
Title:	Chief Executive Officer

MICRO FOCUS (US), INC.

By:	/S/ NICK BRAY
Name:	Nick Bray
Title:	Director

MF MERGER SUB, INC.

By:	/S/ NICK BRAY
Name:	Nick Bray
Title:	Director

ANNEX B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of April 30, 2008 between Micro Focus (US), Inc., a Delaware corporation (“Parent”), and MF Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Newco”), on the one hand, and the undersigned stockholders (“Stockholders”) of NetManage, Inc., a Delaware corporation (the “Company”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

W I T N E S S E T H:

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of April 30, 2008, by and among Parent, Newco, and the Company (the “Merger Agreement”), Parent has agreed to acquire the outstanding securities of the Company pursuant to a statutory merger of Newco with and into the Company in which outstanding shares of capital stock of the Company will be converted into the right to receive the Merger Consideration;

WHEREAS, as a condition to the willingness of Parent and Newco to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement; and

WHEREAS, Stockholders are the record or beneficial owners (within the meaning of Rule 13d-3 of the Exchange Act) of that number of shares of capital stock of the Company set forth on the signature page of this Agreement (the “Shares”) (such Shares, together with any New Shares (as defined in Section 1.2 hereof), being referred to herein as the “Subject Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

1.    Agreement to Retain Subject Shares.

1.1. Prior to the Expiration Date (as defined below), Stockholders shall not: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing, any or all of the Subject Shares or any right or interest therein (“Transfer”); provided, however, such restrictions shall not be applicable to (i) a gift of the Subject Shares made to the Stockholder’s spouse or issue, including adopted children, or to a trust for the exclusive benefit of the Stockholder or the Stockholder’s spouse or issue, provided such transferee agrees to be bound by the terms of this Agreement or (ii) a transfer of title to the Subject Shares effected pursuant to the Stockholder’s will or the laws of intestate succession; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Shares (other than the proxy contemplated in Section 3 hereof); or (d) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares. As used herein, the term “Expiration Date” shall mean the earlier to occur of (x) the Effective Time or (y) termination of the Merger Agreement in accordance with the terms thereof.

1.2. “New Shares” means:

(a) any shares of capital stock or voting securities of the Company that either Stockholder purchases or with respect to which either Stockholder otherwise acquires beneficial ownership (whether through the exercise of any options, warrants or other rights to purchase Shares or otherwise) after the date of this Agreement and prior to the Expiration Date; and

(b) any shares of capital stock or voting securities of the Company that either Stockholder becomes the beneficial owner of as a result of any change in Shares by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting the Shares.

2.    Agreement to Vote Subject Shares and Take Certain Other Action.

2.1. Prior to the Expiration Date, at every meeting of the stockholders of the Company, however called, at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, each Stockholder shall vote or give written consent or, using such Stockholder’s best efforts, cause the holder of record to vote or give written consent with respect to the Subject Shares:

(a) in favor of adoption of the Merger Agreement and the transactions contemplated thereby;

(b) against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement;

(c) against any Competing Transaction from any party other than Parent or an Affiliate of Parent as contemplated by the Merger Agreement;

(d) against any proposal that is intended to, or is reasonably likely to, result in the conditions of Parent’s or Newco’s obligations under the Merger Agreement not being fulfilled;

(e) against any amendment of the Company’s certificate of incorporation or by-laws that is not requested or expressly approved by Parent; and

(f) against any dissolution, liquidation or winding up of the Company.

2.2. Prior to the Expiration Date, Stockholder, as the holder of voting stock of the Company, shall be present, in person or by the proxy contemplated in Section 3 hereof, or, using Stockholder’s best efforts attempt to cause the holder of record to be present, in person or by the proxy contemplated in Section 3 hereof, at all meetings of Stockholders of the Company at which any of the matters referred to in Section 2.1 hereof is to be voted upon so that all Subject Shares are counted for the purposes of determining the presence of a quorum at such meetings.

2.3. Between the date of this Agreement and the Expiration Date, each Stockholder will not, and will not permit any entity under Stockholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (b) initiate a stockholders’ vote with respect to an Opposing Proposal or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For purposes of this Agreement, the term “Opposing Proposal” means any of the actions or proposals described in clauses (b) through (f) of Section 2.1, along with any proposal or action which would, or could reasonably be expected to, impede, frustrate, prevent, prohibit or discourage any of the transactions contemplated by the Merger Agreement.

2.4. Each Stockholder shall use such Stockholder’s commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

3.    Grant of Irrevocable Proxy Coupled with an Interest.

3.1. Solely in the event of a failure by either Stockholder to act in accordance with such Stockholder’s obligations as to voting or executing a written consent pursuant to Section 2.1 of this Agreement, each Stockholder hereby revokes any and all other proxies or powers of attorney in respect of any Subject Shares and agrees that during the period commencing on the date hereof and for so long as this Agreement has not been terminated by its terms, each Stockholder hereby irrevocably appoints Parent, Merger Sub or any individual designated by Parent or Merger Sub as such Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution), for and in the name, place and stead of each Stockholder, to vote (or cause to be voted) the Subject Shares held of record by each Stockholder, in the manner set forth in Section 2, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company.

3.2. Each Stockholder hereby affirms that the proxy set forth in this Section 3 is irrevocable, is coupled with an interest, and is granted in consideration of Parent and Merger Sub entering into the Merger Agreement.

3.3. The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of Stockholder’s Subject Shares and a vote by either Stockholder of such Stockholder’s Subject Shares.

4.    No Solicitation, etc. In consideration of Parent’s and Merger Sub’s significant expenses incurred (and to be incurred) in connection with the Merger, each Stockholder agrees that until the Expiration Date, such Stockholder shall not and shall cause such Stockholder’s agents, representatives, advisors, employees, officers and directors, as applicable, not to initiate, solicit, entertain, promote, negotiate, aid, accept, or discuss, directly or indirectly, any proposal or offer regarding (a) a Competing Transaction or that could lead to a Competing Transaction (in each case, other than with Parent and its Affiliates) or (b) Stockholder’s current or future position with the Company or any of its Subsidiaries or any current or future remuneration of such Stockholder from the Company or any of its Subsidiaries (in each case, other than with Parent and its Affiliates). Each Stockholder agrees to notify Parent and Merger Sub promptly upon receipt of any such proposal, offer or indication of interest thereof and shall relate to Parent the identity of the maker of such proposal, offer or indication of interest as well the terms and nature thereof.

5.    Representations and Warranties of Stockholders. Each Stockholder jointly and severally hereby represents and warrants and covenants to Parent as follows:

5.1. (a) Such Stockholder is the record or beneficial owner of the Subject Shares; (b) the Subject Shares set forth on the signature page hereto constitute such Stockholder’s entire interest in the outstanding capital stock and voting securities of the Company as of the date hereof; (c) the Subject Shares are, and will be, at all times up until the Expiration Date, free and clear of any liens, claims, options, charges, security interests, proxies, voting trusts, agreements, rights, understandings or arrangements, or exercise of any rights of a stockholder in respect of the Subject Shares or other encumbrances; (d) such Stockholder has voting power and the power of disposition with respect to all of the Subject Shares outstanding on the date hereof, and will have voting power and power of disposition with respect to all of the Subject Shares acquired by such Stockholder after the date hereof; and (e) such Stockholder’s principal residence or place of business is accurately set forth on the signature page hereto.

5.2. Such Stockholder has full power and legal capacity to execute and deliver this Agreement and to comply with and perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. The execution and delivery of this Agreement by such Stockholder does not, and the performance of such Stockholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Subject Shares are or will be bound or affected.

5.3. Such Stockholder understands and agrees that if such Stockholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Subject Shares other than in compliance with this

Agreement, the Company shall not, and such Stockholder hereby unconditionally and irrevocably instructs the Company to not, (a) permit any such Transfer on its books and records, (b) issue a new certificate representing any of the Subject Shares or (c) record such vote unless and until such Stockholder shall have complied with the terms of this Agreement.

6.    Termination. This Agreement and all obligations of each Stockholder hereunder shall terminate and shall have no further force or effect as of the Expiration Date.

7.    No Impairment of Rights as Officer or Director of the Company. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall limit or restrict Zvi Alon, the individual, from acting in his capacity as an officer or director of the Company (including, without limitation, taking actions as a director or officer that are in accordance with and subject to the provisions of Section 4.2 of the Merger Agreement), it being understood that this Agreement shall apply to each Stockholder solely in Stockholder’s capacity as a stockholder of the Company.

8.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall automatically be deemed to be modified so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.    Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party; provided, however, Parent may, in its sole discretion, assign its rights and obligations hereunder to any Affiliate of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the two preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.    Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

11.    Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of any Stockholder set forth herein. Therefore, it is agreed that, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement. The parties hereto agree that Parent’s enforcement rights set forth above shall be Parent’s and Newco’s sole recourse in the event of any breach of this Agreement and Parent and Newco shall have no right to seek or collect damages from Stockholders except for reasonable attorneys fees incurred by them in enforcing such rights.

12.    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to either Stockholder, at the address set forth below on the Stockholders’ signature page at the end hereof with a copy (which shall not constitute notice) to:

Perkins Coie LLP

101 Jefferson Drive

Menlo Park, CA 94025

Facsimile: (650) 838-4500

Attention: Bruce M. McNamara

If to Parent or Newco, to:

Micro Focus (US), Inc.

c/o Micro Focus International plc

The Lawn, 22-30 Old Bath Road Newbury Berkshire RG14 1QN, UK

Attn: General Counsel

Facsimile No.: 44-1635-565451

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

555 California Street, 27th Floor

San Francisco, CA 94104

Facsimile: (415) 439-1500

Attention: Stephen D. Oetgen

                 Jeffrey B. Golden

or to such other address as any party hereto may designate for itself by notice given as herein provided.

13.    Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement.

14.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

15.    No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

16.    Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies.

17.    Counterpart. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

18.    Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be executed and delivered as of the date first above written.

MICRO FOCUS (US), INC.

/s/ Nick Bray
	By:	Nick Bray
	Its:	Director

MF MERGER SUB, INC.

/s/ Nick Bray
	By:	Nick Bray
	Its:	Director

Signatures:	/s/ Zvi Alon
Zvi Alon

Street Address:

City, State and Zip:

Facsimile Number:

Subject Shares owned on the date hereof:

42,352 shares of Common Shares

551,750 shares of Common Shares issuable upon the exercise of outstanding options, warrants or other rights.

ALON FAMILY FOUNDATION

	By:	Zvi Alon, Trustee

/s/ Zvi Alon

Street Address:

City, State and Zip:

Facsimile Number:

Subject Shares owned on the date hereof:

5,428 shares of Common Shares

             shares of Common Shares issuable upon the exercise of outstanding options, warrants or other rights.

ALON LIVING TRUST

	By:	Zvi Alon, Trustee

/s/ Zvi Alon

Street Address:

City, State and Zip:

Facsimile Number:

Subject Shares owned on the date hereof:

696,801 shares of Common Shares

             shares of Common Shares issuable upon the exercise of outstanding options, warrants or other rights.

ELYAD, LLC

	By:	Ruth Alon, its managing member

/s/ Ruth Alon

	By:	Zvi Alon pursuant to the Voting Agreement between Ruth Alon and Zvi Alon

/s/ Zvi Alon

Street Address:

City, State and Zip:

Facsimile Number:

Subject Shares owned on the date hereof:

608,799 shares of Common Shares

             shares of Common Shares issuable upon the exercise of outstanding options, warrants or other rights.

ANNEX C

Oppenheimer & Co. Inc. 300 Madison Avenue New York, NY 10017 800-221-5588 Member of All Principal Exchanges

April 30, 2008

Board of Directors

NetManage, Inc.

20883 Stevens Creek Blvd.

Cupertino, CA 95014

Members of the Board of Directors:

You have requested the opinion of Oppenheimer & Co. Inc. (“Opco”), as investment bankers, as of this date, as to whether the Merger Consideration (as defined below) pursuant to the Draft Merger Agreement (as defined below) is fair, from a financial point of view, to the holders of NetManage Inc.’s (the “Company”) outstanding common stock.

We understand that the Company, Micro Focus (US), Inc., (“Micro Focus”), and a wholly owned subsidiary of Micro Focus (“Merger Sub”), are considering entering into an Agreement and Plan of Merger substantially in the form of the draft dated April 28, 2008 (the “Draft Merger Agreement”), a copy of which has been provided to us. Pursuant to the Draft Merger Agreement, Merger Sub shall be merged with and into the Company, with the Company continuing as a wholly owned subsidiary of Micro Focus (the “Merger”), and each share of the Company’s common stock, par value $0.01 per share (collectively the “Shares,” and each, a “Share”), outstanding immediately prior to the Merger (other than Shares owned by Micro Focus, Merger Sub, the Company or any subsidiary thereof, or Shares which are Dissenting Shares (as such term is defined in the Draft Merger Agreement)), will be cancelled and converted into the right to receive $7.20 per Share in cash (the “Merger Consideration”), subject to the terms and conditions of the Draft Merger Agreement.

For purposes of the opinion set forth herein, we have, among other matters:

(i)	reviewed the Draft Merger Agreement;

(ii)	reviewed certain publicly available information and other data with respect to the Company that we believed to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(iii)	reviewed certain other publicly available Securities and Exchange Commission filings made by the Company, including the Company’s 2007 proxy statement and current reports on Form 8-K filed through April 29, 2008;

(iv)	reviewed certain financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the management of the Company, including projections of the future financial performance of the Company prepared by the management team of the Company;

(v)	reviewed the stock price and volume trading history, from April 30, 2007 through April 29, 2008, of the Shares;

(vi)	reviewed the financial terms of the Merger as set forth in the Draft Merger Agreement and compared them with the financial terms, to the extent publicly available, of certain other merger and acquisition transactions involving companies that we deemed relevant and the consideration received for shares of such companies;

Board of Directors

NetManage

April 30, 2008

(vii)	reviewed certain publicly available financial information relating to certain other companies we deemed to be reasonably similar to the Company, and the trading markets for such companies’ securities;

(viii)	conducted discussions with certain members of senior management of the Company concerning the Company’s business and operations, assets, present condition and future prospects; and

(ix)	performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors as we have deemed, in our sole judgment, to be necessary, appropriate or relevant to render the opinion set forth herein.

We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. We did not rely on any one particular financial analysis or methodology, but formulated our opinion on the whole of such analyses.

In arriving at our opinion, we have not been requested to make, and have not made, obtained or assumed any responsibility for, any independent evaluation or appraisal of any of the assets or liabilities (tangible or intangible, contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. We have not been requested to conduct and have not conducted a physical inspection of the properties or facilities of the Company, nor have we been requested to evaluate, and have not evaluated, the solvency of the Company or Micro Focus under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by us in arriving at our opinion and have not attempted independently to verify, or undertaken any obligation to verify, such information, and we have assumed that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. In addition, we have assumed that the historical financial statements of the Company reviewed by us have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied and fairly present the financial condition and results of operations of the Company as of the dates and for the periods covered thereby. We have further relied upon the assurances of the management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. In addition, we have assumed that the forecasts, projections and analyses provided to us by the Company represent the best currently available estimates and judgments of the Company’s management as to the future financial condition and results of operations of the Company, and we have assumed that such forecasts, projections and analyses have been reasonably and accurately prepared based on such best currently available estimates and judgments. We have assumed that the financial results reflected in such forecasts, projections and analyses will be realized in the amounts and at the times projected, and we assume no responsibility for and express no view as to such forecasts, projections and analyses or the assumptions on which they are based.

We also have assumed that in the course of obtaining necessary regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the contemplated benefits of the Merger and that (i) the final executed merger agreement and related documents will not differ in any material respect from the Draft Merger Agreement and related documents that is material to our analysis and (ii) the Merger will be consummated in accordance with the terms of the final executed merger agreement and related documents, without revision or modification of any term, condition or agreement therein that is material to our analysis.

Board of Directors

NetManage

April 30, 2008

We have further assumed that the representations and warranties made by the Company, Micro Focus and Merger Sub in the Draft Merger Agreement are and will be true and correct in all respects to our analysis. We are not legal, regulatory or tax experts and we do not express any opinion as to any legal matters involving the Company, as to which we understand that the Company has conducted such investigations, and has obtained such advice from qualified professionals, as it has deemed necessary.

This letter does not constitute a recommendation to the Board of Directors of the Company of the Merger over any other alternative transactions or opportunities which may be available to the Company and does not address the underlying business decision of the Board of Directors of the Company to proceed with or effect the Merger, or constitute a recommendation to the holders of the Company’s capital stock as to any action such stockholders should take regarding the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the Merger Consideration to be received by the public holders of Shares in the Merger or with respect to the fairness of any such compensation. We express no opinion as to trading price or activity of any publicly-traded securities of the Company from the date of announcement to closing of the Merger.

We have been engaged by the Company to act as its financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon consummation of the Merger. Pursuant to such engagement by the Company, we have also received a fee for our services in connection with the delivery of a prior opinion to the Board of Directors of the Company regarding a proposed merger transaction between the Company and another third party, which proposed transaction was never consummated. We will also be reimbursed for expenses incurred. In the ordinary course of business, we may in the future publish research on the Company, Micro Focus or any of their respective affiliates, make a market in the securities of the Company, Micro Focus or any of their respective affiliates and, in connection with our market making activities, trade the securities of the Company, Micro Focus or any of their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a short or long position in such securities. The Company has agreed to indemnify us for certain liabilities that may arise out of our engagement, including the rendering of this opinion.

This letter and the opinion expressed herein has been prepared for the use and benefit of the Board of Directors of the Company in its consideration of the Merger and, except as otherwise provided in our engagement letter with the Company, may not be reproduced, summarized, described or referred to or given to any other person or otherwise made public or used for any other purpose, or published or referred to at any time, in whole or in part, without our prior written consent.

This letter and the opinion set forth herein have been approved by our Fairness Opinion Committee.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration pursuant to the Draft Merger Agreement is fair, from a financial point of view, to the holders of the Company’s outstanding Shares.

Very truly yours,

OPPENHEIMER & CO. INC.

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATIONS LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

NetManage, Inc.
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MR A SAMPLE		000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext	000000000.000000 ext
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methodsoutlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Daylight Time, on June 17, 2008.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A Proposal — The Board of Directors recommends a vote FOR Proposals 1 and 2.

		For	Against	Abstain	+

1.	Approval and adoption of the Agreement and Plan of Merger, dated April 30, 2008, by and among NetManage, Inc., MicroFocus (US), Inc. and MF Merger Sub, Inc. and approval of the Merger of NetManage, Inc. with MF Merger Sub, Inc.	☐	☐	☐

2.	To approve any adjournment or postponement of the Special Meeting of Stockholders, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve Proposal 1.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Special Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — NetManage, Inc.

PROXY SOLICITED BY BOARD OF DIRECTORS

FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 17, 2008

The undersigned revokes all previous proxies, hereby constitutes and appoints Zvi Alon and Omer Regev, and each of them singly, with full power of substitution, as proxies to vote and act at the NetManage, Inc. Special Meeting of Stockholders to be held on June 17, 2008 at 9:00 a.m., Pacific Daylight Time, and at any and all postponements and adjournments thereof (the “Special Meeting”), upon and with respect to the number of shares of the common stock of NetManage, Inc., $0.01 par value per share (“Common Stock”), as to which the undersigned is entitled to vote or act. The undersigned instructs such proxies, or their substitutes, to vote as designated on the reverse side, and in favor of the recommendations of management on any other matters, which may come before the Special Meeting, all as further described in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement. If no such directions are indicated, the proxies or their substitutes will have authority to vote FOR Proposals 1 and 2 and as the proxies or their substitutes may determine in their discretion with regard to any other matter properly brought before the Special Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE